As filed with the Securities and Exchange Commission on May 23, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NBC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

MISSISSIPPI	6021	64-0684755
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification Number)

NBC PLAZA

301 EAST MAIN STREET

STARKVILLE, MISSISSIPPI 39759

(662) 343-1341

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office(s))

Lewis F. Mallory, Jr.

Chairman of the Board and Chief Executive Officer

301 East Main St.

Starkville, Mississippi 39759

(662) 343-1341

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark L. Jones	Robert C. Schwartz
Adams and Reese LLP	Smith, Gambrell & Russell, LLP
1221 McKinney, Suite 4400	1230 Peachtree Street, N.E.,
Houston, Texas 70139	Promenade II, Suite 3100
(713) 652-5151	Atlanta, Georgia 30309
(404) 815-3500

Approximate Date of Commencement of Proposed Sale to the Public:

Upon the merger of SunCoast Bancorp, Inc. with and into the Registrant

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, Par value $1.00 per share	910,000	$18,178,000	$1,945.05

(1)	Represents the maximum number of shares of NBC Capital Corporation common stock estimated to be issuable upon consummation of the merger described herein.
(2)	Pursuant to Rule 457(f) of the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of SunCoast Bancorp, Inc. common stock as reported on the OTC Bulletin Board as of May 19, 2006 and the number of SunCoast Bancorp, Inc. common stock to be received by NBC Capital Corporation in the merger, reduced by the cash to be paid to the holders of SunCoast Bancorp, Inc. common stock by NBC Capital Corporation as part of the merger consideration.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction in which the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED                     , 2006

[SunCoast Mark]

8592 Potter Park Drive, Suite 200

Sarasota, Florida 34238

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To SunCoast Shareholders:

I am writing to you today about our proposed merger with NBC Capital Corporation. The boards of directors of NBC Capital Corporation and SunCoast Bancorp, Inc. have each agreed to a merger that will result in SunCoast merging with and into NBC. At or about the same time, SunCoast Bank, the wholly-owned subsidiary of SunCoast, will be merged with and into Cadence Bank, N.A., a national bank and wholly-owned subsidiary of NBC.

You will be asked to vote on the merger at a special meeting of shareholders to be held on                     , 2006 at          a.m., local time, at                                                                      . We cannot complete the merger unless the holders of a majority of the shares of SunCoast common stock outstanding on                     , 2006, the record date for the special meeting, vote in favor of approval and adoption of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully and in its entirety. Your board of directors recommends that you vote FOR the approval and adoption of the merger agreement.

Subject to certain exceptions described in this proxy statement/prospectus, if the merger is completed, then you will receive, for each SunCoast share that you own, either $20.50 in cash or a to-be-determined number of shares of NBC common stock with a market value, measured as of a 10-day trading period prior to the closing of the merger, equal to $20.50, subject to certain limitations described in the merger agreement. For purposes of illustration only, if the merger had occurred on                     , 2006, the exchange ratio for each share of SunCoast common stock would have          been shares of NBC common stock, having a value of $     based on the average closing price of NBC common stock over the trading period. We encourage you to obtain current market quotations for NBC common stock, which is traded on the American Stock Exchange under the ticker symbol “NBY.”

You may elect to receive NBC common stock, cash or a combination of stock and cash for your SunCoast shares, subject to proration, whereby holders of SunCoast common stock shall collectively receive, in the aggregate, merger consideration in the form of 55% common stock of NBC and 45% cash. Because elections are subject to proration, you may receive some stock, rather than cash, even though you make an all-cash election, and you may receive some cash, rather than stock, even though you make an all-stock election. The federal income taxes to you will depend upon the value of and form of consideration you receive in exchange for your shares of SunCoast common stock. You will receive a separate mailing that will contain instructions regarding your election.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card using the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your proxy card or do not vote in person at the meeting, the effect will be the same as a vote against the merger.

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should carefully read the information under the section entitled “ Risk Factors” beginning on page     .

We very much appreciate and look forward to your support.

Sincerely,

H. R. Foxworthy

Chairman of the Board

SunCoast Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of the merger or the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of NBC common stock to be issued in the merger are not savings accounts, deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated                     , 2006, and it is first being mailed or otherwise delivered to SunCoast shareholders on or about                     , 2006.

PLEASE NOTE

This document, which is sometimes referred to as a “proxy statement/prospectus,” constitutes a proxy statement of SunCoast Bancorp, Inc. with respect to the solicitation of proxies from SunCoast shareholders for the special meeting described herein and a prospectus of NBC Capital Corporation for the shares of NBC common stock that NBC will issue to SunCoast shareholders in connection with the merger.

We have not authorized anyone to provide you with any information other than the information included in this proxy statement/prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement/prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of NBC or SunCoast since that date that are not reflected in this proxy statement/prospectus.

As used in this proxy statement/prospectus: (i) the terms “NBC” and “SunCoast” refer to NBC Capital Corporation and SunCoast Bancorp, Inc., respectively, and, where the context requires, to NBC and SunCoast and their respective subsidiaries, including Cadence Bank, N.A. and SunCoast Bank; and (ii) the term “merger agreement” refers to the merger agreement which governs the merger of SunCoast with and into NBC, dated March 16, 2006.

HOW TO OBTAIN ADDITIONAL INFORMATION

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about NBC that is contained in documents filed with the SEC and that is not included in, or delivered with, this proxy statement/prospectus. See the section entitled “Incorporation of Certain Documents by Reference” at page     . You may obtain copies of these documents without charge from the website maintained by the SEC at www.sec.gov as well as from other sources. You may also obtain copies of these documents, without charge, by writing or calling:

NBC Capital Corporation

NBC Plaza

P.O. Box 1187

Starkville, Mississippi 39760

(662) 343-1341

Attention: Richard Haston

You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by                     , 2006 in order to receive them before the special meeting.

The descriptions of the merger agreement in this proxy statement/prospectus have been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating the risk between the respective parties rather than establishing matters as facts.

[SunCoast Mark]

8592 Potter Park Drive, Suite 200

Sarasota, Florida 34238

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of SunCoast Bancorp, Inc. will be held in                      located                     , Sarasota, Florida                      on                     , 2006 at                     , local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger between NBC Capital Corporation and SunCoast Bancorp, Inc., dated March 16, 2006, pursuant to which NBC will acquire SunCoast through the merger of SunCoast with and into NBC. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn or postpone the special meeting to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Only shareholders of record at the close of business on                     , 2006 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the special meeting.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope.

Your board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors,

H.R. Foxworthy, Chairman

[date]

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QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the agreement and plan of merger by and between NBC and SunCoast, dated as of March 16, 2006, which provides for the merger of SunCoast with and into NBC, with NBC as the surviving corporation in the merger. At the effective time of the merger agreement, SunCoast will be merged with and into NBC, and simultaneously therewith, SunCoast Bank, SunCoast’s wholly owned bank subsidiary, will be merged with and into Cadence Bank, NBC’s wholly owned bank subsidiary.

Q:	Why are SunCoast and NBC proposing to merge?

A:	The board of directors of each of NBC and SunCoast believes that a combination of the two companies is in the best interests of its respective company. From SunCoast’s perspective, SunCoast’s board of directors believes that the merger presents a more favorable opportunity for SunCoast to maximize value for its shareholders than SunCoast continuing to operate on a stand-alone basis. See “The Merger—Reasons for the Merger: SunCoast’s Reasons for the Merger” beginning on page and “The Merger— Reasons for the Merger: NBC’s Reasons for the Merger” beginning on page .

Q:	How does my board of directors recommend I vote on the proposal?

A:	Your board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, you may elect to receive, for each share of SunCoast common stock that you own, either shares of NBC common stock or $20.50 in cash. If you elect to receive shares of NBC common stock, you will receive a number of shares of NBC common stock equal to $20.50 divided by the average closing market price of NBC common stock for the full ten trading days preceding the closing of the merger, subject to certain limitations in the merger agreement. You may elect to receive all cash, all NBC common stock, or a combination of cash and NBC common stock for your shares of SunCoast common stock, subject to allocation procedures designed to ensure that holders of SunCoast common stock will collectively receive 55% common stock of NBC and 45% cash.

Q:	How do I make an election for the type of merger consideration I will receive?

A:	You will be mailed an election form on which you will indicate the form of merger consideration you wish to receive for your SunCoast common stock. Please retain this document in connection with making your election to receive cash, NBC common stock, or a combination of cash and NBC common stock for your shares of SunCoast common stock. Your election form must be received no later than 5:00 p.m., Central time, on (which we refer to as the election deadline), to return the completed and signed election form, together with the certificates that represent your shares of SunCoast common stock.

Q:	Can I change or revoke my election?

A:	Yes. You may change your election at any time prior to the election deadline by submitting to Computershare, the exchange agent, a properly completed and signed revised election form. You may revoke your election and withdraw your stock certificates deposited with the exchange agent by submitting written notice to Computershare prior to the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing or revoking those instructions.

Q:	Should I send in my stock certificates now?

A:

No. You should not send in your stock certificates at this time. Along with the election form, you will receive a letter of transmittal with instructions for you to send in your stock certificate(s) along with your election form to Computershare prior to the election deadline. You will receive the merger consideration as soon as reasonably practicable after completion of the merger. If the merger agreement is terminated and the merger does not occur, your election will be revoked automatically and the exchange agent will promptly return your stock certificate(s) to you.

Q:	What are the tax consequences of the merger to me?

A:	For United States federal income tax purposes, if you are a shareholder of SunCoast common stock you generally will not recognize gain or loss with respect to your shares of SunCoast common stock if you receive only shares of NBC common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in NBC common stock.

If you receive a combination of cash and shares of NBC common stock in exchange for your shares of SunCoast common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of NBC common stock you receive over your tax basis in your shares of SunCaost common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger.

If you receive solely cash in exchange for your shares of SunCoast common stock, then you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of SunCoast common stock.

Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all shareholders.

Q:	Who is entitled to vote at the SunCoast special meeting?

A:	SunCoast shareholders of record at the close of business on , 2006, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement at the special meeting and any adjournments or postponements of the special meeting. However, a SunCoast shareholder may only vote his or her shares if he or she is either present in person or represented by proxy at the SunCoast special meeting.

Q:	How many votes do I have?

A:	Each share of common stock that you own as of the record date entitles you to one vote. On , 2006, there were outstanding shares of SunCoast common stock. As of the record date, SunCoast directors and executive officers and their affiliates owned approximately % of the outstanding shares of SunCoast common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of common stock must vote in favor of the merger agreement in order for the merger to be approved.

Q:	How do I vote?

A:	After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. If you are a record owner of shares of SunCoast common stock on the record date for the special meeting, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote against the merger. If you do not send in your proxy card or if you send it in but indicate that you “abstain” from voting, it will have the effect of a vote against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker how to vote your shares with respect to the merger will be the equivalent of voting against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of SunCoast a later-dated, signed proxy card before the SunCoast special meeting. Second, you may attend SunCoast’s special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of SunCoast prior to SunCoast’s special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Do I have rights of appraisal in connection with the merger?

A:	Yes. Under Florida law, SunCoast shareholders have the right to exercise appraisal rights with respect to the merger and receive a payment in cash for the value of their shares of SunCoast common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not exercise appraisal rights. To perfect your appraisal rights, you must precisely follow the required statutory procedures. See “The Merger-Statutory Provisions for Appraisal Rights of Shareholders” at page and the information attached at Appendix B.

Q.	When do you expect to complete the merger?

A.	We are working towards completing the merger as quickly as possible and currently expect that the merger will be completed during the third quarter of 2006.

Q.	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A.	You should call either of the following:

NBC Capital Corporation NBC Plaza P.O. Box 1187 Starkville, Mississippi 39760 (662) 343-1341 Attention: Richard Haston	SunCoast Bancorp, Inc. 8592 Potter Park Drive, Suite 200 Sarasota, Florida 34238 (941) 923-0500 Attention: William F. Gnerre

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement/prospectus, its appendices and the other documents to which we have referred you for a more complete understanding of the merger. You may obtain the information about NBC that is incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page     . Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Unless the context requires otherwise, the terms “we,” “our,” and “us” refer to NBC and SunCoast together.

The Parties

Information About NBC (Page     )

NBC is a financial holding company, organized under the laws of the State of Mississippi and headquartered in Starkville, Mississippi. NBC’s operations are primarily conducted through its wholly owned subsidiary Cadence Bank, N.A. (“Cadence” or “Bank”) and its 30 full service bank facilities located in Mississippi, Alabama, and Tennessee. Through Cadence, NBC offers a range of lending services, including real estate, commercial and consumer loans, to individuals, small- and medium-sized businesses and other organizations located throughout its markets. NBC complements its lending operations with an array of retail and commercial deposit products and fee-based services to support its clients. Some of these services are provided by two of Cadence’s wholly owned subsidiaries—Galloway-Chandler-McKinney Insurance Agency, Inc. and NBC Insurance Services of Alabama. Cadence’s third subsidiary, NBC Service Corporation, also has a wholly owned subsidiary named Commerce National Insurance Company.

As of March 31, 2006, NBC had consolidated total assets of $1.47 billion, consolidated total loans of approximately $862.2 million, consolidated total deposits of approximately $1.14 billion, and consolidated shareholders’ equity of approximately $118.2 million.

The principal executive offices of NBC are located at:

NBC Plaza

P.O. Box 1187

Starkville, Mississippi 39760

(662) 343-1341

Information About SunCoast (Page     )

SunCoast is a registered bank holding company, organized under the laws of the state of Florida and headquartered in Sarasota, Florida. All of SunCoast’s operations are conducted through its wholly owned subsidiary SunCoast Bank, a Florida state-chartered bank. SunCoast Bank currently provides banking services through three banking locations.

As of March 31, 2006, SunCoast had consolidated total assets of approximately $135.1 million, consolidated total loans of approximately $118.4 million, consolidated total deposits of approximately $118.7 million and consolidated shareholders’ equity of approximately $14.8 million.

The principal executive offices of SunCoast are located at:

8592 Potter Park Drive, Suite 200

Sarasota, Florida 34238

(941) 923-0500

SunCoast Special Shareholders’ Meeting (Page     )

A special meeting of the shareholders SunCoast will be held on                     , 2006 in the                      at                      at                      local time. At the special meeting, SunCoast shareholders will consider and vote on a proposal to adopt and approve the merger by and between NBC and SunCoast, dated March 16, 2006. SunCoast shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

SunCoast Record Date and Voting (Page     )

You are entitled to vote at the special meeting if you were the record owner of shares of SunCoast common stock as of the close of business on                     , 2006, the record date established for the special meeting. You are entitled to one vote for each share of SunCoast common stock you owned of record on the record date.

On                     , 2006, a total of              votes were eligible to be cast at the SunCoast special meeting.

Approval of a Majority of Outstanding SunCoast Shares Required to Approve Merger (Page     )

Holders of at least a majority of the outstanding shares of common stock of SunCoast entitled to vote at the meeting must vote to approve the merger agreement in order for it to be adopted. A majority of the issued and outstanding SunCoast shares must be present in person or by proxy for any vote to be valid.

The Merger (Page     )

The merger agreement provides for the merger of SunCoast with and into NBC, with NBC as the surviving corporation. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the entire merger agreement, including the exhibits attached to the merger agreement, because it is the principal legal document that governs the transaction.

What You Will Receive in the Merger (Page     )

Subject to the restrictions described below, you may elect to receive cash, shares of NBC common stock or a combination of both in exchange for each share of SunCoast common stock that you hold. The purchase price per share of SunCoast common stock shall be $20.50, of which collectively the holders of SunCoast common stock shall receive 45% cash and 55% stock in NBC. Certain proration provisions are triggered in the event the aggregate stock elections exceed 55% or cash elections exceed 45%. You will be mailed an election form on which you will indicate the form of merger consideration you wish to receive for your SunCoast common stock. You should retain this document in connection with making your election to receive cash, NBC common stock or a combination of cash and NBC common stock for your shares of SunCoast common stock. You will have until                     , the election deadline specified in the election form, to make your election. If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive NBC common stock for your SunCoast shares. Complete information on the election procedure can be found in the section entitled “The Merger—Election and Exchange Procedures” on page     .

The number of shares to be issued by NBC as consideration for the SunCoast shares is to be adjusted based on the average closing market price of NBC common stock for the full ten days preceding the closing of the merger with certain limitations. At the effective time of the merger, each share of SunCoast common stock to be converted into NBC common stock shall be converted into the right to receive the number of shares of NBC common stock equal to $20.50 divided by the average closing market price for the full ten days preceding the closing of the merger. The merger agreement also provides that the average closing market price of NBC common stock for the full ten days preceding the closing of the merger will be capped and therefore not adjusted below $20.12 or above $27.22. Therefore, the amount of merger consideration in the form of NBC common stock that you receive you each share of SunCoast common stock could be worth more or less than $20.50 per share.

The merger agreement also provides that every outstanding and unexercised option, whether vested or unvested, to receive SunCoast common stock shall be deemed to be vested and exercised and shall receive $20.50 less the exercise price.

The aggregate consideration to be paid by NBC for the merger shall be affected by the number of SunCoast shares outstanding at the time of closing. Additionally, SunCoast preferred stock pays dividends in common stock and shall continue to do so until December 31, 2006. Therefore, for example, NBC and SunCoast estimate that if the closing takes place on December 31, 2006, there would be approximately 1,698,396 shares of SunCoast common stock (assuming the maximum increase in the number of shares of common stock of SunCoast due to dividends on the preferred stock) and the aggregate purchase price would be approximately $34,774,068, plus the amount paid for the stock options. If the closing takes place on July 10, 2006, NBC and SunCoast estimate there would be approximately 1,681,260 shares of SunCoast common stock (assuming the maximum increase in the number of shares of common stock of SunCoast due to dividends on the preferred stock) and the aggregate purchase price would be approximately $34,460,000.00, plus the amount paid for the stock options.

You should note that, in general and subject to certain allocation provisions, if you elect to receive cash, the value of the consideration you will receive is fixed at $20.50 per share of SunCoast common stock. However, if you elect to receive NBC common stock as consideration, or a combination of NBC common stock and cash, the value of the stock consideration will fluctuate and, on the closing date, may be higher or lower than $20.50 per share of SunCoast common stock.

Election of Cash or Stock Consideration (Page     )

After the special meeting and no later than 15 business days prior to the anticipated completion of the merger, Computershare, the exchange agent, will send each SunCoast shareholder, who is the owner of record of shares of SunCoast common stock three business days prior to the mailing of the election form, an election form that you may use to indicate whether your preference is to receive cash, NBC common stock or a combination of cash and NBC common stock. You will have until the election deadline, to return the completed and signed election form, together with the certificates that represent your shares of SunCoast common stock. Should you acquire SunCoast common stock three business days prior to the mailing of the election form and five business days prior to the election deadline, we will provide you with a secondary election form.

Any shareholder of SunCoast common stock who makes an election on the election form may at any time, prior to the election deadline, change such shareholder’s election by submitting a revised election form, properly completed and signed, that is received by the exchange agent prior to the election deadline.

Any shareholder of SunCoast common stock who fails to properly make an election in accordance with the procedures discussed in this proxy statement/prospectus shall be deemed to have made a stock election.

Your election may be limited by the elections other shareholders of SunCoast common stock make so that, in the aggregate, shareholders of SunCoast common stock receive 45% cash and 55% in NBC stock for their shares of SunCoast common stock. For example, if stock elections representing more than 55% of the outstanding shares of SunCoast common stock prior to the merger are made, then NBC will prorate the number of shares of its common stock so that the holders of SunCoast common stock will receive no more than 55% of the SunCoast shares are converted into NBC common stock.

No Fractional Shares (Page     )

No fractional shares of NBC common stock shall be issued in the merger. Instead of fractional shares, each SunCoast shareholder holding a fractional share interest (after taking into account all SunCoast shares held by such shareholder) will receive an amount of cash based on such fractional share interest multiplied by the average closing price of NBC common stock over the ten full trading days prior to the date the merger is completed.

Federal Income Tax Consequences (Page     )

We expect that, for United States federal income tax purposes, if you are a shareholder of SunCoast common stock you generally will not recognize gain or loss with respect to your shares of SunCoast common stock if you receive only shares of NBC common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in NBC common stock.

If you receive a combination of cash and shares of NBC common stock in exchange for your shares of SunCoast common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of NBC common stock you receive over your tax basis in your shares of SunCoast common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger.

If you receive solely cash in exchange for your shares of SunCoast common stock, then you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive and the tax basis in your shares of SunCoast common stock.

Tax laws are complicated and the tax consequences of the merger may vary depending upon your individual circumstances. We urge you to consult with your tax advisor to understand fully the merger’s tax consequences to you.

The Rights of NBC Shareholders and SunCoast Shareholders are Different (Page     )

Mississippi law and NBC’s articles of incorporation and bylaws currently govern the rights of NBC shareholders. Florida law and SunCoast’s articles of incorporation and bylaws currently govern the rights of SunCoast shareholders. These rights are not identical. Upon completion of the merger, SunCoast shareholders who receive shares of NBC common stock in the merger shall become shareholders of NBC and have the same rights as other NBC shareholders.

Shares of NBC Common Stock Issued in the Merger to be Listed on the American Stock Exchange (Page     )

The shares of NBC common stock to be issued in the merger will be listed on the American Stock Exchange under the symbol “NBY.”

NBC’s Dividend Policy (Page     )

Following completion of the merger, former SunCoast shareholders who become NBC shareholders will receive dividends declared by NBC. There are no assurances, however, that NBC will declare any future dividends.

SunCoast’s Board of Directors Unanimously Recommends Approval of the Merger (Page     )

SunCoast’s board of directors believes that the merger transaction with NBC is in the best interests of SunCoast and its shareholders and unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. See “Reasons for the Merger—SunCoast’s Reasons for the Merger.”

Opinion of SunCoast’s Financial Advisor (Page     )

The Carson Medlin Company (“Carson Medlin”) has given an opinion dated May 12, 2006 to SunCoast’s board of directors that the consideration to be received in the merger was fair, from a financial point of view, to SunCoast’s shareholders. This opinion is attached as Appendix C to this proxy statement/prospectus. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Carson Medlin. This opinion does not constitute a recommendation to any SunCoast shareholder as to how to vote on the merger agreement or as to the form of consideration that a SunCoast shareholder should elect.

Management and Operations Following the Merger (Page     )

Under the terms of the merger agreement, SunCoast will merge with and into NBC and SunCoast shall cease to exist as a separate entity. Additionally, SunCoast’s subsidiary, SunCoast Bank, will merge with and into NBC’s subsidiary, Cadence Bank, with Cadence as the surviving entity. The management and board of directors of NBC will not change because of the merger, except that H. Ronald Foxworthy, the current chairman of SunCoast, will be appointed to serve on the board of NBC.

Conditions to the Merger (Page     )

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger by SunCoast shareholders;

•	the accuracy of the representations and warranties made in the merger agreement;

•	the performance of obligations by NBC and SunCoast under the merger agreement;

•	the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the merger;

•	the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the merger; and

•	receipt of tax opinions of Adams and Reese LLP and Smith, Gambrell and Russell, LLP, counsel to NBC and SunCoast, respectively, based on facts, assumptions and representations set forth in the opinions, to the effect that the merger transaction constitutes a tax-free reorganization under section 368(a) of the Internal Revenue Code.

The Merger Agreement can be Amended or Terminated (Pages      and     )

NBC and SunCoast can mutually agree to terminate the merger agreement at any time prior to completing the merger. In addition, either party acting alone can terminate the merger agreement in certain specified circumstances, including the failure to complete the merger by December 31, 2006, unless the terminating party’s breach is the reason the merger has not been completed.

Termination Fee (Page     )

SunCoast has agreed that, under specific circumstances described in the merger agreement, SunCoast will pay NBC a termination fee of $1.5 million.

Required Regulatory Approvals (Page     )

The merger cannot be completed until required approvals are received from banking regulators. The transactions contemplated in the merger agreement will require regulatory approval from the Board of Governors of the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Commissioner of the Office of Financial Institutions of the State of Florida, the American Stock Exchange and the SEC. Although we believe that all regulatory approvals will be received in a timely manner, we cannot be certain when or if such approvals will be obtained.

SunCoast’s Shareholders have Appraisal Rights (Page     )

SunCoast shareholders are entitled to assert certain appraisal rights under Florida law. These appraisal rights may give you the opportunity to receive the fair value of your shares of SunCoast common stock in cash instead of having each of your shares converted in the merger into the merger consideration of shares of NBC common stock or $20.50 in cash. In order to perfect your appraisal rights, you must strictly follow specific procedures under the Florida Business Corporation Act. If you do not follow the procedures set forth in the statutory provisions of the Florida Business Corporation Act, you may lose your appraisal rights with respect to the merger. Please refer to pages through for more information. You should also read carefully Appendix B to this proxy statement/prospectus, which is a copy of the relevant statutory provisions of Florida law related to appraisal rights.

Accounting Treatment of the Merger by NBC (Page     )

NBC will account for the merger as a purchase for financial reporting purposes.

SunCoast’s Executive Officers and Board of Directors may have Financial Interests in the Merger that Differ from your Interests (Page     )

SunCoast’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as SunCoast shareholders. The SunCoast board considered these interests in its decision to approve the merger agreement. For example, some members of the board of directors and some executive officers hold unvested options to acquire shares of SunCoast common stock. Pursuant to the terms of the merger agreement, these officers and board members will be entitled to receive in cash the difference between the exercise price and $20.50. Additionally, upon completion of the merger, Kerry J. Ward, Senior Vice President of SunCoast Bank, William F. Gnerre, Executive Vice President of SunCoast, and John S. Wilks, Senior Vice President and Chief Financial Officer of SunCoast, will have employment agreements with Cadence Bank, a subsidiary of NBC. Also, pursuant to the merger agreement, H. Ronald Foxworthy, the chairman of the board of SunCoast, will be appointed to serve on the board of NBC upon completion of the merger transaction.

Recent Developments

On March 21, 2006, NBC entered into an agreement and plan of merger with Seasons Bancshares, Inc. (“Seasons”). Seasons currently operates two bank facilities in North Georgia and had consolidated assets of approximately $81.4 million, consolidated total loans of $69.9 million, consolidated total deposits of $69.3 million, and total stockholders’ equity of $7.9 million as of March 31, 2006. Seasons’ stockholders will receive $22 million with 55% of the consideration in the form of NBC common stock and the remainder in cash. The consummation of this transaction is subject to various conditions, including regulatory approval.

Selected Consolidated Historical Financial Data of NBC

The following table sets forth certain consolidated financial information of NBC. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of NBC contained in its annual report on Form 10-K for the year ended December 31, 2005 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference in this proxy statement/prospectus. Information as of and for the periods ended March 31, 2006 and 2005 is unaudited, but in the opinion of NBC’s management, contains all adjustments necessary for a fair statement of NBC’s financial position and results of operations for such periods in accordance with GAAP. NBC’s results for the three-month period ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

NBC’s financial statements for the years presented below were audited by T.E. Lott & Company, independent registered public accounting firm. The amounts for the quarters ended March 31, 2006 and 2005 have not been audited.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data)
Income Statement Data
Interest and fees on loans	$15,423	$12,281	$53,035	$43,242	$34,073	$40,022	$51,852
Interest and dividends on securities	5,019	4,889	19,480	18,796	17,242	19,814	17,968
Other interest income	169	140	669	346	262	215	950

Total interest income	20,611	17,310	73,184	62,384	51,577	60,051	70,770

Interest expense	8,869	6,125	27,970	21,186	17,881	22,876	36,001

Net interest income	11,742	11,185	45,214	41,198	33,696	37,175	34,769
Provision for loan losses	401	635	2,128	3,522	2,770	2,790	1,720

Net interest income after provision for loan losses	11,341	10,550	43,086	37,676	30,926	34,385	33,049

Service charges on deposit accounts	1,985	1,870	7,952	8,581	7,774	7,110	5,942
Other income	2,760	2,360	11,983	11,526	12,871	10,936	10,524

Total noninterest income	4,745	5,230	19,935	20,107	20,645	18,046	16,466

Salaries and employee benefits	6,792	5,893	24,934	23,415	19,868	19,827	18,156
Occupancy and equipment expense	1,576	1,613	6,172	5,861	4,657	4,728	4,616
Other expenses	3,266	3,002	13,639	12,451	9,029	8,863	9,344

Total noninterest expenses	11,634	10,508	44,745	41,727	33,554	33,418	32,116

Income before income taxes	4,452	5,272	18,276	16,056	18,017	19,013	17,399
Income taxes	1,202	1,530	4,522	3,757	4,492	4,792	4,261

Net income	$3,250	$3,742	$13,754	$12,299	$13,525	$14,221	$13,138

Per Share Data (1)
Net income—basic	$0.40	$0.46	$1.68	$1.51	$1.65	$1.73	$1.54
Net income—diluted	0.40	0.46	1.68	1.50	1.65	1.73	1.54
Dividends	0.25	0.24	0.98	0.96	0.92	0.87	0.82

Balance Sheet Data
Total assets	$1,474,168	$1,387,015	$1,446,117	$1,439,573	$1,093,223	$1,077,456	$1,050,802
Net loans	852,738	791,944	851,332	817,649	582,933	570,296	607,976
Total deposits	1,144,331	1,066,584	1,121,684	1,116,373	815,839	817,447	810,703
Investment securities	451,488	446,039	442,440	465,770	378,935	393,783	340,726
Total shareholders’ equity	118,237	114,277	116,984	114,766	111,102	111,107	102,927
Tangible shareholder’s equity	78,879	74,003	77,330	74,107	108,249	108,254	100,070

(1)	Restated for 4-for-3 stock split in 2002.

	At and for the Quarters Ended March 31,		At and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Selected Financial Ratios:
Net interest margin (1)	3.61%	3.51%	3.55%	3.37%	3.42%	3.80%	3.59%
Selected Performance Ratios:
Return on average assets	0.9%	1.1%	1.0%	1.0%	1.3%	1.3%	1.3%
Return on average equity	11.1	13.7	11.8	11.0	12.2	13.3	12.5
Return on average tangible equity	16.8	21.8	18.0	13.7	12.5	13.7	12.9
Dividend payout ratio	12.5	58.5	58.3	63.6	55.8	50.3	53.2
Equity to asset ratio	8.1	7.7	8.2	8.7	10.4	10.1	9.8
Efficiency ratio (2)	70.6	64.0	68.7	68.1	61.7	60.5	62.7
Asset Quality Ratios(3):
Ratio of nonperforming assets to total assets	0.44%	0.57%	0.53%	0.62%	0.42%	0.54%	0.67%
Ratio of nonperforming loans to total loans	0.33	0.66	0.30	0.55	0.55	0.74	0.74
Ratio of allowance for loan losses to nonperforming assets	3.36%	2.07%	3.61%	2.39%	1.91%	1.41%	1.48%
Ratio of allowance for loan losses to total loans	1.10	1.36	1.08	1.32	1.05	1.05	1.10
Capital Ratios:
Tier 1 leverage ratio (4)	8.6%	8.3%	8.7%	8.2%	13.3%	9.9%	9.7%
Tier 1 risk-based capital	12.5	12.8	12.5	12.2	21.6	16.5	15.0
Total risk-based capital	13.4	14.0	13.4	13.4	22.6	17.4	16.0

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income (excluding taxes and the provision for loan losses).
(3)	Nonperforming loans include loans 90 or more days past due, nonaccrual loans and restructured loans.
(4)	Tier 1 leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Certain financial information included in our summary consolidated financial data are not measures of financial performance recognized by accounting principles generally accepted within the United States, or GAAP. These non-GAAP financial measures are “tangible book value per share,” “tangible shareholders’ equity,” and “return on average tangible equity.” Our management uses these non-GAAP measures in its analysis of our performance.

•	“Tangible book value per share” is defined as total equity reduced by recorded goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of a company. For companies such as ours that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

•	“Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets.

•	“Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures:

	At and for the Quarters Ended March 31,		At and for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Book value per common share	$14.44	$14.00	$14.31	$14.06	$13.58	$13.57	$12.48
Effect of intangible assets per share	$(4.81)	$(4.94)	$(4.85)	$(4.98)	$(0.35)	$(0.35)	$(0.35)
Tangible book value per share	$9.63	$9.06	$9.46	$9.08	$13.23	$13.22	$12.13

Return on average equity	11.1%	13.7%	11.8%	11.0%	12.2%	13.3%	12.5%
Effect of intangible assets	5.7%	8.1%	6.2%	2.7%	0.3%	0.4%	0.4%
Return on average tangible equity	16.8%	21.8%	18.0%	13.7%	12.5%	13.7%	12.9%

Selected Consolidated Financial Information of SunCoast

The following table sets forth certain consolidated financial information of SunCoast. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of SunCoast contained in its annual report on Form 10-KSB for the year ended December 31, 2005 and in its quarterly report on Form 10-QSB for the quarter ended March 31, 2006, which financial statements appear elsewhere in this proxy statement/prospectus. Information as of and for the periods ended March 31, 2006 and 2005 is unaudited, but, in the opinion of SunCoast’s management, contains all adjustments necessary for a fair statement of SunCoast’s financial position and results of operations for such periods in accordance with GAAP. SunCoast’s results for the three-month period ended March 31, 2006, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2006.

SunCoast’s financial statements for the years ended December 31, 2005 and 2004 were audited by Hacker, Johnson & Smith, PA, independent registered public accounting firm. The amounts for the quarters ended March 31, 2006 and 2005 have not been audited.

(dollars in thousands except per share data)
	Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004
Statement of Earnings Data
Interest income	$2,133	$1,463	$7,036	$4,658
Interest expense	952	496	2,741	1,651

Net interest income before provision for loan losses	1,181	967	4,295	3,007
Provision for loan losses	78	120	330	210

Net interest income after provision for loan losses	1,103	847	3,965	2,797
Noninterest income	30	25	107	108
Noninterest expenses	810	604	2,595	2,192

Earnings before income taxes	323	268	1,477	713
Income taxes	123	102	561	271

Net earnings	200	166	916	442
Preferred stock dividends	(90)	(123)	(461)	(175)

Net earnings available to common shareholders	$110	$43	$455	$267

Per share data:
Earnings per share:
Basic	$0.10	$0.06	$0.56	$0.36

Diluted	$0.10	$0.06	$0.54	$0.27

Cash dividends declared	—	—	—	—

Book value at end of period	$7.97	$7.26	$7.89	$7.32

Balance Sheet Data
Total assets at end of period	$135,050	$109,863	$131,924	$100,893
Cash and cash equivalents	2,965	6,837	4,623	6,878
Securities available for sale	9,226	8,883	9,603	9,446
Loans, net	117,104	90,654	112,977	81,442
Deposits	118,683	93,789	116,835	84,836
Other borrowings	1,046	1,896	—	1,987
Stockholders’ equity	14,806	13,746	14,701	13,793
Total loans before allowance for loan losses	118,376	91,638	114,171	82,306
Allowance for loan losses	1,272	984	1,194	864
Nonperforming loans	—	—	—	302
Allowance for loan losses as a percentage of period-end total loans	1.07%	1.07%	1.05%	1.05%

Allowance for loan losses as a percentage of nonperforming loans	—	—	—	286.09%

Total nonperforming loans as a percentage of total loans	—	—	—	0.37%

Total nonperforming loans as a percentage of total assets	—	—	—	0.30%

Total nonperforming loans and real estate owned as a percentage of total assets	—	—	—	0.30%

Selected Consolidated Unaudited Pro Forma Financial Data

The following table presents selected unaudited pro forma condensed combined financial information for NBC and SunCoast after giving effect to the merger as if the merger had taken place as of the beginning of the earliest period presented, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements appearing in this proxy statement/prospectus beginning on page         . The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “The Merger—Accounting Treatment” on page         . The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement/prospectus and the historical information we have presented in prior filings with the SEC. See “Unaudited Pro Forma Financial Information” on page          and “Where You Can Find More Information” on page         . The unaudited pro forma condensed combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

NBC CAPITAL CORPORATION

SELECTED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(In thousand, except per share data)
Selected Balance Sheet Data:
Total assets	$1,664,802	$1,633,730
Loans	985,502	974,702
Deposits	1,263,014	1,238,519
Total Securities	461,396	452,663
Total Shareholders’ Equity	187,484	186,231

Selected Income Statement Data:
Total interest income	22,763	80,295
Total interest expense	9,821	30,711

Net interest income	12,942	49,584
Provision for loan losses	479	2,458
Total Other Income	4,775	20,042
Total Other Expenses	12,524	47,659

Income before income taxes	4,714	19,509
Income taxes	1,302	4,990

Net income	3,412	14,519

Comparative Per Share Data

The following table shows information, at and for the periods indicated, about NBC’s and SunCoast’s historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of NBC and SunCoast using the purchase method of accounting.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that NBC has filed with the SEC. NBC has incorporated its prior filings into this proxy statement/prospectus by reference. For information on how to obtain the reports NBC has filed, please refer to the section entitled “Where You Can Find More Information” on page of this proxy statement/prospectus. You should not rely on the pro forma information as being indicative of the results that NBC will achieve in the merger.

Preliminary Pro Forma Comparative Per Common Share Data of NBC and SunCoast

	As Of and For the Three Months Ended March 31, 2006	As Of and For the Year Ended December 31, 2005
NBC
Basic net income per common share:
Historical	$0.40	$1.68
Pro forma (1)	0.29	1.23
Diluted net income per common share:
Historical	0.40	1.68
Pro forma (1)	0.29	1.23
Dividends declared on common stock:
Historical	0.25	0.98
Pro forma (1)	0.25	0.98
Book value per common share:
Historical	14.44	14.31
Pro forma (1)	15.81	15.73
SunCoast
Basic net income per common share:
Historical	$0.10	$0.56
Equivalent pro forma (2)	0.29	1.21
Diluted net income per common share:
Historical	0.10	0.54
Equivalent pro forma (2)	0.29	1.21
Dividends declared on common stock:
Historical	—	—
Equivalent pro forma (2)	0.25	0.96
Book value per common share:
Historical	7.97	7.89
Equivalent pro forma (2)	15.54	15.46

(1)	Assumes 2,760,000 NBC shares issued in the recent offering for $19.50 and 909,000 NBC shares issued for 55% of the total merger consideration. This is calculated using an estimated 1,681,200 shares of SunCoast stock outstanding at the effective date of the merger and an estimated average market price of NBC stock of $20.86.
(2)	Assumes a relative value of SunCoast stock to NBC stock of 98.3%. This is calculated using the merger consideration of $20.50 per share of SunCoast stock and an estimated average market price of NBC stock of $20.86.

Comparative Market Price and Dividend Information

NBC common stock is traded on the American Stock Exchange under the symbol “NBY.” There is no established public market for the SunCoast common stock, although the stock is quoted on the OTC Bulletin Board under the symbol “SUNB.OB.” The following table sets forth, for the indicated periods, the high and low sales prices for NBC common stock as reported by the American Stock Exchange, and the high and low sales prices for SunCoast common stock as reported on the OTC Bulletin Board (as adjusted to reflect a 5% common stock dividend effected on September 30, 2004). The stock prices listed below for SunCoast are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down, or commissions. NBC had a total of          shareholders of record as of May     , 2006, while SunCoast had a total of          shareholders of record as of that same date. The following table also shows the quarterly cash dividends declared per share of NBC. SunCoast has not declared or paid any cash dividends in the past.

	SunCoast Common Stock		NBC Common Stock
	Price		Price		Dividend Declared
	High	Low	High	Low
2006
First Quarter	$19.70	$15.60	$24.97	$22.89	$0.25
Second Quarter (through May 19, 2006)	20.00	19.30	23.33	20.25	0.25
2005
First Quarter	$17.75	$14.05	$26.08	$22.82	$0.24
Second Quarter	16.00	14.50	25.05	23.01	0.24
Third Quarter	17.50	15.25	25.42	23.06	0.25
Fourth Quarter	17.00	15.00	25.73	23.01	0.25
2004
First Quarter	$10.48	$8.52	$27.14	$25.54	$0.24
Second Quarter	14.29	10.00	27.06	23.11	0.24
Third Quarter	12.38	10.81	27.00	23.60	0.24
Fourth Quarter	18.00	11.52	28.60	25.20	0.24

As reported on the American Stock Exchange, the closing price per share of NBC common stock on March 15, 2006 (the last full trading day prior to the date of the merger agreement) was $23.10. As reported on the OTC Bulletin Board, the closing price per share of SunCoast common stock on March 15, 2006 was $16.00. On                     , 2006, the latest practicable date prior to the mailing of this proxy statement/prospectus, the closing price per share of NBC common stock was $             and the closing price per share of SunCoast common stock was $            .

See “The Merger—What You Will Receive” beginning on page          for an illustration of how the implied exchange ratio may change in response to fluctuations in the price of NBC common stock.

Past price performance is not necessarily indicative of likely future performance. Because market prices of NBC common stock will fluctuate, you are urged to obtain current market prices for shares of NBC common stock.

RISK FACTORS

An investment in NBC common stock in connection with the merger involves certain risks, including, among others, the risks described below and the matters discussed under the section “Cautionary Statement Regarding Forward-Looking Statements” on page     . In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, we urge you to carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

Although you will receive fixed value in terms of any cash consideration that you receive in the merger, you will not know the exact amount of the NBC common stock that you may receive at the time you vote on the merger or at the time you elect to receive cash or stock.

You will not know the amount of NBC common stock that you will receive in exchange for your shares of SunCoast common stock at the time you make your election. Pursuant to the merger agreement, each share of SunCoast common stock that is to be converted into NBC common stock will be converted by the ratio of $20.50 divided by the average closing price of NBC common stock for the full ten trading days prior to the close of the merger, subject to certain conditions. We currently expect that the merger will close during the third quarter of 2006. You will be required to make your election to receive cash or shares of NBC common stock by 5:00 p.m., Central time, on                     .

You may not receive the form of consideration that you elect for your shares of NBC common stock.

The merger agreement requires that the shareholders of SunCoast will collectively receive 55% stock and 45% cash. In the event there is an over-election of the stock consideration, each SunCoast shareholder who elects to receive NBC common stock will receive some cash in addition to shares of NBC common stock. Similarly, if there is an over-election of the cash consideration, each SunCoast shareholder who elects to receive cash will receive some shares of NBC common stock in addition to cash. Thus, you may not receive exactly the form of consideration that you request and you may receive a combination of cash and shares of NBC common stock even if you request all cash or all stock, which could result in, among other things, tax consequences that differ from those that would have resulted if you had received the form of consideration that you elected.

If the average market price of NBC common stock the full ten trading days preceding the closing of the merger is less than $20.12, the value of the stock consideration you receive could be less than $20.50.

Pursuant to the terms of the merger agreement, the amount of NBC common stock you will receive in exchange for your shares of SunCoast common stock will be based on the average closing market price of NBC common stock for the full ten days preceding the closing of the merger. However, the merger agreement also provides that the average closing market price of NBC common stock for the full ten days preceding the closing cannot be less than $20.12 or greater than $27.22 per share. Therefore, if the average market closing price of NBC common stock for the full ten trading days preceding the closing date of the merger is less than $20.12, the consideration received by SunCoast shareholders who receive NBC common stock in exchange for their shares of SunCoast common stock would be less than $20.50 per share of SunCoast common stock. If, however, the average closing market price of NBC common stock for the full ten trading days prior to the closing of the merger is greater than $27.22 per share, the consideration received by SunCoast shareholders who receive NBC common stock in exchange for their shares of SunCoast common stock would be greater than $20.50 per share.

Additionally, if the average closing market price per share of NBC common stock for the full ten trading days prior to the closing of the merger is less than $18.94 and certain other market conditions are met, the board of directors of SunCoast shall have the right to terminate the merger agreement if NBC does not adjust the stock consideration to be given to shareholders of SunCoast common stock. SunCoast cannot predict now whether or not the SunCoast board of directors would exercise its right to terminate the merger agreement if the above conditions are met. The merger agreement does not provide for a re-solicitation of SunCoast shareholders in the event the above conditions are met and the SunCoast board, nevertheless, chooses to complete the merger. SunCoast’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied. In considering whether to exercise its right to terminate the merger agreement, SunCoast’s board would take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

You will have less influence as a shareholder of NBC than as a shareholder of SunCoast.

As a SunCoast shareholder, you currently have the right to vote in the election of the board of directors of SunCoast and on other matters affecting SunCoast. The amount of NBC common stock and/or cash you will receive for your shares of SunCoast common stock will result in the transfer of control of SunCoast to the shareholders of NBC. If you receive NBC common stock for some or all of your shares of SunCoast common stock, your percentage ownership of NBC will be significantly less than your percentage ownership of SunCoast. Because of this, you will have less influence on the management and policies of NBC than you now have on the management and policies of SunCoast.

NBC may fail to realize all of the anticipated benefits of the merger, and integrating our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on NBC’s ability to realize the anticipated benefits and cost savings from integrating the business of SunCoast with the business of NBC. If NBC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

SunCoast and NBC have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. Integration efforts may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on our business during the transition period.

The market price of NBC common stock after the merger may be affected by factors different from those affecting SunCoast common stock currently.

The businesses of NBC and SunCoast differ in certain respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of NBC and SunCoast. For a discussion of the businesses of NBC and SunCoast and of certain factors to consider in connection with those businesses, see the sections entitled “Information About NBC” at page      and “Information About SunCoast” at page      and the documents that NBC has filed with the SEC.

The merger must be approved by multiple governmental agencies.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and various other authorities. These governmental entities, including the Office of the Comptroller of the Currency, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of NBC following the merger, any of which might have a material adverse effect on NBC following the merger. NBC is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on NBC as the surviving company.

The merger agreement limits SunCoast’s ability to pursue alternatives to the merger with NBC and requires SunCoast to pay a termination fee under certain circumstances.

The merger agreement contains “no shop” provisions that, subject to certain exceptions, limit SunCoast’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of SunCoast or its subsidiary bank. Additionally, if the merger would fail to occur in certain circumstances that relate to a possible combination of SunCoast with another acquiror, SunCoast could be obligated to pay NBC $1.5 million as a termination fee. See “The Merger—Termination Fee” beginning on page     . These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SunCoast from considering or proposing an acquisition of SunCoast even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire SunCoast than it might otherwise have proposed to pay.

Certain directors and executive officers of SunCoast have financial interests in the merger that are different from, or in addition to, their interests as shareholders.

Executive officers of SunCoast negotiated the terms of the merger agreement with their counterparts at NBC, and SunCoast’s board of directors unanimously approved the merger agreement and recommended that SunCoast shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SunCoast’s directors may have financial interests in the merger that are different from, or in addition to, their interests as shareholders. For example, upon completion of the merger, H. Ronald Foxworthy, currently the chairman of the board of SunCoast, will be appointed to fill a vacancy on the board of NBC. Please see “The Merger—Interests of Management and Others in the Merger” beginning on page      for information about these financial interests.

Risks Related to the NBC’s Business

NBC may face risks with respect to future expansion.

From time to time NBC engages in additional de novo branch expansion as well as the acquisition of other financial institutions or parts of those institutions, including NBC’s pending acquisition of Seasons. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	inaccuracies in the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new bank locations, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	NBC’s ability to finance an acquisition and possible dilution to NBC’s existing shareholders;

•	the diversion of NBC’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the incurrence of an impairment of goodwill associated with an acquisition and adverse effects on NBC’s results of operations;

•	entry into new markets where NBC lacks experience;

•	the disruption of NBC’s respective merging businesses or possible inconsistencies in standards, internal controls, procedures and policies; and

•	the risk of loss of key employees and customers.

NBC may incur substantial costs to expand, and NBC can give no assurance such expansion will result in the level of profits that it seeks. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, NBC intends to issue equity securities, including common stock in connection with its acquisitions of SunCoast and Seasons, which will cause ownership and economic dilution to NBC’s current shareholders and to SunCoast shareholders receiving shares of NBC in this merger.

NBC’s business strategy includes the continuation of growth plans, and NBC’s financial condition and results of operations could be negatively affected if NBC fails to manage its growth effectively.

NBC intends to continue to pursue a growth strategy for its business. NBC’s ability to grow successfully will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and NBC’s ability to manage its growth. NBC’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. NBC may not be able to expand its market presence in its existing markets or enter new markets successfully, and such expansion could adversely affect its results of operations. Failure to manage NBC’s growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect NBC’s ability to successfully implement its business strategy. Also, if NBC’s growth occurs more slowly than anticipated or declines, its operating results could be materially adversely affected.

Competition in the banking industry is intense and may adversely affect NBC’s profitability.

NBC conducts its banking operations in north central Mississippi, the cities of Tuscaloosa and Hoover, Alabama and Memphis, Germantown and Nashville, Tennessee. In NBC’s primary market areas, it competes with other commercial banks, credit unions, finance companies, brokerage firms, mortgage companies, and insurance companies operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than NBC and may offer certain services that NBC does not or cannot provide. NBC’s profitability depends on its continued ability to compete effectively in its market areas.

NBC’s success depends on local economic conditions where it operates.

NBC’s success depends on the general economic conditions of the geographic markets it serves in the states of Mississippi, Alabama, and Tennessee and may depend on the conditions in other markets, including Georgia and Florida if the mergers with SunCoast and Seasons are consummated. The local economic conditions in these areas have a significant impact on NBC’s commercial, real estate, and construction loans, the ability of borrowers to repay these loans, and the value of the collateral securing these loans. Adverse changes in the economic conditions of the Southeastern United States in general or any one or more of NBC’s local markets could negatively impact its results of operations and profitability.

The banking industry is heavily regulated and such regulation could limit or restrict NBC’s activities and adversely affect NBC’s earnings.

Bank holding companies and banks operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. NBC’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. NBC is also subject to capitalization guidelines established by our regulators, which require it to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and the effects of these changes on NBC’s business and profitability cannot be predicted. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, NBC’s cost of compliance could adversely affect its ability to operate profitably.

Changes in monetary policy could adversely affect NBC’s profitability.

NBC’s results of operations are impacted by credit policies of monetary authorities, particularly the Federal Reserve. In light of changing conditions in the national economy and in the money markets, particularly the continuing threat of terrorist acts and the current military operations in the Middle East, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of NBC. Furthermore, the actions of the United States and other governments in response to terrorist threats may result in currency fluctuations, exchange controls, market disruption, and other occurrences that could have adverse effects on NBC’s financial condition and results of operations.

NBC could suffer loan losses from a decline in credit quality.

NBC could sustain losses if borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. NBC’s underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, may not prevent unexpected losses that could materially adversely affect its results of operations.

If NBC’s allowance for loan losses is not sufficient to cover actual loan losses, NBC’s earnings could decrease.

NBC’s management maintains an allowance for loan losses based upon, among other things, (1) historical experience, (2) an evaluation of local and national economic conditions, (3) regular reviews of delinquencies and loan portfolio quality, (4) current trends regarding the volume and severity of past due and problem loans, (5) the existence and effect of concentrations of credit, and (6) results of regulatory examinations. Based on such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of NBC’s loans. Although NBC believes that the allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to nonperforming or performing loans. Material additions to the allowance for loan losses would result in a decrease in NBC’s net income and capital.

NBC’s loan customers may not repay their loans according to the terms of these loans, and the collateral securing these loans may be insufficient to assure repayment. NBC may experience significant loan losses, which could have a material adverse effect on its operating results. NBC maintains an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on the factors listed in the preceding paragraph and other pertinent information. As NBC expands into new markets, its determination of the size of the allowance could be inaccurate due to our lack of familiarity with market-specific factors.

If NBC’s assumptions are wrong, its current allowance may not be sufficient to cover loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in NBC’s loan portfolio. In addition, federal regulators periodically review NBC’s allowance for loan losses and may require NBC to increase its provision for loan losses or recognize future loan charge-offs based on judgments different than those of its management. Material additions to NBC’s allowance would materially decrease its net income. NBC’s allowance for loan losses was $9.3 million, or 1.08% of loans, as of December 31, 2005.

NBC has a concentration of credit exposure in commercial real estate.

At March 31, 2006, NBC had approximately $348.5 million in loans to borrowers in the commercial real estate industry, representing approximately 40.5% of NBC’s total loans outstanding as of that date. The real estate consists primarily of office buildings and shopping centers and also includes apartment buildings, owner-operated properties, warehouses and other commercial properties. These types of loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because NBC’s loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in NBC’s percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on NBC’s financial condition and results of operations.

These loans by NBC have grown 8.6% since December 31, 2004. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for possible losses and capital levels as a result of commercial real estate lending growth and exposures.

Changes in interest rates could have an adverse effect on NBC’s income.

The combined company’s profitability depends to a significant extent on its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. NBC’s net interest income will be adversely affected if market interest rates change such that the interest the combined company pays on deposits and borrowings increases faster than the interest earned on loans and investments. Changes in interest rates could also adversely affect the income of some of the combined company’s non-interest income sources. For example, if mortgage interest rates increase, the demand for residential mortgage loans will likely decrease, having an adverse effect on the combined company’s mortgage loan fee income.

Liquidity needs could adversely affect NBC’s results of operations and financial condition.

NBC relies on the dividends from Cadence as its primary source of funds. The primary source of funds of NBC’s bank subsidiary are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, NBC may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances and federal funds lines of credit from correspondent banks. While NBC believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if NBC continues to grow and experience increasing loan demand. NBC may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

NBC’s integration efforts, following any future mergers or acquisitions, may not be successful or NBC, after giving effect to the acquisition, may not be able to achieve profits comparable to or better than our historical experience.

Both the merger with SunCoast and NBC’s proposed acquisition of Seasons present integration issues and the success of these acquisitions will depend primarily on NBC’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. NBC may not be able to integrate its operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If NBC has difficulties with the integration, it might not achieve the economic benefits it expects to result from the acquisitions and this would adversely affect NBC’s business and earnings. In addition, NBC may experience greater than expected costs or difficulties relating to the integration of the business of SunCoast and Seasons, and may not realize expected cost savings from the acquisitions within the expected time frame.

NBC may fail to consummate the proposed merger and acquisition of Seasons and its subsidiary bank.

NBC has entered into a separate agreement to merge with Seasons, and acquire its subsidiary bank. As with this transaction, the acquisition of Seasons is dependent upon certain conditions and regulatory approvals. Should this acquisition fall through, NBC could be adversely affected because of the transactional costs associated with such acquisition.

Departures of NBC’s key personnel may harm its ability to operate successfully.

NBC’s success has been and continues to be largely dependent upon the services of Lewis F. Mallory, Jr., its Chairman and Chief Executive Officer, and other members of its senior management team. NBC’s continued success will depend, to a significant extent, on the continued service of these key personnel. The unavailability or the unexpected loss of any of them could have an adverse effect on NBC’s financial condition and results of operations. NBC cannot be assured of the continued service of its senior management team with it or NBC’s ability to find suitable replacements for any members of its management team.

NBC’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed or may not be available on favorable terms.

NBC is required by regulatory authorities to maintain adequate levels of capital to support its operations. NBC may at some point, however, need to raise additional capital to support its growth.

NBC’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, NBC cannot assure you of its ability to raise additional capital if needed on terms acceptable to it. If NBC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of NBC and its subsidiaries, or the combined businesses of NBC and SunCoast. When used in this proxy statement/prospectus, the words such as “believes,” “expects,” “anticipates” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	revenues may be lower than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

•	costs or difficulties related to the integration of the businesses of NBC and SunCoast may be greater than expected;

•	expected cost savings associated with the merger may not be fully realized or realized within the expected time frames;

•	deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

•	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBC; and

•	adverse changes may occur in the securities markets or with respect to inflation.

This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Further information on other factors that could affect the financial results of NBC after the merger is included in this proxy statement/prospectus under “Risk Factors” beginning on page and in NBC’s SEC filings incorporated by reference in this document. NBC and SunCoast do not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.

SUNCOAST SPECIAL SHAREHOLDERS’ MEETING

Date, Time and Place

The SunCoast special shareholders’ meeting will be held at                     , Sarasota, Florida at          a.m., local time, on                     , 2006.

Matters to be Considered at the Meeting

At the special meeting, holders of SunCoast stock will be asked to consider and vote upon the approval and adoption of the merger agreement between NBC and SunCoast, dated March 16, 2006. SunCoast shareholders may also consider such other matters as may properly be brought before the special meeting and may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

SunCoast’s board of directors unanimously has approved the merger agreement and recommends a vote “for” approval and adoption of the merger agreement.

Record Date, Shares Outstanding; Quorum

Only shareholders of record of SunCoast common stock at the close of business on                     , 2006 will be entitled to notice of, and to vote at, the special meeting. On                     , 2006, SunCoast had outstanding shares of SunCoast common stock. There is no other class of SunCoast common stock outstanding. Each share of SunCoast common stock entitles the holder to one vote. The presence at the SunCoast special meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement to occur.

Vote Required

The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of SunCoast (i.e., at least              shares). Approval of the adjournment of the special meeting requires the affirmative vote of a majority of the shares represented at the special meeting, whether or not a quorum is present.

Voting of Proxies

All executed proxies received at or prior to the special meeting will be voted at the meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.

It is not expected that any other matter will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

If a quorum is not obtained, the special meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

Effect of Abstentions and Broker Non-Votes

You may abstain from voting on the approval and adoption of the merger agreement. Abstentions will be considered shares present and entitled to vote at the special meeting but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting.

Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the special meeting, abstentions by SunCoast shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, you are urged to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed SunCoast form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of SunCoast a duly executed revocation of proxy;

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the special meeting and voting in person at the meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: William F. Gnerre, Secretary, SunCoast Bancorp, Inc., 8592 Potter Park Drive, Suite 200 Sarasota, Florida 34238.

Solicitation of Proxies

SunCoast will bear the cost of the solicitation of proxies from its shareholders, and NBC and SunCoast will each bear one-half of the costs associated with printing and mailing of this proxy statement/prospectus. SunCoast has agreed to bear the expense of any proxy solicitor engaged by SunCoast at NBC’s request. In addition to solicitation by mail, the directors, officers and employees of SunCoast may solicit proxies from SunCoast shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual and reasonable expenses. SunCoast will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

You should not send stock certificates with your proxy cards. As described below under the section entitled “The Merger—Election and Exchange Procedures” at page     , you will be sent under separate cover prior to the special meeting materials for exchanging your shares of SunCoast.

INFORMATION ABOUT NBC

NBC is a financial holding company, organized under the laws of the State of Mississippi. Last year, NBC renamed its bank Cadence Bank, N.A. NBC plans to ask shareholders to change its corporate name to Cadence Financial Corporation at the regular annual shareholders’ meeting to be held on June 20, 2006. The change will align NBC’s corporate name with that of the Bank and further leverage the brand being created in NBC’s markets. The new Cadence brand is part of an overall marketing and business strategy that NBC expects to create both operational and marketing efficiencies.

NBC is engaged in the general banking business and activities closely related to banking, as authorized by the banking laws and regulations of the United States. NBC’s primary activities are conducted through its wholly owned subsidiary, Cadence. Cadence provides a complete line of wholesale and retail financial services, including mortgage loans and trusts. Additionally, Cadence has three wholly owned subsidiaries: Galloway- Chandler-McKinney Insurance Agency, Inc., NBC Service Corporation and NBC Insurance Services of Alabama, Inc. NBC Service Corporation also has a wholly owned subsidiary, Commerce National Insurance Company.

NBC’s net income is dependent primarily on its net interest income, which is the difference between the interest income earned on loans, investment assets and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. To a lesser extent, NBC’s net income also is affected by its noninterest income derived from service charges, commissions and fees, as well as the amount of its noninterest expenses such as salaries and employee benefits.

NBC’s assets consist primarily of its investment in Cadence and liquid investments. At March 31, 2006, NBC’s consolidated total assets were approximately $1.47 billion, its total loans were approximately $862.2 million, its total deposits were approximately $1.14 billion and its total shareholders’ equity was approximately $118.2 million.

NBC’s principal executive offices are located at 301 East Main Street, Starkville, Mississippi 39759 and its telephone number at that address is (662) 343-1341.

Cadence is the largest commercial bank domiciled in the north central area of Mississippi known as the Golden Triangle, which is comprised of the cities of Starkville, Columbus and West Point. Cadence’s customer base is well diversified and consists of business, industry, agriculture, government, education and individual accounts. In Mississippi, Cadence served the communities of Aberdeen, Amory, Brooksville, Columbus, Hamilton, Maben, New Hope, Philadelphia, West Point and Starkville through a total of 20 banking facilities and an operations/ administration center. This area extends into six Mississippi counties with a radius of approximately 65 miles from the home office in Starkville. More recently, Cadence has expanded into other markets outside of its well established markets in the State of Mississippi. Cadence serves the Tuscaloosa and Hoover, Alabama areas with six banking facilities, and the Memphis, Germantown and Nashville, Tennessee areas with four banking facilities and an operations/data center.

The following chart reflects on a percentage basis the distribution of total assets, loans, deposits and bank facilities in the states in which Cadence conducts its business as March 31, 2006:

State	Assets	Loans	Deposits	Bank Facilities
Alabama	10%	15%	13%	20%
Mississippi	70	51	68	67
Tennessee	20	34	19	13

Total	100%	100%	100%	100%

Recent Developments

NBC has made several recent commitments to expand its market area outside of its traditional Mississippi markets. In March of 2006, NBC opened a de novo branch in the Nashville-Davidson-Murfreesboro, Tennessee MSA. This bank facility is located in the Cool Springs area of Williamson County, just south of Nashville. This is in keeping with NBC’s strategy of continuing to expand its franchise into markets growing faster than its traditional markets.

On March 21, 2006, NBC entered into an Agreement and Plan of Merger with Seasons, a bank holding company incorporated under the laws of the State of Georgia and the sole shareholder of Seasons Bank, a Georgia state-chartered bank. Seasons Bank currently operates two bank facilities in north Georgia. As of March 31, 2006, Seasons Bank had approximately $69.3 million in deposits and approximately $69.9 million in loans. Pursuant to the terms of the merger, Seasons will be merged into NBC and Seasons Bank will be merged into Cadence. The aggregate purchase price to be paid by NBC for Seasons will be $22.0 million, of which collectively the holders of Seasons common stock, including the holders of options and warrants to purchase Seasons’ common stock, shall receive 45% cash and 55% stock in NBC. The consummation of this transaction is subject to customary closing conditions, including regulatory approval and approval of Seasons’ shareholders.

NBC and its subsidiaries are subject to state and federal banking laws and regulations that impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. As such, NBC and its subsidiaries are regulated by various federal and state regulatory authorities and are subject to certain reporting requirements and examinations by those authorities.

For more information on NBC, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page    .

INFORMATION ABOUT SUNCOAST

SunCoast was incorporated under the laws of the State of Florida on April 1, 1998. SunCoast is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and owns all of the voting shares of SunCoast Bank, a Florida state-chartered bank. SunCoast Bank commenced operations on September 7, 1999. All of SunCoast’s operations are conducted by SunCoast Bank.

SunCoast Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by SunCoast Bank include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, SunCoast primarily makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. SunCoast provides automated teller machine (ATM) cards, as a part of the STAR ATM Network, thereby permitting customers to utilize the convenience of larger ATM networks. In addition to the STAR ATM Network, SunCoast Bank also provides the Presto system for ATM use. In addition to the foregoing services, SunCoast Bank provides customers with extended banking hours. SunCoast Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of SunCoast Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for SunCoast Bank’s lending activities are its deposits, repayment of loans, and the maturity of investment securities. The principal expenses of SunCoast Bank are the interest paid on deposits, and non-interest expenses.

As is the case with banking institutions generally, SunCoast’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. SunCoast Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Lending Activities

SunCoast Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in SunCoast Bank’s market area. SunCoast Bank’s net loans at March 31, 2006 were $117.1 million, or 86.71% of total assets, compared to $113.0 million, or 85.64%, of total consolidated assets at December 31, 2005. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. SunCoast Bank has no foreign loans or loans for highly leveraged transactions.

SunCoast Bank’s loans are concentrated in four major areas: commercial, commercial real estate loans, residential real estate loans, and consumer loans. A majority of SunCoast Bank’s loans are made on a secured basis. As of December 31, 2005, approximately 17.3% of SunCoast Bank’s loan portfolio consisted of loans secured by 1 to 4 family residential properties, compared to 21.9% at December 31, 2004.

SunCoast Bank’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable interest rates.

SunCoast Bank’s commercial loan portfolio includes loans to individuals and small-to-medium sized businesses located primarily in Sarasota County for working capital, equipment purchases, and various other business purposes. A majority of commercial loans are secured by real estate, equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years. Commercial loans amounted to approximately 80.7% of SunCoast Bank’s total loan portfolio as of December 31, 2005, compared to 75.2% at December 31, 2004.

SunCoast Bank’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

For additional information regarding SunCoast Bank’s loan portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Financial Condition” below.

Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by SunCoast Bank’s loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect collectibility. SunCoast Bank attempts to minimize credit losses through various means. In particular, on larger credits, SunCoast Bank generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, SunCoast Bank attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

Deposit Activities

Deposits are the major source of SunCoast Bank’s funds for lending and other investment activities. SunCoast Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 43.4% and 58.3% of SunCoast Bank’s total deposits at December 31, 2005 and 2004, respectively. Approximately 56.6% of SunCoast Bank’s deposits at December 31, 2005 were certificates of deposit compared to 41.7% at December 31, 2004. Generally, SunCoast Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 38.2% and 23.7% of SunCoast Bank’s total deposits at December 31, 2005 and 2004, respectively. The majority of the deposits of SunCoast Bank are generated from Sarasota County. For additional information regarding SunCoast Bank’s deposit accounts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition” below.

Investments

SunCoast Bank invests a portion of its assets in U.S. Government agency obligations, mortgage-backed securities and federal funds sold. Its investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

SunCoast Bank’s total investment portfolio may be invested in U.S. Treasury and general obligations of its agencies because such securities generally represent a minimal investment risk. In addition to the investment portfolio, SunCoast Bank may invest in federal funds sold. Federal funds sold is the excess cash SunCoast Bank has available over and above daily cash needs. This money is invested on an overnight basis with approved correspondent banks.

SunCoast Bank monitors changes in financial markets. In addition to investments for its portfolio, SunCoast Bank monitors its daily cash position to ensure that all available funds earn interest at the earliest possible date. A portion of the investment account is designated as secondary reserves and invested in liquid securities that can be readily converted to cash with minimum risk of market loss. These investments usually consist of U.S. Treasury obligations, U.S. government agencies and federal funds. The remainder of the investment account may be placed in investment securities of different type and longer maturity. Daily surplus funds are sold in the federal funds market for one business day. SunCoast Bank attempts to stagger the maturities of its securities so as to produce a steady cash-flow in the event SunCoast Bank needs cash, or economic conditions change to a more favorable rate environment.

Correspondent Banking

Correspondent banking involves one bank providing services to another bank, which cannot provide that service for itself from an economic or practical standpoint. SunCoast Bank purchases correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participation with correspondent banks.

SunCoast Bank may sell loan participations to correspondent banks with respect to loans which exceed its lending limit. Management has established correspondent relationships with Independent Bankers’ Bank of Florida and The Bankers Bank in Atlanta, Georgia. SunCoast Bank pays for such services.

Data Processing

SunCoast Bank outsources its data processing to a data processor which provides a full range of data processing services to banks, including an automated general ledger, deposit accounting, and commercial, mortgage and installment lending data processing.

Effect of Governmental Policies

The earnings and business of SunCoast are and will be affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

Interest and Usury

SunCoast Bank is subject to numerous state and federal statutes that affect the interest rates that may be charged on loans. These laws do not, under present market conditions, deter SunCoast Bank from continuing the process of originating loans.

Supervision and Regulation

The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relative to SunCoast. The regulatory framework is intended primarily for the protection of depositors and not for the protection of security holders and creditors. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

SunCoast

General. As a bank holding company, SunCoast is regulated under the BHC Act, as well as other federal and state laws governing the banking business. The Federal Reserve Board is the primary regulator of SunCoast, and supervises SunCoast’s activities on a continual basis. SunCoast Bank is also subject to regulation and supervision by various regulatory authorities, including the Federal Reserve Board, the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”).

Bank Holding Company Regulation. In general, the BHC Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the Federal Reserve Board’s approval before they:

•	acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of such bank;

•	merge or consolidate with another bank holding company; or

•	acquire substantially all of the assets of any additional banks.

Subject to certain state laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state banks. With certain exceptions, the BHC Act prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Board determines such activities are incidental or closely related to the business of banking.

The Change in Bank Control Act of 1978 requires a person (or group of persons acting in concert) acquiring “control” of a bank holding company to provide the Federal Reserve Board with 60 days’ prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve Board has 60 days (or up to 90 days if extended) within which to issue a notice disapproving the proposed acquisition. In addition, any “company” must obtain the Federal Reserve Board’s approval before acquiring 25% (5% if the “company” is a bank holding company) or more of the outstanding shares or otherwise obtaining control over SunCoast.

Financial Services Modernization. The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “Modernization Act”), enacted on November 12, 1999, amended the BHC Act, and

•	allows bank holding companies that qualify as “financial holding companies” to engage in a substantially broader range of non-banking activities than was permissible under prior law;

•	allows insurers and other financial services companies to acquire banks;

•	allows national banks, and some state banks, either directly or through operating subsidiaries, to engage in certain non-banking financial activities;

•	removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

•	establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

If SunCoast, which has not obtained qualification as a “financial holding company,” were to do so in the future, SunCoast would be eligible to engage in, or acquire companies engaged in, the broader range of activities that are permitted by the Modernization Act, provided that if any of SunCoast’s banking subsidiaries were to cease to be “well capitalized” or “well managed” under applicable regulatory standards, the Federal Reserve Board could, among other things, place limitations on SunCoast’s ability to conduct these broader financial activities or, if the deficiencies persisted, require SunCoast to divest the banking subsidiary. In addition, if SunCoast were to be qualified as a financial holding company and any of its banking subsidiaries were to receive a rating of less than satisfactory under the Community Reinvestment Act of 1977 (the “CRA”), SunCoast would be prohibited from engaging in any additional activities other than those permissible for bank holding companies that are not financial holding companies. The broader range of activities that financial holding companies are eligible to engage in includes those that are determined to be “financial in nature,” including insurance underwriting, securities underwriting and dealing, and making merchant banking investments in commercial and financial companies.

Transactions with Affiliates. SunCoast and SunCoast Bank are deemed to be affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, the Federal Reserve Act limits the extent to which a financial institution or its subsidiaries may engage in “covered transactions” with an affiliate. It also requires all transactions with an affiliate, whether or not “covered transactions,” to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Tie-In Arrangements. SunCoast and SunCoast Bank cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither SunCoast nor SunCoast Bank may condition an extension of credit on either a requirement that the customer obtain additional services provided by either SunCoast or SunCoast Bank, or an agreement by the customer to refrain from obtaining other services from a competitor. The Federal Reserve Board has adopted exceptions to its anti-tying rules that allow banks greater flexibility to package products with their affiliates. These exceptions were designed to enhance competition in banking and non-banking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers.

Source of Strength. Under Federal Reserve Board policy, SunCoast is expected to act as a source of financial strength to SunCoast Bank and to commit resources to support SunCoast Bank. This support may be required at times when, absent that Federal Reserve Board policy, SunCoast may not find itself able to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and be entitled to a priority of payment.

Subsidiary Dividends. SunCoast is a legal entity separate and distinct from SunCoast Bank. A major portion of SunCoast’s revenues results from amounts paid as dividends to SunCoast by SunCoast Bank. The Florida Office of Financial Regulation’s prior approval is required if the total of all dividends declared by SunCoast Bank in any calendar year will exceed the sum of that bank’s net profits for that year and its retained net profits for the preceding two calendar years. Florida law also prohibits banks from paying dividends that would cause the capital accounts of the bank to fall below the minimum amount required by law.

In addition, SunCoast and SunCoast Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings.

State Law Restrictions. As a Florida business corporation, SunCoast may be subject to certain limitations and restrictions under applicable Florida corporate law.

SunCoast Bank

General. The Bank, as a Florida state-chartered bank, is subject to regulation and examination by the State of Florida Office of Financial Regulation, as well as the FDIC. Florida state laws regulate, among other things, the scope of SunCoast Bank’s business, its investments, its payment of dividends to SunCoast, its required legal reserves and the nature, lending limit, maximum interest charged and amount of and collateral for loans. The laws and regulations governing SunCoast Bank generally have been promulgated by Florida to protect depositors and not to protect shareholders of SunCoast or SunCoast Bank.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

Insider Credit Transactions. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interests of such persons. Extensions of credit must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees. Also, such extensions of credit must not involve more than the normal risk of repayment or present other unfavorable features.

Federal Deposit Insurance Corporation Improvement Act. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation.

Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “IBBEA”) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has “opted out.” The IBBEA requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area. The IBBEA also prohibits the interstate acquisition of a bank if, as a result, the bank holding company would control more than ten percent of the total United States insured depository deposits or more than thirty percent, or the applicable state law limit, of deposits in the acquired bank’s state. Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

Florida has “opted in” to the IBBEA and allows in-state banks to merge with out-of-state banks subject to certain requirements. Florida law generally authorizes the acquisition of an in-state bank by an out-of-state bank by merger with a Florida financial institution that has been in existence for at least three years prior to the acquisition. With regard to interstate bank branching, out-of-state banks that do not already operate a branch in Florida may not establish de novo branches in Florida.

Deposit Insurance. The deposits of SunCoast Bank are currently insured to a maximum of $100,000 per depositor through a fund administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

Capital Adequacy

Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

The FDIC and Federal Reserve Board use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve Board has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital for bank holding companies includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above.

The FDIC and Federal Reserve Board also employ a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company or bank may leverage its equity capital base. A minimum leverage ratio of 3% is required for the most highly rated bank holding companies and banks. Other bank holding companies, banks and bank holding companies seeking to expand, however, are required to maintain minimum leverage ratios of at least 4% to 5%.

The FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC and the Federal Reserve Board, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be “undercapitalized” depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions.

Other Laws and Regulations

International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. On October 26, 2001, the USA PATRIOT Act was enacted. It includes the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “IMLAFA”) and strong measures to prevent, detect and prosecute terrorism and international money laundering. As required by the IMLAFA, the federal banking agencies, in cooperation with the U.S. Treasury Department, established rules that generally apply to insured depository institutions and U.S. branches and agencies of foreign banks.

Among other things, the new rules require that financial institutions implement reasonable procedures to (1) verify the identity of any person opening an account; (2) maintain records of the information used to verify the person’s identity; and (3) determine whether the person appears on any list of known or suspected terrorists or terrorist organizations. The rules also prohibit banks from establishing correspondent accounts with foreign shell banks with no physical presence and encourage cooperation among financial institutions, their regulators and law enforcement to share information regarding individuals, entities and organizations engaged in terrorist acts or money laundering activities. The rules also limit a financial institution’s liability for submitting a report of suspicious activity and for voluntarily disclosing a possible violation of law to law enforcement.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 (the “SOA”) was enacted to address corporate and accounting fraud. It established a new accounting oversight board that enforces auditing standards and restricts the scope of services that accounting firms may provide to their public company audit clients. Among other things, it also (i) requires chief executive officers and chief financial officers to certify to the accuracy of periodic reports filed with the SEC; (ii) imposes new disclosure requirements regarding internal controls, off-balance-sheet transactions, and pro forma (non-GAAP) disclosures; (iii) accelerates the time frame for reporting of insider transactions and periodic disclosures by certain public companies; and (iv) requires companies to disclose whether or not they have adopted a code of ethics for senior financial officers and whether the audit committee includes at least one “audit committee financial expert.”

The SOA requires the SEC, based on certain enumerated factors, to regularly and systematically review corporate filings. To deter wrongdoing, it (i) subjects bonuses issued to top executives to disgorgement if a restatement of a company’s financial statements was due to corporate misconduct; (ii) prohibits an officer or director from misleading or coercing an auditor; (iii) prohibits insider trades during pension fund “blackout periods”; (iv) imposes new criminal penalties for fraud and other wrongful acts; and (v) extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

Privacy. Under the Modernization Act, federal banking regulators adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the Modernization Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors.

Future Legislation. Changes to federal and state laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. From time to time, various legislative and regulatory proposals are introduced. These proposals, if codified, may change banking statutes and regulations and SunCoast’s operating environment in substantial and unpredictable ways. If codified, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. SunCoast cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon SunCoast’s financial condition or results of operation.

Competition

SunCoast Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, SunCoast Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that SunCoast Bank does not currently provide. In addition, many of SunCoast Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

To compete, SunCoast Bank relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

Employees

As of December 31, 2005, SunCoast and SunCoast Bank collectively had 26 full-time employees (including executive officers) and four part-time employees. The employees are not represented by a collective bargaining unit. SunCoast and SunCoast Bank consider relations with its employees to be good.

Description of Property

The main office of SunCoast and SunCoast Bank is located at 8592 Potter Park Drive, Suite 200, Sarasota, Florida 34238, in a one-story building of approximately 4,000 square feet, which is leased by SunCoast Bank for a term which, with renewal options, expires in 2014.

The Bank has a branch office located at 5292 17th Street, Sarasota, Florida 34235 in a one-story building of approximately 1,992 square feet, which is leased by SunCoast Bank for a term which, with renewal options, expires in 2016.

On November 23, 2005, SunCoast Bank opened a new branch office located at 5115 State Road 64 East, Bradenton, Florida 34208 in a modular building owned by SunCoast Bank. The permanent building of approximately 8,000 square feet was completed and opened in March 2006.

Legal Proceedings

SunCoast and SunCoast Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against SunCoast or SunCoast Bank which, if determined adversely, would have a material adverse effect on SunCoast’s consolidated financial position.

Market for Common Equity and Related SunCoast Shareholder Matters

There is not an actively traded public market for SunCoast’s common stock, but the shares are quoted on the OTC Bulletin Board under the trading symbol “SUNB.” The following sets forth the high and low sales prices (bid prices are not generally available) of SunCoast common stock on the OTC Bulletin Board, as adjusted to reflect the 5% common stock dividend effected on September 30, 2004:

	2006
	High	Low	Shares
1st Quarter	$19.70	$15.60	127,600
2nd Quarter (through May 19, 2006)	20.00	19.30	70,300

	2005
	High	Low	Shares
1st Quarter	$17.75	$14.05	20,800
2nd Quarter	16.00	14.50	12,600
3rd Quarter	17.50	15.25	15,500
4th Quarter	17.00	15.00	10,700

	2004
	High	Low	Shares
1st Quarter	$10.48	$8.52	35,344
2nd Quarter	14.29	10.00	30,298
3rd Quarter	12.38	10.81	17,918
4th Quarter	18.00	11.52	11,194

SunCoast had approximately          shareholders of record as of                     , 2006.

Dividends

SunCoast has not paid any cash dividends in the past. SunCoast intends that, for the foreseeable future, it will retain earnings to finance continued growth rather than pay cash dividends on SunCoast’s common stock. If at any time SunCoast’s Board determines to pay dividends on its common stock, the timing and the extent to which cash dividends are paid by SunCoast will be determined by such Board in light of then-existing circumstances, including SunCoast’s rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by SunCoast will be dividends received from SunCoast Bank. Payments by SunCoast Bank to SunCoast are limited by law and regulations of the bank regulatory authorities. There are various statutory and contractual limitations on the ability of SunCoast Bank to pay dividends to SunCoast. The FDIC and the Florida Office of Financial Regulation also have the general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice. Under Florida law, after making provisions for reasonably anticipated future losses on loans and other assets, the board of directors of a bank may declare a dividend of so much of the bank’s aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board deems appropriate and, with the approval of the Florida Office of Financial Regulation, may declare a dividend from retained earnings for prior years. No dividends may be paid at a time when a bank’s net earnings from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the Florida Office of Financial Regulation or a federal regulatory agency. Additionally, certain provisions of the merger agreement restrict the ability of SunCoast to pay any dividends on its common stock.

Florida law applicable to companies (including SunCoast) provides that dividends may be declared and paid only if, after giving it effect, (i) the company is able to pay its debts as they become due in the usual course of business, and (ii) the company’s total assets would be greater than the sum of its total liabilities plus the amount that would be needed if the company were to be dissolved at the time of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is SunCoast’s discussion and analysis of certain significant factors that have affected its financial position and operating results, and those of its subsidiary, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the consolidated financial statements of SunCoast and the related notes and the other statistical information about SunCoast appearing elsewhere in this proxy statement/prospectus. All per share amounts reflect the 5% common stock dividend paid on September 30, 2004.

Selected Financial Data

(dollars in thousands except per share data)

	At or For the Years Ended December 31,
	2005	2004
Interest income	$7,036	$4,658
Interest expense	2,741	1,651

Net interest income before provision for loan losses	4,295	3,007
Provision for loan losses	330	210

Net interest income after provision for loan losses	3,965	2,797
Noninterest income	107	108
Noninterest expenses	2,595	2,192

Earnings before income taxes	1,477	713
Income taxes	561	271

Net earnings	916	442
Preferred stock dividends	(461)	(175)

Net earnings applicable to common shareholders	$455	$267

Per share data:
Earnings per share:
Basic	$0.56	$0.36

Diluted	$0.54	$0.27

Cash dividends declared	—	—

Book value at end of period	$7.89	$7.32

Common shares outstanding at end of period	1,053,476	734,981

Weighted average common shares outstanding during period	817,296	734,981

Diluted weighted average common shares outstanding during period	844,304	1,617,007

Total assets at end of period	$131,924	$100,893
Cash and cash equivalents	4,623	6,878
Securities available for sale	9,603	9,446
Loans, net	112,977	81,442
Deposits	116,835	84,836
Other borrowings	—	1,987
Stockholders’ equity	14,701	13,793

Total loans before allowance for loan losses	$114,171	$82,306
Allowance for loan losses	1,194	864
Nonperforming loans	—	302
Allowance for loan losses as a percentage of period-end total loans	1.05%	1.05%

Allowance for loan losses as a percentage of nonperforming loans	—	286.09%

Total nonperforming loans as a percentage of total loans	—	0.37%

Total nonperforming loans as a percentage of total assets	—	0.30%

Total nonperforming loans and real estate owned as a percentage of total assets	—	0.30%

General

SunCoast’s principal asset is its ownership of SunCoast Bank. Accordingly, SunCoast’s results of operations are primarily dependent upon the results of operations of SunCoast Bank. SunCoast conducts commercial banking business consisting of attracting both retail and business deposits and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). SunCoast’s profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon SunCoast’s interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, SunCoast’s profitability is affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and its effective tax rate. Noninterest income consists primarily of service charges and fees. Noninterest expense consists of salaries and employee benefits, occupancy expenses, professional fees, and other operating expenses.

Critical Accounting Policies

SunCoast’s financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, SunCoast must use its best judgment to arrive at the carrying value of certain assets. The most critical accounting policy applied is related to the valuation of the loan portfolio.

SunCoast Bank has structured a methodology for monitoring and analyzing the adequacy of its allowance for loan losses. The analysis methodology is predicated on guidelines contained in the Comptroller’s Manual section “Allowance for Loan and Lease Losses.”

SunCoast Bank’s management realizes that the recognition of problem loans in a timely fashion is very important to the valuation of the loan portfolio. As such, SunCoast Bank maintains a loan review process, along with continuous monitoring of past due loans, changes in economic conditions and other events that may negatively impact a borrower or the borrowing base collectively.

SunCoast Bank’s risk rating system includes the risk rating of all new or renewed commercial loans, or commercial mortgages where the customer’s aggregate exposure is $25,000 or more. It also requires a risk rating on all residential mortgages of $150,000 or more. There are also homogenous categories such as consumer, home equity lines and residential real estate loans below $150,000. These homogenous categories are monitored solely on the basis of performance.

All loans with specific risk ratings are monitored for performance and the ratings are subject to change based on: 1) the deterioration of performance regarding timely payments, and 2) changes in the financial condition of the borrowers as reflected in such documents as financial statements, tax returns and credit bureau reports.

Pass credits by definition present no inherent loss. But, even in banks with loan review systems that generally provide timely problem loan identification, a lack of information or misjudgment will sometimes result in a failure to recognize adverse developments affecting a pass credit. Banks must provide for these probable but unidentified losses by providing an allowance portion for pass loans.

Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from SunCoast’s estimates.

Liquidity and Capital Resources

SunCoast Bank is required to maintain a liquidity reserve of at least 3% of its net transaction deposit accounts under $45.4 million. Where net transaction deposit accounts exceed $45.4 million, the reserve requirements are $1,164,000 plus 10% of the amount over $45.4 million. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the bank regulatory agencies, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 2005 and 2004, SunCoast Bank had liquidity ratios of 12% and 19%, respectively.

In 2005, SunCoast’s principal sources of funds were from funds generated by SunCoast Bank, including net increases in deposits, principal and interest payments on loans, and proceeds from repayment and sales of investment securities.

SunCoast uses its capital resources principally to fund existing and continuing loan commitments, to purchase investment securities, and to purchase land for future banking offices. At December 31, 2005 and 2004, SunCoast had commitments to originate loans totaling $2,435,400 and $930,000, respectively, and unused lines of credit totaling $31.7 million and $19.5 million, respectively. In addition, scheduled maturities of certificates of deposit during the 12 months following December 31, 2005 and 2004 totaled $34.0 million and $15.6 million, respectively. Management believes that SunCoast has adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that SunCoast can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

In accordance with risk capital guidelines issued by the FDIC and Federal Reserve, SunCoast Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8.0%. Additionally, regulatory agencies require banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to average assets. The leverage-capital ratio has remained above 5.0% based on SunCoast Bank’s rating under the regulatory rating system (well-capitalized).

The following table summarizes the regulatory capital levels and ratios for SunCoast Bank:

	SunCoast Bank		Regulatory Requirement
	December 31, 2005	December 31, 2004
At December 31, 2005
Total capital to risk-weighted assets	11.74%	15.28%	8.00%
Tier I capital to risk-weighted assets	10.84%	14.35%	4.00%
Tier I capital to average assets—leverage assets	11.10%	13.32%	4.00%

Results of Operations

Net interest income before provision for loan losses, which constitutes the principal source of income for SunCoast, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are investment securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts (“NOW accounts”), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

Net interest income before provision for loan losses was approximately $4,295,000 for the year ended December 31, 2005, compared to $3,007,000 for 2004.

Net interest income before provision for loan losses was approximately $1,181,000 for the three months ended March 31, 2006, compared to $967,000 for 2005.

The following table shows selected ratios for the periods ended or at the dates indicated:

	For the Years ended December 31,
	2005	2004
Average equity as a percentage of average assets	11.87%	8.70%
Equity to total assets at end of period	11.14%	13.67%
Return on average assets	0.77%	0.48%
Return on average equity	6.53%	5.56%
Noninterest expense to average assets	2.20%	2.40%

The following rates are presented for the dates and periods indicated:

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Average equity as a percentage of average assets	11.05%	13.29%
Equity to total assets at end of period	10.96%	12.51%
Return on average assets (1)	.60%	0.64%
Return on average equity (1)	5.41%	4.80%
Noninterest expenses to average assets (1)	2.42%	2.32%
Nonperforming loans and foreclosed real estate as a percentage of total assets at end of period	—%	—%

(1)	Annualized for the three month periods.

The rates and yields at the dates indicated were as follows:

	For the Years ended December 31,
	2005	2004
Loans	6.63%	5.99%
Investment securities	3.99%	3.74%
Other interest-earning assets	3.48%	1.61%
All interest-earning assets	6.22%	5.38%
Money market deposits	2.25%	1.67%
Savings and NOW accounts	1.04%	1.03%
Time deposits	3.64%	2.96%
All interest-bearing liabilities	2.93%	2.19%
Interest-rate spread	3.29%	3.19%

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of SunCoast from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin. Average balances were based on average daily balances.

	Year Ended December 31, 2005			Year Ended December 31, 2004
	Average Balance	Interest and Dividend Income/ Expense	Average Yield/Rate	Average Balance	Interest and Dividend Income/ Expense	Average Yield/Rate
	(dollars in thousands)			(dollars in thousands)
Interest-earning assets:
Loans	$96,673	$6,414	6.63%	$69,710	$4,172	5.99%
Securities	9,424	376	3.99%	10,125	379	3.74%
Other interest-earning assets (1)	7,064	246	3.48%	6,655	107	1.61%

Total interest-earning assets	113,161	7,036	6.22%	86,490	4,658	5.38%

Noninterest-earning assets	5,051			4,981

Total assets	$118,212			$91,471
Interest-bearing liabilities: Money market deposits	30,772	693	2.25%	34,730	581	1.67%
Savings and NOW deposits	8,922	93	1.04%	6,805	70	1.03%
Time deposits	53,626	1,950	3.64%	33,769	998	2.96%

Total interest bearing deposits	93,320	2,736	2.93%	75,304	1,649	2.19%
Other	159	5	3.14%	336	2	0.6%

Total interest-bearing liabilities	$93,479	$2,741	2.93%	$75,640	$1,651	2.19%

Noninterest-bearing liabilities	10,696			7,877
Stockholders’ equity	14,037			7,954

Total liabilities and stockholders’ equity	$118,212			$91,471
Net interest income before provisions for loan losses		$4,295			$3,007

Interest-rate spread (2)			3.29%			3.19%

Net interest margin (3)			3.80%			3.48%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.21			1.14

(1)	Includes interest-bearing deposits due from other banks, Federal Home Loan Bank stock, Federal Reserve Bank stock and federal funds sold.
(2)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest-rate spread; and (v) net interest margin.

	Three Months Ended March 31,
	2006			2005
	Average Balance	Interest and Dividends	Average Yield/Rate	Average Balance	Interest and Dividends	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$114,926	1,995	6.94%	$86,753	1,352	6.23%
Securities	9,489	108	4.55	9,229	90	3.90
Other interest-earning assets (1)	3,290	30	3.65	3,150	21	2.67

Total interest-earning assets	127,705	2,133	6.68	99,132	1,463	5.90

Noninterest-earning assets	6,020			5,006

Total assets	$133,725			$104,138

Interest-bearing liabilities:
Savings, NOW, money-market deposit accounts	36,237	230	2.54	40,405	177	1.75
Time deposits	71,491	715	4.00	39,812	317	3.18

Total interest-bearing deposits	107,728	945	3.51	80,217	494	2.46
Federal funds purchased	558	7	5.02	350	2	2.29

Total interest-bearing liabilities	108,286	952	3.52	80,567	496	2.46

Noninterest-bearing liabilities	10,665			9,730
Stockholders’ equity	14,774			13,841

Total liabilities and stockholders’ equity	$133,725			$104,138

Net interest income		$1,181			$967

Interest-rate spread (2)			3.16%			3.44%

Net interest margin (3)			3.70%			3.90%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.18			1.23

(1)	Includes Federal Home Loan Bank stock, Federal Reserve Bank stock, federal funds sold and interest-bearing deposits.
(2)	Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume); (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	Year Ended December 31, 2005 vs. 2004 Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume	Total
	(dollars in thousands)
Interest-earning assets:
Loans	$446	$1,615	$181	$2,242
Investment securities	25	(26)	(2)	(3)
Other interest-earning assets	124	7	8	139

Total	$595	$1,596	$187	$2,378

Interest-bearing liabilities:
Deposits:
Money market deposits	201	(66)	(23)	112
Savings and NOW deposits	1	22	—	23
Time deposits	229	588	135	952
Other	9	(1)	(5)	3

Total	$440	$543	$107	$1,090

Net change in net interest income	$155	$1,053	$80	$1,288

Comparison of Years Ended December 31, 2005 and 2004

General

Net earnings applicable to stockholders for the year ended December 31, 2005 were $455,000, or $0.56 basic earnings per share and $0.54 diluted earnings per share, compared to net earnings of $267,000, or $0.36 basic earnings per share and $0.27 diluted earnings per share, for the comparable period in 2004. The increase in SunCoast’s net earnings was primarily due to an increase in net interest income, partially offset by an increase in noninterest expenses and an increase in preferred stock dividends.

Interest Income and Expense

Interest income increased to $7.0 million for the year ended December 31, 2005, as compared to $4.7 million for the year ended December 31, 2004. Interest income on loans increased to $6.4 million in 2005 from $4.2 million in 2004, primarily due to an increase in the average loan portfolio balance from $69.7 million for 2004 to $96.7 million for 2005 and also due to an increase in the average yield from 5.99% to 6.63%. Interest income on securities decreased to $376,000 in 2005 from $379,000 in 2004 primarily due to a decrease in the average balance for interest earning securities from $10.1 million in 2004 to $9.4 million in 2005, which was partially offset by an increase in the average yield from 3.74% to 3.99%. Interest income on other interest-earning assets increased to $246,000 in 2005 from $107,000 in 2004 primarily due to an increase in the average yield to 3.48% in 2005 from 1.61% in 2004.

Interest expense on deposits was $2.7 million for the year ended December 31, 2005 compared to $1.6 million for 2004. Interest expense on deposits increased due to an increase in average interest bearing deposits from $75.3 million in 2004 to $93.3 million in 2005, and also due to an increase in the average rate paid from 2.19% in 2004 to 2.93% in 2005.

Provision for Loan Losses

The provision for loan losses is charged to operations to increase the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending conducted by SunCoast, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to SunCoast’s market areas, and other factors related to the collectibility of SunCoast’s loan portfolio. SunCoast recorded a provision for loan losses for the year ended December 31, 2005 of $330,000 compared to $210,000 in 2004. The allowance for loan losses was $1,194,000 at December 31, 2005. Management believes the allowance was adequate at December 31, 2005.

Noninterest Income

Noninterest income decreased to $107,000 for the year ended December 31, 2005 compared to $108,000 for the year ended December 31, 2004.

Noninterest Expense

Noninterest expense was $2.6 million for the year ended December 31, 2005 compared to $2.2 million for the year ended December 31, 2004. The increase was primarily due to an increase in salaries and employee benefits and occupancy expense due to the growth of SunCoast.

Income Taxes

The income tax expense for the year ended December 31, 2005 was approximately $561,000 (an effective rate of 38.0%) compared to an income tax expense of approximately $271,000 (an effective rate of 38.1%) for the 2004 period.

Comparison of the Three-Month Periods Ended March 31, 2006 and 2005

General

Net earnings available to common stockholders for the three months ended March 31, 2006 were $110,000 or $.10 basic and diluted earnings per share, compared to $43,000 or $.06 basic and diluted earnings per share for the three months ended March 31, 2005. The increase in SunCoast’s net earnings applicable to common stockholders was primarily due to an increase in net interest income and a decrease in preferred stock dividends, partially offset by an increase in noninterest expenses.

Interest Income and Expenses

Interest income increased to $2,133,000 for the three months ended March 31, 2006 from $1,463,000 for the three months ended March 31, 2005. Interest income on loans increased to $1,995,000 compared to $1,352,000 for the three months ended March 31, 2005, primarily due to an increase in the average loan portfolio balance for the three months ended March 31, 2006 and an increase in the weighted-average yield on loans. Interest on securities increased by $18,000 in 2006 primarily due to an increase in both the average securities balance and the weighted-average yield in 2006.

Interest expense on interest-bearing deposits increased to $945,000 for the three months ended March 31, 2006 as compared to $494,000 for the three months ended March 31, 2005. Interest expense on interest-bearing deposits increased due to an increase in the average balance in 2005 and due to an increase in the weighted interest rate paid on deposits.

Provision for Loan Losses

The provision for loan losses in charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by SunCoast, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to SunCoast’s market areas, and other factors related to the collectibility of SunCoast’s loan portfolio. The provision for loan losses was $78,000 for the three months ended March 31, 2006 compared to $120,000 for the comparable period in 2005. Management believes the balance in the allowance for loan losses of $1,272,000 at March 31, 2006 is adequate.

Noninterest Income

Noninterest income increased to $30,000 during the three month period ended March 31, 2006 compared to $25,000 for the same period in 2005.

Noninterest Expenses

Noninterest expenses increased to $810,000 during the three month period ended March 31, 2006 compared to $604,000 for the same period in 2005. Noninterest expense increased primarily due to the growth of SunCoast, the opening of a new banking office and legal fees of $41,000 associated with the pending acquisition.

Income Taxes

Income taxes for the three months ended March 31, 2006 were $123,000 (an effective rate of 38%) compared to income taxes of $102,000 (an effective rate of 38%) for the comparable 2005 period.

Asset/Liability Management

A principal objective of SunCoast’s asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of an Asset and Liability Committee (the “ALCO Committee”) which establishes policies and monitors results to control interest rate sensitivity.

Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses internally generated reports to measure SunCoast Bank’s interest rate sensitivity. From these reports, the ALCO Committee can estimate the net earnings effect of various interest rate scenarios.

As a part of SunCoast’s interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are “interest rate sensitive” and monitors SunCoast Bank’s interest rate sensitivity “gap.” An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of each bank’s assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”) which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment (on loans) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

Management’s strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. SunCoast’s cumulative one-year gap at December 31, 2005 was a negative (21.7)% of total assets.

Principal among SunCoast’s asset/liability management strategies has been the emphasis on managing its interest rate sensitive liabilities in a manner designed to attempt to reduce SunCoast’s exposure during periods of fluctuating interest rates. Management believes that the type and amount of SunCoast’s interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on SunCoast’s net interest income. SunCoast seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. SunCoast’s demand, money market, savings and NOW deposit accounts approximated 43.4% and 58.3% of total deposits at December 31, 2005 and 2004, respectively. These accounts bore a weighted average cost of deposits of 1.58% and 1.33% during the years ended December 31, 2005 and 2004, respectively. Management anticipates that these accounts will continue to comprise a significant portion of SunCoast’s total deposit base. SunCoast also maintains a portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. At December 31, 2005 and 2004, approximately 3.5% and 6.8%, respectively, of SunCoast’s total assets consisted of cash and cash equivalents. In addition, at December 31, 2005 and 2004, SunCoast’s liquidity ratio was approximately 12% and 19%, respectively. SunCoast also maintains a “floor,” or minimum rate, on certain of its floating or prime based loans. These floors allow SunCoast to continue to earn a higher rate when the floating rate falls below the established floor rate.

The following table sets forth certain information relating to SunCoast’s interest-earning assets and interest-bearing liabilities at December 31, 2005 that are estimated to mature or are scheduled to reprice within the period shown:

	Under 3 Months	3 to 12 Months	1-5 Years	Over 5 Years	Totals
	(dollars in thousands)
Interest bearing deposits with banks	$30	$—	$—	$—	$30
Federal funds sold	2,215	—	—	—	2,215
Loans (1)	37,633	4,203	68,597	3,732	114,165
Securities (2)	103	7	2,466	7,647	10,223

Total rate-sensitive assets (earning assets)	$39,981	$4,210	$71,063	$11,379	$126,633

Money market (3)	29,708	—	—	—	29,708
Savings and NOW deposits (3)	9,109	—	—	—	9,109
Certificates of deposit (3)	10,766	23,240	32,132	—	66,138
Other borrowings	—	—	—	—	—

Total rate-sensitive liabilities	$49,583	$23,240	$32,132	—	$104,955

Gap (repricing differences)	(9,602)	(19,030)	38,931	11,379	21,678

Cumulative gap	(9,602)	(28,632)	10,299	21,678

Cumulative gap/total assets	(7.3)%	(21.7)%	7.8%	16.4%

Cumulative gap/total earning assets	(7.6)%	(22.6)%	8.1%	17.1%

Total assets				$131,924

Total earning assets				$126,633

(1)	In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities.
(2)	Securities were scheduled based on their remaining maturity or repricing frequency. Securities include Federal Home Loan Bank and Federal Reserve Bank stock.
(3)	Excludes noninterest-bearing deposit accounts. Money market, NOW, and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates.

Financial Condition

Lending Activities

A significant source of income for SunCoast is the interest earned on loans. At December 31, 2005, SunCoast’s total assets were $131.9 million and its net loans were $113.0 million, or 85.6% of total assets. At December 31, 2004, SunCoast’s total assets were $100.9 million and its net loans were $81.4 million, or 80.7% of total assets.

SunCoast Bank’s primary market area consists of Sarasota County, Florida. Sarasota County is located on the Southwest coast of Florida. Sarasota County offers recreational facilities, cultural events, resorts, commercial office parks, residential developments, major transportation routes, shopping centers, and entertainment areas. Access to the area is by Interstate 75 and U.S. 41. Air service is through the Sarasota/Bradenton International Airport and the Tampa International Airport, both less than an hour’s drive from the area. Business and entertainment service industries, retail trade, government, construction, real estate, finance/insurance, health care and transportation/communication/utility form the basis for the area’s business economy. Although not important as it once was, agriculture remains a part of the area’s industry, with citrus crops, nurseries and vegetables making up the bulk of the agricultural business.

There is no assurance that SunCoast Bank’s market area will continue to experience economic growth. Adverse conditions in any one or more of the industries operating in such markets or slow-down in general economic conditions could have an adverse effect on SunCoast.

Lending activities are conducted pursuant to a written policy that has been adopted by SunCoast. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of SunCoast Bank.

The following table sets forth information concerning SunCoast’s loan portfolio by type of loan at the dates indicated:

	At December 31,
	2005		2004
	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Commercial	$7,357	6.5%	$4,425	5.4%
Commercial real estate	84,754	74.2%	57,436	69.8%
Residential real estate	19,746	17.3%	18,050	21.9%
Consumer	2,308	2.0%	2,356	2.9%

Total loans	$114,165	100.0%	$82,267	100.0%

Plus: Net deferred costs	6		39
Less: Allowance for loan losses	1,194		864

Loans, net	$112,977		$81,442

The following table reflects the contractual principal repayments by period of SunCoast’s loan portfolio at December 31, 2005:

	1 Year or Less	1 Through 5 Years	After 5 Years	Total
	(in thousands)
Commercial	$1,966	$3,937	$1,454	$7,357
Commercial real estate	13,474	9,576	61,704	84,754
Residential real estate	353	493	18,900	19,746
Consumer	741	1,434	133	2,308

Total loans	$16,534	$15,440	$82,191	$114,165

Loans with maturities over one year:
Fixed rate				10,325
Variable rate				87,306

Total maturities greater than one year				$97,631

Asset Quality

SunCoast management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The majority of the loans in SunCoast’s loan portfolio are collateralized by real estate mortgages. As of December 31, 2005 and 2004, approximately 91.5% and 91.7%, respectively, of the total loan portfolio was collateralized by real estate of which 74.2% and 69.8% of the total loan portfolio was secured by commercial real estate as of December 31, 2005 and 2004, respectively. The level of delinquent loans and real estate owned also is relevant to the credit quality of a loan portfolio. As of December 31, 2005, SunCoast Bank had no non-performing loans. At December 31, 2004, SunCoast Bank had one non-performing loan of approximately $302,000.

In an effort to maintain the quality of the loan portfolio, SunCoast management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on SunCoast’s profitability. However, as part of its loan portfolio management strategy, SunCoast generally limits its loans to a maximum of 80% of the value of the underlying real estate as determined by appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans.

Commercial loans also entail risks since repayment is usually dependent upon the successful operation of the commercial enterprise. They also are subject to adverse conditions in the economy. Commercial loans are generally riskier than mortgage loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or guarantor to repay. Further, the collateral underlying a commercial loan may depreciate over time, cannot be appraised with as much precision as real estate, and may fluctuate in value based on the success of the business.

The repayment of consumer installment loans and other loans to individuals is closely linked to the economic conditions of the communities in which SunCoast operates (see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Lending Activities”). For the most part, these local economies enjoy diverse labor forces. The majority of these consumer installment loans are secured by collateral which limits, to a degree, any loss SunCoast would suffer upon default.

Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. SunCoast, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. Concentrations of loans in the following categories constituted the total loan portfolio as of December 31, 2005:

Commercial	6.5%
Commercial real estate	74.2%
Residential real estate	17.3%
Consumer	2.0%

100.0%

The Loan Committee of the Board of Directors of SunCoast Bank concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of SunCoast has established a loan review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and nonperforming loans as early as possible.

Classification of Assets

Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management’s policy to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

Real estate acquired by SunCoast as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate. Foreclosed real estate is recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at the time it is transferred to foreclosed real estate. Further allowances for losses in foreclosed real estate are recorded at the time management believes additional deterioration in value has occurred.

Management has adopted SFAS No. 114, which considers a loan to be impaired if it is probable that SunCoast will be unable to collect all amounts due under the contractual terms of the loan agreement. If a loan is considered impaired, its value generally should be measured based on the present value of expected cash flows discounted at the loan’s effective interest rate. As a practical expedient, however, the loan’s value may be based on:

•	the loan’s market price; or

•	the fair value of the loan’s collateral, less discounted estimated costs to sell, if the collateral is expected to be the sole source of repayment.

If the value of the loan is less than the recorded investment in the loan, a loss is recognized by recording a valuation allowance and a corresponding increase to the provision for loan losses charged to operating expenses.

Situations may occur where:

•	SunCoast receives physical possession of a debtor’s assets regardless of whether formal foreclosure proceedings have been initiated or completed; or

•	the debtor has effectively surrendered control of the underlying collateral in contemplation of foreclosure.

These situations are referred to as “in-substance foreclosures.” SFAS No. 114 recognizes the practical problems of accounting for the operation of an asset the creditor does not possess, and states that a loan for which foreclosure is probable should continue to be accounted for as a loan.

At December 31, 2005 and 2004, there were no loans considered by management to be impaired.

There were no nonaccrual loans at December 31, 2005. There was one nonaccrual loan of approximately $302,000 at December 31, 2004.

There were no loans over 90 days delinquent and still accruing at December 31, 2005 or 2004. There was no foreclosed real estate owned at December 31, 2005 or 2004.

Allowance for Credit Losses

In originating loans, SunCoast recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan as well as general economic conditions. It is management’s policy to attempt to maintain an adequate allowance for loan losses based on, among other things, SunCoast’s historical loan loss experience, evaluation of economic conditions and regular reviews of any delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan. SunCoast management recognizes the greater inherent risks in connection with commercial and consumer lending. Additional information regarding SunCoast’s process for determining its allowance for loan losses is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies.”

SunCoast management continues to actively monitor SunCoast’s asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary.

Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. SunCoast’s allowance for loan losses at December 31, 2005 and 2004 was approximately $1,194,000 and $864,000, respectively. Management believes that the allowance for loan losses was adequate at December 31, 2005.

The following table sets forth information with respect to activity in SunCoast’s allowance for loan losses during the periods indicated:

	For the Year Ended December 31,
	(dollars in thousands)
	2005	2004
Allowance at beginning of period	$864	$654
Charge-offs	—	—
Recoveries	—	—
Provision for loan losses charged to operations	330	210

Allowance at end of period	$1,194	$864

Ratio of net charges-offs during the period to average loans outstanding during the period	—	—
Allowance for loan losses as a percentage of nonperforming loans	—	286.09%

The allowance for loan losses represented 1.05% of the total loans outstanding as of December 31, 2005, compared with 1.05% of the total loans outstanding as of December 31, 2004.

Investment Securities

SunCoast’s investment securities portfolio at December 31, 2005 and 2004 consisted of United States Government agency obligations and mortgage-backed securities. The following table sets forth the current value of SunCoast’s investment portfolio at the dates indicated:

	At December 31,
	(in thousands)
	2005	2004
Investment securities:
Available for sale:
U.S. Government agency obligations	$1,962	$2,006
Mortgage-backed securities	7,634	7,434
Equity securities	7	6

Total	$9,603	$9,446

The following table sets forth, by maturity distribution, certain information pertaining to the investment securities portfolio as follows:

	One Year or Less		After One Year to Five Year		After Five Years to Ten Years		After Ten Years		Total
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield
	(dollars in thousands)
December 31, 2005:
U.S. Government agency securities	—	—%	$976	3.60%	$986	5.03%	—	—%	$1,962	4.32%
Mortgage-backed securities	—	—%	512	3.58%	2,396	3.42%	$4,726	4.38%	7,634	4.02%
Equity securities	—	—%	—	—%	—	—	7	1.51%	7	1.51%

Total	—	—%	$1,488	3.59%	$3,382	3.89%	$4,733	4.38%	$9,603	1.08%

December 31, 2004:
U.S. Government agency securities	$—	—%	$1,001	3.60%	$1,005	5.03%	$—	—%	$2,006	4.32%
Mortgage-backed securities			844	3.41%	3,107	3.51%	3,483	4.13%	7,434	3.80%
Equity securities	—	—%	—	—%	—	—%	6	1.34%	6	1.34%

Total	$—	—%	$1,845	3.51%	$4,112	3.86%	$3,489	4.13%	$9,446	3.89%

Deposit Activities

Deposits are the major source of SunCoast’s funds for lending and other investment purposes. Deposits are attracted principally from within SunCoast’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans.

Maturity terms, service fees and withdrawal penalties are established by SunCoast on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions’ normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew, or rollover deposits at such rates without restriction, “adequately capitalized” depository institutions may accept, renew or rollover deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and “undercapitalized” depository institutions may not accept, renew or rollover deposits at such rates. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. As of December 31, 2005, SunCoast Bank met the definition of a “well capitalized” depository institution.

The following tables show the average amount outstanding and the average rate paid on each of the following deposit account categories during the periods indicated:

	Years ended December 31,
	2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Money market deposits	$30,772	2.25%	$34,730	1.67%
Savings and NOW deposits	8,922	1.04%	6,805	1.03%
Time deposits	53,626	3.64%	33,769	2.96%

Total interest-bearing deposits	$93,320	2.93%	$75,304	2.19%

SunCoast does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on SunCoast. A significant amount of SunCoast’s certificates of deposit will mature during the year ending December 31, 2006. The high volume of maturities during this period is primarily due to customer demand for certificates of deposit having original maturities of 12 months or less. Based upon current and anticipated levels of interest rates and past practice, SunCoast management anticipates that substantially all of SunCoast’s certificates of deposit maturing during this time period will be renewed or replaced by certificates of deposit issued to other customers at competitive market rates, which may be higher or lower than the rates currently being paid. Consequently, SunCoast management does not believe that the maturity of SunCoast’s certificates of deposit during the year ending December 31, 2006 will have a material adverse effect on SunCoast’s liquidity. However, if SunCoast is required to pay substantially higher rates to obtain the renewal of these or other certificates of deposit or alternative sources of funds, the higher net interest expense could have a material adverse effect on SunCoast’s net earnings.

Jumbo certificates ($100,000 and over) mature as follows:

	At December 31,
	2005	2004
	(in thousands)
Due in three months or less	$7,948	$2,375
Due from three months to one year	12,417	6,294
Due from twelve months to five years	24,264	11,396

	$44,629	$20,065

Off-Balance Sheet Obligations

SunCoast Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement SunCoast Bank has in these financial instruments.

SunCoast Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. SunCoast Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by SunCoast Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by SunCoast Bank to guarantee the performance of a customer to a third party, and to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. SunCoast Bank generally holds collateral supporting those commitments.

Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at March 31, 2006 follows (in thousands):

	Contract Amount	Carrying Amount	Estimated Fair Value
Unused lines of credit	$31,328	—	—
Commitments to extend credit	$3,888	—	—
Standby letters of credit	$702	—	—

Impact of Inflation and Changing Prices

The financial statements and related financial data concerning SunCoast presented in this Report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of SunCoast is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

THE MERGER

The following information summarizes information pertaining to the merger. This description, however, is not a complete statement of all provisions of the merger agreement and any related documents in this proxy statement/prospectus. A copy of the merger agreement, including its exhibits, is attached to this document as Appendix A to provide information regarding the terms of the proposed merger. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement/prospectus. Except for the merger agreement’s status as the contractual document between the parties with respect to the transaction described in it, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosure schedules exchanged by SunCoast and NBC. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

The merger agreement provides for the acquisition of SunCoast by NBC through the merger of SunCoast with and into NBC, with NBC continuing as the surviving entity. In addition, SunCoast Bank, the wholly-owned subsidiary of SunCoast, will be merged with and into Cadence Bank, N.A., a wholly-owned subsidiary of NBC, with Cadence continuing as the surviving entity. When the merger is completed, H. Ronald Foxworthy, the current chairman of the board of SunCoast, will be appointed to fill a vacancy on the board of directors of NBC.

In the merger, each share of SunCoast common stock will be converted into the right to receive $20.50 per share or a number of shares of NBC common stock determined by dividing $20.50 by the average closing market price of NBC common stock for the full ten trading days before the closing of the merger, subject to certain limitations in the merger agreement.

We expect the merger to be consummated during the third quarter of 2006.

Background of the Merger

During the past several years, SunCoast’s management and board of directors have from time to time considered a number of strategic options in evaluating ways to maximize the value of SunCoast’s common stock, to provide liquidity for shareholders, and to diversify SunCoast’s exposure to a limited market.

On December 19, 2005, NBC’s Chairman and Chief Executive Officer, Lewis F. Mallory, Jr., visited with SunCoast’s Chairman, H.R. Foxworthy, and President and Chief Executive Officer, John T. Stafford, to discuss the possibility of pursuing a business combination transaction.

On January 17, 2006, Messrs. Foxworthy and Stafford met with Mr. Mallory and James C. Galloway, Jr., a Director of NBC, in Starkville, Mississippi, to conduct an on-site tour of NBC and Cadence and to meet with other members of NBC’s management. Messrs. Foxworthy and Stafford had become familiar with NBC through their acquaintance with Mr. Galloway with whom they served for several years on the board of directors of an insurance company. During this visit, the parties discussed, among other things, the similar operating philosophies of NBC and SunCoast and the potential benefits and synergies which may result from a business combination between NBC and SunCoast. After the conclusion of the visit, Mr. Mallory and Messrs. Foxworthy and Stafford agreed on a proposed merger consideration for a merger of the two companies, subject to an on-site due diligence investigation of SunCoast.

On January 23, 2006, SunCoast’s board of directors met to discuss and consider NBC’s proposal. After considering NBC’s proposal, SunCoast’s board of directors agreed to permit NBC to begin a preliminary due diligence review of SunCoast and its business upon the execution of a confidentiality agreement with NBC.

During the period of February 11, 2006 through February 12, 2006, NBC conducted its on-site due diligence of SunCoast. At a meeting of SunCoast’s board of directors on February 14, 2006, Mr. Stafford updated the board on NBC’s due diligence review and advised the board that the next step was to negotiate a definitive merger agreement with NBC. After considering the presentation of Mr. Stafford, SunCoast’s board of directors voted unanimously to authorize the negotiations with NBC.

Between February 15, 2006 through March 14, 2006, Messrs. Mallory and Stafford, along with Richard T. Haston, Executive Vice President and Chief Financial Officer of NBC, negotiated the terms of a definitive merger agreement. Legal counsel for NBC and SunCoast also participated in these negotiations.

On March 14, 2006, the board of directors of SunCoast met to consider the proposed merger with NBC. At the beginning of this meeting, Mr. Stafford presented a letter dated March 8, 2006, addressed to the board, containing an unsolicited offer to acquire SunCoast from a Columbus, Ohio investment company. The managing member of this company had requested that this letter be read initially in the presence of SunCoast’s outside directors. The board of directors discussed in detail the financial terms of this unsolicited offer, which included a price of $39.0 million in cash to SunCoast’s shareholders, as well as discussing the numerous conditions attached to this offer, including the need for due diligence and the necessary regulatory approvals for a venture of this nature. After significant discussion and deliberation among the members of the board of directors and legal counsel, including a review of the financial terms of both offers and consideration of the speculative nature of the unsolicited offer, versus the fully negotiated merger agreement with NBC, the board voted to reject the unsolicited offer. At that time, a representative of Smith, Gambrell & Russell, LLP reviewed with SunCoast’s board of directors the terms of the merger agreement with NBC and discussed the negotiation process. After a general discussion period, SunCoast’s board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby.

Reasons for the Merger

SunCoast’s Reasons for the Merger

SunCoast’s board of directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of SunCoast. Accordingly, the SunCoast board of directors unanimously recommends the SunCoast shareholders vote “FOR” the approval and adoption of the merger agreement.

SunCoast’s board of directors has determined that the merger is fair to, and in the best interests of, SunCoast and SunCoast’s shareholders. In recommending that shareholders of SunCoast approve the merger, SunCoast’s board of directors, with the assistance of its outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the aggregate merger consideration to be received for the shares of SunCoast common stock, resulted from arm’s-length negotiations between representatives of SunCoast and NBC. In approving the merger agreement, SunCoast’s board of directors consulted with SunCoast’s special legal counsel, Smith Gambrell and Russell, LLP, as to its legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination that the merger agreement is in the best interest of SunCoast and its shareholders, SunCoast’s board of directors also considered the following material factors:

•	The board of directors’ familiarity with and review of information concerning SunCoast’s business, results of operations, financial condition, competitive position and future prospects.

•	The current and prospective environment in which SunCoast operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions and public companies generally and the trend toward consolidation in the banking industry and in the financial services industry.

•	The opinion rendered by the Carson Medlin Company (“Carson Medlin”) to SunCoast’s board of directors that, as of March 31, 2006, the merger consideration was fair, from a financial point of view, to SunCoast’s shareholders.

•	The historical market price of SunCoast’s common stock and the fact that the exchange ratio represented a % premium over the per share closing price of SunCoast’s common stock on , and a 22% premium over the per share closing price of SunCoast’s common stock immediately prior to the merger announcement.

•	Results that might be obtained by SunCoast if it continued to operate independently and the likely benefits to SunCoast’s shareholders of such a course, compared with the value of the merger consideration offered by NBC.

•	The financial attributes of SunCoast’s and NBC’s common stock, dividend yield, liquidity, and corporate fundamentals.

•	The financial terms of the proposed merger. SunCoast shareholders would receive a number of shares of NBC common stock based on the average closing market price of NBC common stock the full ten trading days prior to the closing of the merger or $20.50 cash for each share of SunCoast common stock held or a combination of NBC common stock and cash, subject to adjustment for the allocation provisions contained in the merger agreement. SunCoast’s board of directors found the proposed consideration attractive because it was favorable relative to the premiums paid in other recent bank mergers. Also, SunCoast’s board found the premium offered by NBC to be substantial, given SunCoast’s future financial prospects, and the other indications of interest received during the process.

•	The expected qualification of the merger as a tax-free reorganization under Section 368 of the Internal Revenue Code.

•	SunCoast’s confidence in the experience and expertise of the NBC management team.

•	SunCoast’s board of directors, and SunCoast’s management performed a review of NBC. As a part of this process, SunCoast reviewed NBC’s business, operations, financial conditions, earnings and prospects. These factors were found to be favorable. SunCoast’s board of directors emphasized NBC’s most recent operating history, performance, and dividend pay-out ratio and amounts.

•	SunCoast’s current condition and historical operating results and the effects of a merger with NBC, including the increased earnings potential.

•	The effects of the merger on SunCoast’s depositors and customers and the communities served by SunCoast, which was deemed to be favorable given that they would be served by a geographically diversified organization with greater resources than SunCoast has.

•	The ability of employees to affiliate with a company with geographic presence.

•	The future business prospects of NBC.

•	The increased access to capital that would allow the resulting company to grow its assets and market share, and the resulting company’s ability to pursue larger customer relationships as a result of the larger capital base resulting from the merger.

The discussion and factors considered by SunCoast’s board of directors listed above were not exhaustive, but includes all material factors considered. SunCoast’s board of directors did not assign any specific or relative weights to any of the foregoing factors. Rather, SunCoast’s board of directors based its recommendation on the totality of the information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.

Recommendation of SunCoast’s Board of Directors

SunCoast’s board of directors believes that the terms of the merger are in the best interest of SunCoast and its shareholders and has approved the merger agreement. SunCoast’s board of directors unanimously recommends that the shareholders of SunCoast approve the merger agreement.

Opinion of the Carson Medlin Company

SunCoast has retained The Carson Medlin Company (“CMC”) to act as its financial advisor in connection with the merger and to undertake to render an opinion with respect to the fairness, from a financial point of view, to the holders of SunCoast common stock, of the consideration as set forth in the agreement. CMC is an investment banking firm that provides specialized corporate finance services to community financial institutions. CMC is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. SunCoast selected CMC as its financial advisor based upon CMC’s qualifications, expertise and reputation in such capacity. Neither CMC nor any of its affiliates has a material relationship with SunCoast or NBC or any material financial interest in SunCoast or NBC.

CMC delivered its written opinion as of May 12, 2006, that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of SunCoast. No limitations were imposed by SunCoast’s board of directors or its management upon CMC with respect to the investigations made or the procedures followed by CMC in rendering its opinion.

You should consider the following when reading the discussion of CMC’s opinion in this document:

•	The summary of the opinion of CMC set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by CMC in connection with its opinion.

•	CMC’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by SunCoast’s board, nor does it address the decision by SunCoast’s board to proceed with the merger.

•	CMC’s opinion to SunCoast’s board of directors rendered in connection with the merger does not constitute a recommendation to any SunCoast shareholder as to how he or she should vote at the special meeting.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, CMC performed a variety of financial analyses. CMC believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of CMC’s opinion.

In performing its analyses, CMC made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SunCoast and may not be realized. Any estimates contained in CMC’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by CMC was assigned a greater significance by CMC than any other. The relative importance or weight given to these analyses by CMC is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

CMC has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. CMC did not undertake any independent evaluation or appraisal of the assets and liabilities of SunCoast or NBC nor was it furnished with any appraisals.

CMC is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of SunCoast or NBC; and it has assumed that the allowances of SunCoast and NBC are in the aggregate adequate to cover potential losses. CMC’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, CMC made the following assumptions:

•	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on SunCoast, NBC or on the anticipated benefits of the merger;

•	that SunCoast had provided it with all of the information prepared by SunCoast or its other representatives that might be material to CMC in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of SunCoast as to the future operating and financial performance of SunCoast.

In connection with its opinion dated May 12, 2006, CMC reviewed:

•	the merger agreement;

•	the audited financial statements of NBC for the five years ended December 31, 2005;

•	the audited financial statements of SunCoast for the five years ended December 31, 2005;

•	the unaudited financial statements of NBC for the three months ended March 31, 2006;

•	the unaudited financial statements of SunCoast for the three months ended March 31, 2006; and

•	financial and operating information with respect to the business, operations and prospects of SunCoast and NBC.

In addition, CMC:

•	held discussions with members of management of SunCoast and NBC regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	reviewed the historical market prices and trading activity for the common stock of SunCoast and NBC;

•	compared the results of operations of SunCoast and NBC with those of certain financial institutions which it deemed to be relevant;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

•	conducted such other studies, analyses, inquiries and examinations as CMC deemed appropriate.

VALUATION METHODOLOGIES

The following is a summary of all material analyses performed by CMC in connection with its written opinion provided to the SunCoast board of directors dated May 12, 2006. The summary does not purport to be a complete description of the analyses performed by CMC.

Summary of Merger and Analysis

CMC reviewed the terms of the merger, including the form of consideration, the indicated exchange ratio, the price per share of NBC’s common stock and the resulting price paid to SunCoast’s shareholders pursuant to the merger agreement. Under the terms of the merger agreement, NBC will pay $20.50 per share for each share of SunCoast (including mandatorily convertible preferred stock) in the form of cash, NBC common stock or a combination of both. As of March 16, 2006, based on the execution date average NBC market price of $23.67, the total consideration paid to SunCoast common shareholders (including mandatorily convertible preferred stock) was approximately $34.466 million which is to be comprised of 45% cash and 55% NBC common stock. As of May 12, 2006, the date of the fairness opinion, the trading price of NBC common stock was $20.80 with a 10 day market average of $20.77, resulting in an exchange ratio of 0.98700. Under the terms of the merger agreement, the indicated exchange ratio for NBC common stock shall not be more than 1.01891 or less than 0.75311.

CMC calculated that the indicated consideration paid to SunCoast represented:

•	a 24% to 28% premium on SunCoast’s stock price for the three months, one month and one week preceding the merger announcement;

•	2.33x SunCoast’s stated and tangible book value of $14.806 million at March 31, 2006;

•	2.71x SunCoast’s adjusted book value of $11.479 million at March 31, 2006;

•	36.3x SunCoast’s trailing twelve months earnings of $0.950 million at March 31, 2006;

•	25.5% of SunCoast’s total assets of $135.050 million at March 31, 2006;

•	29.0% of SunCoast’s total deposits of $118.683 million at March 31, 2006; and

•	a 29.2% premium on SunCoast’s core deposits of $67.380 million at March 31, 2006 (representing the premium paid over tangible equity divided by total deposits excluding CD’s greater than $100,000).

Comparable Transaction Analysis

CMC reviewed certain information related to the following selected merger transactions involving commercial banks in Florida (the “Florida transactions”) announced since January 1, 2005:

COMPARABLE TRANSACTIONS

	Seller Name	City	Buyer Name
1	Marine Bancorp, Inc.	Marathon	Home Bancshares, Inc.
2	First Alachua Banking Corp	Alachua	Capital City Bank Group, Inc.
3	Tarpon Coast Bancorp, Inc.	Port Charlotte	First Busey Corporation
4	Palm Beach County Bank	West Palm Beach	Commerce Bancorp, Inc.
5	First National Bancshares, Inc.	Bradenton	Whitney Holding Corp.
6	Centerstate Bank Mid Florida	Leesburg	Centerstate Banks of Florida, Inc.
7	Florida Choice Bankshares	Mount Dora	Alabama National BanCorporation
8	Banking Corporation of Florida	Naples	Synovus Financial Corp.
9	Pelican Financial	Naples	Stark Bank Group, LTD
10	Big Lake Financial Corporation	Okeechobee	Seacoast Banking Corporation
11	Kensington Bankshares, Inc.	Tampa	Banc Corporation
12	Bristol Bank	Coral Gables	Bancshares of Florida, Inc.

CMC also reviewed certain information related to the following selected merger transactions involving commercial banks in the southeastern United States (the “Southeast transactions”) announced since January 1, 2005 with assets ranging from $100 million to $200 million:

COMPARABLE TRANSACTIONS

	Seller Name	City	State	Buyer Name	State
1	SouthBank	Woodstock	GA	Security Bank Corporation	GA
2	Tarpon Coast Bancorp, Inc.	Port Charlotte	FL	First Busey Corporation	IL
3	Heritage Community Bank	Danville	KY	Community Trust Bancorp, Inc.	KY
4	West Metro Financial Services	Dallas	GA	First Horizon National Corp	TN
5	United Financial, Inc.	Graham	NC	FNB Corp.	NC
6	Jackson Bank & Trust	Gainesboro	TN	First Security Group, Inc.	TN
7	Trinity Bank	Monroe	NC	Citizens South Banking Corporation	NC
8	Community National Bancorp.	Ashburn	GA	South Georgia Bank Holding Co.	GA
9	Citizens Bancorp, Inc.	Newport	KY	Farmers Capital Bank Corporation	KY
10	First United Bank	Farmerville	LA	CTB Financial Corporation	LA
11	Peoples Banking Corporation	Blackshear	GA	Liberty Shares, Incorporated	GA
12	Columbiana Bancshares Inc.	Columbiana	AL	First M & F Corporation	MS
13	Community First Financial Corp.	Lynchburg	VA	American National Bankshares Inc.	VA
14	Buford Banking Group, Inc.	Buford	GA	Gwinnett Commercial Group, LLC	GA
15	Prosperity Bank & Trust Co.	Springfield	VA	Union Bankshares Corporation	VA
16	Neighbors Bancshares, Inc.	Alpharetta	GA	Security Bank Corporation	GA
17	Mountain Bancshares Inc.	Dawsonville	GA	GB&T Bancshares, Inc.	GA
18	Albemarle First Bank	Charlottesville	VA	Premier Community Bankshares Inc.	VA
19	Murray Banc Holding Co.	Murray	KY	BancKentucky, Inc.	KY
20	SterlingSouth Bank & Trust Co.	Greensboro	NC	BNC Bancorp	NC

In evaluating these transactions, CMC considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. CMC compared the transaction prices at the time of announcement to the book value, adjusted book value assuming 8.5% “normalized” equity to assets, trailing twelve months earnings, total assets, total deposits and core deposit premiums of the acquired institutions.

COMPARABLE TRANSACTION ANALYSIS

	Value Indicated by Median Valuations in Comparable Transactions						Range of Value
	Book Value	Adjusted Book Value (1)	TTM EPS	Total Assets	Total Deposits	Core Deposit Premium (2)	High	Low	Avg Values
Florida Transactions Median	2.44	2.64	22.0	24.3%	28.5%	22.9%
Indicated Value Per Share	$21.47	$20.00	$12.40	$19.53	$20.15	$17.98	$12.40	$21.47	$18.59

Southeast Transactions Median	2.29	2.40	19.2	22.4%	25.7%	19.8%
Indicated Value Per Share	$20.16	$18.38	$10.85	$17.97	$18.12	$16.74	$10.85	$20.16	$17.04

Implied Pricing Multiple	2.33	2.71	34.7	25.5%	29.0%	29.2%
Merger Consideration	$20.50	$20.50	$20.50	$20.50	$20.50	$20.50
(1)	Adjusted at 8.5% of assets; Indicated Value=Peer Group Indicator * Adjusted Book Value + Excess Capital over 8.5% of assets
(2)	Core Deposits = Total Deposits - CDs>$100,000, Indicated Value=Peer Group Indicator * Core Deposits + Tangible Book Value

CMC calculated an average value for SunCoast’s common stock based on these factors. This analysis indicated that the average value based on the Florida transactions was $18.59 per share and was $17.04 per share based on the Southeast transactions. Under the terms of merger, SunCoast shareholders will receive $20.50 per share which exceeds the average values indicated by these transactions.

Under the terms of the merger, SunCoast shareholders will receive $20.50 per share, or 2.33 times its March 31, 2006 stated and tangible book value, which is slightly below the median for the Florida transactions but above the median for the Southeast transactions. Based on an adjusted book value, assuming 8.5% equity to assets, the indicated price to adjusted book value was 2.71 times, which is above both the Florida and the Southeast transactions medians. The price to trailing twelve months earnings multiple implied by the merger consideration is 34.7, which is well above both the Florida and the Southeast transactions medians. The purchase price as a percentage of total assets implied by the merger consideration is 25.5% and the price as a percentage of total deposits implied by the merger consideration is 29.0%. Both of these multiples are above both the Florida and Southeast transactions medians. The premium to core deposits implied by the merger consideration is 29.2%, which is well above both the Florida and Southeast transactions medians.

No company or transaction used in CMC’s analyses is identical to SunCoast, NBC or the proposed merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of SunCoast, NBC and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis

CMC calculated the present value of SunCoast assuming SunCoast remained an independent bank for at least five years. For purposes of this analysis, CMC utilized certain projections of SunCoast’s future growth of assets, earnings and dividends. CMC assumed a terminal price to earnings value multiple from 18.0 to 22.0 times and a price to book multiple from 2.00 to 3.00, representing the long term average for sale of control multiples. These values were then discounted to present value utilizing discount rates ranging from 13% to 15%. These rates were selected because, in CMC’s experience, they represent the rates that investors in securities such as SunCoast’s common stock would demand in light of the potential appreciation and risks.

PRESENT VALUE ANALYSIS

(per share)

	Price to Earnings Multiples
	18.0	19.0	20.0	21.0	22.0
13.0%	$15.11	$15.95	$16.79	$17.63	$18.47
14.0%	$14.46	$15.26	$16.07	$16.87	$17.67
15.0%	$13.84	$14.61	$15.38	$16.15	$16.92

	Price to Book Value Multiples
	2.00	2.25	2.50	2.75	3.00
13.0%	$16.17	$18.20	$20.22	$22.24	$24.26
14.0%	$15.48	$17.41	$19.35	$21.28	$23.22
15.0%	$14.82	$16.67	$18.52	$20.37	$22.22

On the basis of these assumptions, CMC calculated that the present value of SunCoast as an independent bank ranged from $13.84 per share to $18.47 per share on a price to earnings basis and $14.82 per share to $24.26 per share on a price to book value basis. The merger consideration to be paid to SunCoast shareholders of $20.50 per share is well above the indicated range on a price to earnings basis and in the average indicated range on a price to book value basis as indicated under the present value analysis.

CMC noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.

Industry Comparative Analysis

In rendering its opinion, CMC compared selected operating results of NBC to those of 32 traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee,

Virginia and West Virginia that had assets ranging from $1 billion to $2 billion. CMC considers this peer group of financial institutions to be reasonably similar in scope of operations for purposes of its analysis. CMC compared, among other factors, profitability, capitalization, asset quality and operating efficiency of NBC to these financial institutions. CMC noted the following performance based on results at or for the three months ended March 31, 2006 (most recent available) and May 12, 2006 pricing data:

NBY Peer Group: Southeast Public Banks between $1B & $2B
		Market Ratios				Balance Sheet Highlights				Performance Ratios
		(5/12/06)				$millions (3/31/06)				For the Three Months Ended 3/31/05
	# of Banks	Price to Earnings X	Price to Book X	Price to Assets %	Dividend Yield %	Assets $	Loans $	Deposits $	Equity $	ROA %	ROE %	Net Interest Margin %	Equity / Assets %	NPA Ratio %	Efficiency Ratio %
Peer Group Average	32	16.5	1.67	15.6	2.0	1,348	984	1,067	130	0.99	10.7	4.16	9.6	0.66	63.0
Peer Group Median	32	15.4	1.67	15.4	1.8	1,298	930	982	128	0.95	11.2	4.21	9.4	0.56	62.1
NBC Capital Corporation		12.9	1.45	11.6	4.8	1,474	853	1,144	118	0.93	11.3	3.78	8.0	0.66	64.8

CMC noted that NBC’s financial performance was slightly below the peer group for profitability including asset returns and net interest margins. NBC’s equity to assets ratio of 8% was below the peer group average and median of 9.6% and 9.4%, respectively. NBC’s operating efficiency is slightly above the peer group level. NBC’s common stock traded at a discount to the peer group average on a trailing 12 months earnings, book value and total assets basis. NBC had a higher dividend yield than the peer group.

In rendering its opinion, CMC also compared selected operating results of SunCoast to those of 67 traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank ReviewTM, a proprietary research publication prepared by CMC quarterly since 1991. CMC considers this group of financial institutions more comparable to SunCoast than larger, more widely traded regional financial institutions and similar in scope of operations for purposes of this analysis. CMC compared, among other factors, profitability, capitalization, asset quality and operating efficiency of SunCoast to these financial institutions. CMC noted the following performance based on results at or for the twelve months ended December 31, 2005 (most recent available) and May 12, 2006 pricing data:

Southeastern Independent Bank Review™
		Market Ratios				Balance Sheet Highlights				Performance Ratios
		(5/12/06)				$millions (12/31/05)				For the Twelve Months Ended 12/31/05
	# of Banks	Price to Earnings X	Price to Book X	Price to Assets %	Dividend Yield %	Assets $	Loans $	Deposits $	Equity $	ROA %	ROE %	Net Interest Margin %	Equity / Assets %	NPA Ratio %	Efficiency Ratio %
Southeastern Average	67	17.4	1.94	17.2	2.1	741	549	589	71	1.06	11.7	4.25	9.3	0.61	60.7
Southeastern Median	67	16.0	1.86	17.0	2.3	595	414	464	48	1.06	11.9	4.17	9.3	0.41	61.4
Suncoast Bancorp, Inc*		29.6	2.03	12.8	0.0	132	113	117	15	0.77	6.5	3.80	11.1	0.00	59.0

*	Market Data uses pre-merger stock price of $16.00 per share

CMC noted that SunCoast’s financial performance was below the peer group for profitability but above the peer group for capitalization, asset quality and operating efficiency. SunCoast’s common stock traded at a premium to peer group average on a trailing 12 months earnings and book value basis but as a discount to the peer group based on total assets.

Historical Stock Performance Analysis

CMC reviewed and analyzed the historical trading prices and volumes of SunCoast and NBC common stock over recent periods. NBC’s stock trades on the American Stock Exchange under the symbol “NBY” and was trading at $20.80 per share as of May 12, 2006 and $23.27 immediately prior to the merger announcement on March 16, 2006. CMC noted that NBC’s stock had declined 10.6% over this period and its peer group (as defined above) declined 1.3% over the same period. The NASDAQ Bank Index increased 5.7% over the same period. NBC has traded in a range from $19.85 per share to $25.81 per share in the 52 weeks preceding May 12, 2006. NBC’s stock trading volume has been modest over the period analyzed averaging 9,283 shares per day. NBC paid an annualized dividend of $0.99 per share in the first quarter of 2006.

SunCoast Bancorp Inc.’s stock trades on the Over the Counter Bulletin Board under the symbol “SUNB” and was trading at $16.00 per share immediately prior to the merger announcement on March 16, 2006. SunCoast traded in a range from $14.06 per share to $17.50 per share in the 52 weeks preceding March 16, 2006. SunCoast’s stock trading volume has been very modest over the period analyzed averaging 637 shares per day. SunCoast had a total return of 9% for the year preceding the March 16, 2006 merger announcement.

Based on the results of the various analyses described above, CMC concluded that the consideration to be received by SunCoast’s shareholders under the merger agreement is fair, from a financial point of view, to the shareholders of SunCoast.

The opinion expressed by CMC was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of SunCoast Bancorp Inc. or NBC Capital Corporation, could materially affect the assumptions used in preparing the opinion.

CMC will receive a fee of $22,500 for all services performed in connection with the sale of SunCoast and the rendering of the fairness opinion. In addition, SunCoast has agreed to indemnify CMC and its directors, officers and employees, from liability in connection with the transaction, and to hold CMC harmless from any losses, actions, claims, damages, expenses or liabilities related to any of CMC’s acts or decisions made in good faith and in the best interest of SunCoast.

NBC’s Reasons For The Merger

NBC’s acquisition strategy consists of identifying financial institutions with business philosophies similar to those of NBC that operate in markets that are geographically compatible with NBC’s operations and which can be acquired at an acceptable cost.

In connection with its approval of the merger with SunCoast, NBC’s board of directors reviewed the terms of the merger agreement and its potential impact on NBC. In reaching its decision to approve the merger agreement, NBC’s board of directors, with the assistance of management and NBC’s advisors, considered the following factors:

•	The merger with SunCoast represents an attractive opportunity for NBC to expand the geographic market area currently served by Cadence Bank into the state of Florida.

•	SunCoast’s focus on customer service with local decision-making ability and a clear focus on the community are consistent with NBC’s business approach.

•	Its understanding of the business, operations, financial condition, earnings and prospects of NBC and SunCoast.

•	Its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of SunCoast.

•	A comparison of similar transactions, including a comparison of the price paid to the prices paid in comparable financial institution mergers, expressed, among other things, as multiples of book value.

•	Its perceived opportunities to increase the combined company’s commercial lending and reduce operating expenses.

•	The structure of the merger consideration and the financial and other terms of the merger, including the exchange ratio and the cash consideration component.

•	Its understanding of the likelihood that the regulatory approvals needed to complete the merger would be obtained.

•	Its review of the terms of the merger agreement with NBC’s legal advisors.

This discussion of factors considered by NBC’s board of directors does not purport to be complete, and is qualified in its entirety by reference to the merger agreement. In approving the merger agreement and related transactions, NBC’s board did not identify any factor or group of factors as more significant than any other in the decision making process. NBC’s board of directors based its decision on the totality of information.

NBC’s board of directors also considered potential risks associated with the merger, including (1) the challenges of integrating SunCoast’s businesses, operations and workforce with those of NBC, (2) the conversion of SunCoast’s systems into NBC’s systems, (3) the need to obtain SunCoast shareholder approval and regulatory approval in order to complete the merger, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

What You Will Receive

If the merger is completed, each share of SunCoast common stock that you hold at the time of the merger will automatically be converted into the right to receive cash or shares of NBC common stock. You will be mailed a form of election no later than 15 days before the completion of the merger in order to make your election. Subject to the restrictions described below, you may elect to receive, in exchange for each of your shares of SunCoast common stock, either:

•	$20.50 in cash; or

•	NBC common stock equal to the number of SunCoast shares you hold multiplied by the ratio of $20.50 divided by the average closing market price of NBC common stock for the full ten trading days preceding the closing of the merger, subject to certain restrictions.

You may choose to exchange all of your shares for cash, all of your shares for NBC common stock, or some of your shares for cash and the rest of your shares for NBC common stock.

Under the terms of the merger agreement, the aggregate consideration to be paid by NBC to SunCoast shareholders will be in 55% stock and 45% in cash. In the event that the holders of the outstanding shares of SunCoast common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elected to exchange for cash or stock, as appropriate, will be adjusted ratably.

Additionally, the amount of NBC common stock you will receive in exchange for your shares of SunCoast common stock will be based on the average closing market price of NBC common stock for the full ten days preceding the closing of the merger. However, the merger agreement also provides that the average closing market price of NBC common stock for the full ten days preceding the closing cannot be less than $20.12 or greater than $27.22 per share. Therefore, if the average market closing price of NBC common stock for the full ten trading days preceding the closing date of the merger is less than $20.12, the consideration received by SunCoast shareholders who receive NBC common stock in exchange for their shares of SunCoast common stock would be less than $20.50 per share of SunCoast common stock. If, however, the average closing market price of NBC common stock for the full ten trading days prior to the closing of the merger is greater than $27.22 per share, the consideration received by SunCoast shareholders who receive NBC common stock in exchange for their shares of SunCoast common stock would be greater than $20.50 per share.

If you make no election, you will be deemed to have elected stock consideration.

You may receive significantly more or less cash or more or fewer shares of SunCoast common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above, see the sections entitled “The Merger—Election and Exchange Procedures” and “The Merger—Allocation of NBC Common Stock and Cash,” on pages              and     , respectively.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each SunCoast shareholder may elect to receive with respect to his or her shares of SunCoast common stock, all NBC common stock, all cash or a combination thereof.

Stock Election Shares. SunCoast shareholders who elect to receive NBC common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of SunCoast common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion below, we refer to shares held by shareholders who have made stock elections as “stock election shares.”

Cash Election Shares. SunCoast shareholders who elect to receive cash for some or all of their shares will receive $20.50 in cash per share for that portion of the shareholder’s shares of SunCoast common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by SunCoast shareholders who have made cash elections as “cash election shares.”

No-Election Shares. Shares held by SunCoast shareholders (i) who indicate that they have no preference as to whether they receive NBC common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect appraisal rights will be deemed to be “no election shares.” See “Allocation of NBC Common Stock and Cash” below.

A fixed proportion of NBC common stock and cash will be collectively paid to SunCoast shareholders, as described above. Accordingly, there is no assurance that a SunCoast shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of SunCoast common stock. If the elections of SunCoast shareholders would exceed the specified limits, then the procedures for allocating NBC common stock and cash to be received by SunCoast shareholders will be followed by NBC’s exchange agent. See “Allocation of NBC Common Stock and Cash” below.

Election Form. Each record holder of shares of SunCoast common stock shall submit an election form specifying the number of shares of SunCoast common stock that such record holder desires to be stock election shares and the number of shares of SunCoast common stock that such record holder desires to be cash election shares. Any such record holder who fails properly to submit an election form on or before the election deadline, which is 5:00 p.m., Central time, on                     , in accordance with the procedures set forth below, or who has acquired shares of SunCoast common stock after the close of business on the fifth day prior to the election deadline, shall be deemed to have made an election for stock election shares. Any appraisal shares shall be deemed to be cash election shares, and, with respect to such shares, the holders thereof shall not receive consideration comprised of NBC common stock. Any election to receive NBC common stock or cash shall have been properly made only if the exchange agent shall have actually received a properly completed election form by the election deadline.

After the special meeting and no later than 15 business days prior to the anticipated completion of the merger, NBC’s exchange agent shall mail the election form to each holder of record of SunCoast common stock as of three days prior to the mailing of the election form providing for such holders to make the cash election and/or the stock election. Any election other than a deemed stock election shall be validly made only if the exchange agent shall have received by the election deadline, an election form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the election form) by such holder accompanied by such holder’s SunCoast stock certificates, or by an appropriate guarantee of delivery of such certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company in the United States as set forth in such election form. Any holder of SunCoast common stock who has made an election by submitting an election form to the exchange agent may at any time prior to the election deadline change such holder’s election by submitting a revised election form, properly completed and signed, that is received by the exchange agent prior to the election deadline. Any holder of SunCoast common stock may at any time prior the election deadline revoke such holder’s election and withdraw such holder’s SunCoast certificates deposited with the exchange agent by written notice to the exchange agent received by the close of business on the day prior to the election deadline.

If you became a holder of SunCoast common stock between the date that is three days prior to the mailing of the election form and the close of business on the fifth business day prior to the election deadline, the exchange agent shall mail to each such record holder of SunCoast Common Stock another election form. If you become a holder of record of SunCoast common stock after the close of business on the fifth business day prior to the closing of the merger, you will be deemed to have elected to receive stock election shares.

Certificates representing shares of NBC common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a NBC shareholder from the effective date. Until the certificates representing SunCoast common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the NBC common stock into which such shares have been converted. When the certificates are surrendered to NBC’s exchange agent, any unpaid dividends or other distributions will be paid without interest. NBC has the right to withhold dividends or any other distributions on its shares until the SunCoast stock certificates are surrendered for exchange.

Following the effective date of the merger, each SunCoast stock certificate is evidence solely of the right to receive the merger consideration. In no event will either NBC or SunCoast be liable to any former SunCoast shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

NBC will not issue any fractions of a share of common stock. Rather, NBC will pay cash for any fractional share interest that any SunCoast shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, NBC will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average closing market price for NBC common stock for the ten full trading days prior to the closing. Shares of SunCoast common stock issued and held by SunCoast as treasury shares as of the effective date of the merger, if any, will be canceled.

Any options to purchase SunCoast common stock, vested or unvested, will be paid the difference between $20.50 and the exercise price. For purposes of determining the aggregate merger consideration paid to shareholders of SunCoast common stock, any cash paid to holders of options to acquire SunCoast common stock will be disregarded.

Allocation of NBC Common Stock and Cash

Notwithstanding the election of SunCoast shareholders to receive cash, NBC common stock or a combination of stock and cash in the merger, the purchase price per share of SunCoast common stock will be $20.50, of which collectively the holders of SunCoast common stock shall receive 45% cash and 55% NBC common stock.

Over-election of the Stock Consideration. If the aggregate number of shares of NBC common stock to be issued in exchange for shares of SunCoast common stock pursuant to the election of SunCoast shareholders would exceed 55% of the merger consideration to be paid to SunCoast shareholders, then:

•	All cash election shares shall be converted into the right to receive $20.50;

•	All stock election shares shall be converted into the right to receive cash and NBC common stock in the ratio determined by dividing the (a) the difference in the total number of shares of SunCoast common stock outstanding immediately prior to the closing and the cash election shares by (b) the aggregate number of stock election shares.

•	The number of stock election shares that shall be converted into NBC common stock shall be determined by multiplying the stock election shares by the above ratio.

•	All SunCoast stock election shares that are not converted into NBC common stock shall be converted into cash election shares.

Over-election of the Cash Consideration. If the aggregate number of cash election shares would exceed 45% of the aggregate merger consideration to be paid to SunCoast shareholders, then:

•	All stock election shares shall be converted into the right to receive NBC common stock equal to the number of stock election shares multiplied by the ratio of $20.50 divided by the average closing market price of NBC common stock for the full ten trading days preceding the closing of the merger, subject to certain restrictions.

•	All cash election shares shall be converted into the right to receive cash and NBC common stock in the ratio determined by dividing (a) the product of the number of shares of SunCoast common stock outstanding immediately prior to the closing multiplied by 0.45 by (b) the cash election shares.

•	The number of cash election shares held by each holder of SunCoast common stock that will be converted into cash shall be determined by multiplying the above ratio by the number of cash election shares.

•	All cash election shares that are not converted to cash, shall be converted into stock election shares.

No Election Shares. Shares held by SunCoast shareholders (i) who indicate that they have no preference as to whether they receive NBC common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect appraisal rights will be deemed to be stock election shares.

Effective Date

The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as NBC and SunCoast may mutually select. Regulatory approval cannot be waived. We presently expect closing on the merger to occur during the third quarter of 2006. See “The Merger—Conditions to the Merger” and “The Merger—Regulatory Approvals,” beginning on pages              and     , respectively.

Statutory Provisions For Appraisal Rights of Shareholders

The following discussion does not purport to be a complete description of the law relating the right of shareholders to appraisal available under Florida law and is qualified in its entirety by reference to the full text of Section 607 of the Florida Business Corporation Act.

A copy of the appraisal rights provided in Section 607.1301 to 607.1333 of the Florida Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully Section 607 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of SunCoast common stock who objects to the merger, and who fully complies with all of the provisions of Section 607 of the Florida Business Corporation Act (but not otherwise), will be entitled to seek appraisal for, and obtain payment of, the fair value of shares of SunCoast common stock if the merger is consummated.

A shareholder of record may assert appraisal rights as to fewer than all of the SunCoast shares registered in his or her name only if he or she objects with respect to all shares beneficially owned by any one person and notifies SunCoast in writing of the name and address of each person on whose behalf he asserts appraisal rights. The rights of a shareholder asserting partial appraisal rights will be determined as if the shares as to which he or she objects, and his or her other shares were registered in the names of different shareholders.

A shareholder of SunCoast who objects to the merger and desires to receive payment of the “fair value” of his or her SunCoast common stock:

•	must deliver to SunCoast, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated;

•	must not vote his or her shares in favor of the merger; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the appraisal notice sent to the shareholder by SunCoast following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Shareholders asserting appraisal rights must separately comply with all three conditions.

All written notices should be sent to: William F. Gnerre, Secretary, SunCoast Bancorp, Inc., 8592 Potter Park Drive, Suite 200 Sarasota, Florida 34238.

If the merger agreement is approved and adopted, SunCoast will mail, no later than 10 days thereafter, by certified mail to each shareholder who has complied with the three conditions above, written notice of such approval and adoption, addressed to the shareholder at such address as the shareholder has furnished SunCoast in writing or, if none, at the shareholder’s address as it appears on the records of SunCoast. Within 20 days of the giving of notice to him or her, any shareholder who elects to object and assert appraisal rights must file with SunCoast a notice of such election, containing the written election to appraisal rights and demand for payment described in the third condition above.

If all three conditions above are satisfied in full, SunCoast is required to make a written offer within 10 days after the expiration of the period in which shareholders may file their notices of election to appraisal rights, or within 10 days after completion of the merger is effected, whichever is later, to each shareholder asserting appraisal rights to purchase all of such shareholder’s shares of SunCoast stock at a specific price. If SunCoast and any shareholder asserting appraisal rights are unable to agree on the fair value of the shares within 60 days, then SunCoast will commence a proceeding in a court of competent jurisdiction in the county where the registered office of SunCoast is located to determine the rights of the shareholders asserting appraisal rights and the fair value of his or her shares. If SunCoast does not commence the proceeding within the 60-day period, then any shareholder asserting appraisal rights may do so in the name of SunCoast.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against SunCoast, except that the court may assess these costs against all or some of the shareholders asserting appraisal rights in amounts the court finds equitable to the extent the court finds such shareholders acted arbitrarily or not in good faith in demanding payment under the appraisal provisions.

Upon compliance with the statutory procedures, shareholders asserting appraisal rights will not have any rights as shareholders of SunCoast or of NBC, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

SunCoast shareholders should note that cash paid to shareholders asserting appraisal rights in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

Failure by a SunCoast shareholder to follow the steps required by the Florida Business Corporation Act for perfecting appraisal rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold SunCoast common stock and are considering objecting to the approval and adoption of the merger agreement and exercising your appraisal rights under the Florida Business Corporation Act, you should consult your legal advisors.

Representations and Warranties

The merger agreement contains representations and warranties relating to, among other things:

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Consistency of financial statements with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since September 30, 2005, in the assets, financial condition, results of operations, or prospects of SunCoast and NBC.

•	Absence of undisclosed material pending or threatened litigation.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Required board and shareholder approval.

•	Absence of material environmental violations, actions or liabilities.

•	Accuracy of information supplied by NBC and SunCoast for inclusion in this proxy statement/prospectus, filed under the Securities Act of 1933, in connection with the issuance of NBC common stock in the merger.

•	Validity and binding nature of loans reflected as assets in the financial statements of SunCoast.

•	Validity and legality of interest rate risk management instruments.

Conduct of Business Pending the Merger

In the merger agreement, SunCoast agrees to use its best efforts to preserve its business organizations intact, to maintain its advantageous business relationships with customers, vendors and others with whom it does business and retain the services of key officers and employees, and to not take any action that would reasonably be expected to adversely affect or delay any necessary governmental approvals to consummate the merger.

In addition, SunCoast has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the merger agreement or consented to by NBC. SunCoast also agreed in the merger agreement that, among other things, it will not, without the prior written consent of NBC:

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock.

•	Modify or amend any material contracts.

•	Increase the compensation or benefits of any employee or amend, establish or adopt any new employee benefit plan, except as may be required or in the ordinary course of business.

•	Make certain capital expenditure in excess of $10,000 per project or related series of projects or $30,000 in the aggregate.

•	Apply for or open a new branch office or loan production or servicing facility.

•	Make any new loan or credit facility commitment to any borrower in excess of $2,000,000 in the aggregate or compromise, extend, renew or modify any such loan or commitment in excess of $2,000,000.

•	Engage or participate in any material transaction or incur or sustain any material obligation, other than in the ordinary course of business consistent with past practice.

•	Settle any claim, action or proceeding involving monetary damages in excess of $10,000.

•	Change its articles of incorporation or bylaws.

•	Materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported.

NBC and SunCoast jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

•	To maintain adequate insurance.

•	To maintain accurate books and records.

•	To file all tax returns and pay all taxes when due.

No Solicitation of Other Transactions

SunCoast has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•	Solicit or facilitate any inquiries, approve or recommend any proposal, or enter into any agreement related to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SunCoast or its subsidiaries, or any purchase or sale of 10% or more of SunCoast’s consolidated assets or acquisition of voting power of 10% or more of the total voting power of SunCoast or of its subsidiaries;

•	Have discussions with or provide confidential information or data to or negotiate with any third party concerning an acquisition proposal described above; or

Notwithstanding the foregoing, in the event that, prior to the date of the special meeting, SunCoast receives an unsolicited bona fide acquisition proposal and our board of directors concludes in good faith that such proposal constitutes, or is reasonably likely to result in a superior proposal, SunCoast may, to the extent that its board of directors concludes in good faith based on the written opinion of its outside legal counsel attesting that the foregoing restriction constitutes a breach of the board of director’s obligations to its shareholders and that failure to take such actions would result in a violation of its fiduciary duties, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger agreement) a superior proposal, or enter into an agreement with respect to a superior proposal.

SunCoast has agreed to notify NBC promptly if any acquisition proposal or inquiry described above is received by SunCoast from any third party.

For a discussion of circumstances under which certain actions relating to a possible acquisition involving SunCoast could result in SunCoast being required to pay to NBC a termination fee of $1.5 million, see “The Merger—Termination Fee,” beginning on page    .

Dividends

The merger agreement generally prohibits SunCoast from paying any cash dividend or making any other distribution with respect to its capital stock, except that SunCoast may pay, prior to completion of the merger, regular dividends on SunCoast preferred stock with record and payment dates consistent with past practices, and dividends paid by any of the subsidiaries of SunCoast so long as such dividends are only paid to SunCoast and that no such dividend shall cause SunCoast Bank to cease to qualify as well capitalized.

NBC expects that after completion of the merger, subject to approval and declaration by its board, it will continue to declare regular quarterly cash dividends on the shares of its common stock consistent with past practices.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to various conditions, which include, among other provisions, the following:

•	SunCoast shall have obtained shareholder approval and adoption of the merger agreement.

•	The shares of NBC common stock to be issued to the holders of SunCoast Common Stock upon consummation of the merger shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

•	All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no such approval or consent shall have imposed any condition or requirement, which NBC determines would cause a material adverse effect as to NBC or otherwise reduce the contemplated benefits of the merger to NBC. See “The Merger—Regulatory Approvals,” at page .

•	This Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the merger.

•	SunCoast will have received from the Carson Medlin Company, an opinion, to the effect that, as of March 16, 2006, the consideration to be paid to the shareholders of SunCoast in the merger is fair from a financial point of view to such holders of SunCoast Common Stock, a signed copy of which shall have been delivered to NBC.

•	SunCoast and NBC shall have received a legal opinion from Smith, Gambrell and Russell, LLP and Adams and Reese LLP, respectively, that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See “The Merger—Federal Income Tax Consequences,” at page .

•	The representations and warranties are accurate, as of March 16, 2006 and the closing of the merger, in all material respects, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the reorganization agreement.

•	Each party has performed in all material respects all obligations required to be performed under the merger agreement and each party shall have received from the other party a certificate attesting to the foregoing, signed by the CEO and CFO of that party.

Except for the requirements of SunCoast shareholder approval, regulatory approvals, the listing of NBC common stock on the American Stock Exchange, the effectiveness of the Form S-4, the opinion of the Carson

Medlin Company, and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “The Merger—Amendment; Waiver,” at page    .

Subsidiary Bank Merger

As contemplated by the merger agreement, SunCoast Bank and Cadence Bank have entered into a bank plan of merger. The bank plan of merger provides that, subject to receipt of all necessary regulatory approvals, simultaneously with the merger, SunCoast Bank will merge with and into Cadence Bank, with Cadence as the surviving bank. All shares of SunCoast Bank will be canceled and will cease to exist and no consideration will be paid for these shares. NBC and SunCoast expect to complete the merger of Cadence and SunCoast Bank concurrently with the completion of the merger.

Regulatory Approvals

Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of SunCoast with NBC, and the expiration of all applicable waiting periods.

NBC and SunCoast have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency. The merger cannot proceed in the absence of these required regulatory approvals.

Federal Reserve Board. The merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Pursuant to federal law, we have requested that the Federal Reserve Board waive any approval and defer to the approval of the Office of the Comptroller of the Currency.

Office of the Comptroller of the Currency. The merger of two banks in which the surviving bank is a national bank requires the approval of the Office of the Comptroller of the Currency. In certain situations, if the Federal Reserve Board waives its approval, the Office of the Comptroller of the Currency may also review and approve the merger of two bank holding companies. NBC has requested that the Federal Reserve Board waive its approval. Therefore, the Office of the Comptroller of the Currency will review the merger, including both the merger of SunCoast into NBC and SunCoast Bank into Cadence. The Office of the Comptroller of the Currency generally will not approve any merger:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Office of the Comptroller of the Currency finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The Office of the Comptroller of the Currency is also required to consider the financial and managerial resources and future prospects of NBC, SunCoast and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency also must take into account the record of performance of NBC and SunCoast in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Comptroller must take into account the effectiveness of NBC and SunCoast in combating money laundering activities.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any merger approved by the Office of the Comptroller of the Currency generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Office of the Comptroller of the Currency and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Applications. NBC and SunCoast have filed the necessary application with the Federal Reserve Board, the FDIC and the OCC, requesting approval of the merger, including the bank merger. The application describes the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the merger, and contain certain related financial and managerial information. Copies of the application will be provided to the U.S. Department of Justice and other governmental agencies.

Amendment; Waiver

NBC has reserved the right to revise the structure of the merger. Any such change, however, will not alter the merger consideration, adversely affect the tax consequences of the merger to SunCoast shareholders or materially impede the consummation of the merger.

Additionally, subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the shareholders of SunCoast; provided, however, that after any SunCoast shareholder approval, no amendment shall be made which by law requires further approval by SunCoast shareholders without such further approval.

At any time prior to the consummation of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, except those that cannot be waived.

Termination

The merger agreement may be terminated by either NBC or SunCoast at any time prior to the closing of the merger:

•	By mutual consent, if the board of directors of each of NBC and SunCoast so determines.

•	If (i) the parties fail to obtain regulatory approval and such denial has become final and nonappealable or (ii) any governmental authority of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the merger.

•	If the merger is not consummated by December 31, 2006, unless the failure to complete the merger is because of the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party.

•	If the conditions precedent to the merger are not satisfied.

•	If SunCoast shareholder approval of the merger agreement is not obtained.

NBC may terminate the merger agreement at any time prior to the closing of the merger if:

•	SunCoast materially breaches any of the unwaived covenants or agreements made by the SunCoast or any of the representations or warranties, and in either case, such breach is not cured within 30 days following written notice to the SunCoast, or which breach, by its nature, cannot be cured prior to the closing of the merger.

•	The board of directors of SunCoast changes its recommendation to the shareholders of SunCoast (or shall have resolved to do so);

•	Subject to the exception discussed in the section “The Merger—No Solicitation of Other Transactions,” SunCoast approves or recommends, or proposes publicly to approve or recommend, any acquisition proposal or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

•	A tender offer or exchange offer for 10% or more of the outstanding shares of SunCoast common stock is commenced (other than by NBC or a Subsidiary thereof), and the board of directors of SunCoast recommends that the shareholders of SunCoast tender their shares in the tender or exchange offer or otherwise fails to recommend that the shareholders reject the tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

SunCoast may terminate the merger agreement at any time prior to the closing of the merger if:

•	Prior to the date of the SunCoast special meeting, SunCoast receives an unsolicited bona fide acquisition proposal and SunCoast’s board of directors concludes in good faith that such proposal constitutes or is reasonably likely to result in a superior proposal, SunCoast may, to the extent that its board of directors concludes in good faith based on the written opinion its outside legal counsel attesting that the foregoing restriction constitutes a breach of the board of director’s obligations to its shareholders and that failure to take such actions would result in a violation of its fiduciary duties, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the merger agreement) a superior proposal, or enter into an agreement with respect to a superior proposal.

•	Through a resolution adopted by a majority of the entire SunCoast’s board of directors, if both of (a) the average trading price of NBC common stock for the full ten days preceding the closing of the merger is less than $18.94, and (b) the quotient obtained by dividing the average closing market price of NBC common stock for the full ten trading days preceding the closing of the merger by $23.67 shall be less than the quotient obtained by dividing the index price on the closing date by the index price on the day of the closing of the merger and subtracting .20 from such quotient. The “index price” on a given date means the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK). If SunCoast elects to exercise this termination right, SunCoast must give prompt written notice to NBC at any time during the five business day period commencing on the business day preceding the day before the proposed closing provided that such election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period following the day on which NBC receives such notice, NBC shall have the option of adjusting the merger consideration within certain parameters described in the merger agreement.

Termination Fee

SunCoast will pay NBC a termination fee of $1.5 million if:

•	NBC terminates the merger agreement because of the commencement of a tender offer or exchange offer for 10% or more of the outstanding shares of SunCoast common stock and the board of directors of SunCoast recommends that the SunCoast shareholders tender their shares or fails to recommend that the shareholders reject such tender of exchange offer within the ten business day period specified in Rule 14(e)-2(a) under the Securities Exchange Act.

•	NBC terminates the merger agreement because the board of directors of SunCoast breached the terms of the merger agreement relating to the solicitation of other transactions and the breach has a material adverse effect on NBC. See “The Merger—No Solicitation of Other Transactions” on page .

•	NBC terminates the merger agreement because SunCoast has entered into a definitive agreement for the acquisition or merger of SunCoast with another entity.

Expenses

NBC and SunCoast will pay their respective expenses and costs incurred in connection with the merger, including fees and expenses of legal counsel, accountants, and financial consultants.

Management and Operations After the Merger

Following the closing of the merger, NBC will appoint H. Ronald Foxworthy, chairman of SunCoast, to fill a vacancy on the board of directors of NBC. Otherwise, the board of directors and management of NBC will be the same after the merger.

Employment; Severance

As of or as soon as practicable following the closing of the merger, the employees of SunCoast and SunCoast Bank will become employees of NBC or one of its subsidiaries and will be eligible to participate in NBC employee benefit plans in which similarly situated employees of NBC or its subsidiaries participate.

Any employee of SunCoast or SunCoast Bank as of March 16, 2006 (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by NBC or one of its subsidiaries within one year after the closing of the merger (unless termination of such employment is for cause) shall be entitled to a severance payment from NBC or its subsidiary equal in amount to two weeks’ base pay for each full year the employee was employed by SunCoast or SunCoast Bank or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance. Any severance paid will be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to SunCoast’s written severance policy.

Upon completion of the merger, Kerry J. Ward, Senior Vice President of SunCoast Bank, William F. Gnerre, Executive Vice President of SunCoast, and John S. Wilks, Chief Financial Officer of SunCoast, will have employment agreements with Cadence Bank, a subsidiary of NBC, as the successor entity to SunCoast Bank.

Employee Benefit Plans

The merger agreement provides that each SunCoast employee who becomes an employee of NBC or Cadence at the effective date of the merger will be entitled to full credit for each year of service with SunCoast for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the NBC or Cadence employee benefit plans, programs and policies. After the effective date of the merger, NBC may, at its discretion, maintain, discontinue or amend any SunCoast benefit plan, subject to the plan’s provisions and applicable law.

Immediately prior to the closing of the merger, each SunCoast employee who is a participant in the SunCoast Employee 401(k) Plan shall become fully vested in his or her employer matching account balance in the SunCoast Employee 401(k) Plan. Immediately prior to closing, the SunCoast Employee 401(k) Plan shall be terminated by the current trustee of the SunCoast Employee 401(k) Plan and the SunCoast employees who are then participating in the SunCoast Employee 401(k) Plan shall become participants in the NBC Employee 401(k) Plan.

Options

SunCoast, from time to time, issued options to purchase SunCoast common stock. Pursuant to the terms of the merger agreement, all options, vested or unvested, shall be entitled to receive cash in the amount of $20.50 less the exercise price.

Interests of Management and Others in the Merger

Share Ownership

As of                     , 2006, the record date for the special meeting of SunCoast shareholders, the directors and executive officers of SunCoast may be deemed to be the beneficial owners of              shares, representing     % of the outstanding shares of SunCoast common stock.

As of                     , 2006, the directors and executive officers held                  options to acquire SunCoast common stock. Pursuant to the terms of the merger agreement, these officers and directors are entitled to receive $20.50 less the exercise price of the options.

Indemnification and Insurance

NBC has agreed to indemnify the directors and officers of SunCoast or SunCoast Bank against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date or the merger agreement to the fullest extent permitted under SunCoast’s articles of incorporation, bylaws and applicable law.

NBC has also agreed to use its best effort to cause the officers and directors of SunCoast or SunCoast Bank immediately prior to the effective date of the merger to be covered for a period of three years from the closing of the merger by the directors’ and officers’ liability insurance policy or policies maintained by NBC. The insurance coverage is to provide at least the same level of coverage available under SunCoast’s current directors’ and officers’ liability insurance policy. NBC is not obligated to make annual premium payments (for the portion related to SunCoast’s directors and officers) that exceed 200% of the initial annual premiums maintained by SunCoast prior to the merger. If the amount of the annual premium payments exceeds this amount, NBC shall use reasonable efforts to obtain the most advantageous policy available up to this maximum amount.

Board Positions and Compensation

Upon completion of the merger, H. Ronald Foxworthy will be appointed to fill a vacancy on the board of NBC and shall be entitled to compensation in such capacity on the same basis as other NBC directors.

Accounting Treatment

NBC will account for the merger under the purchase method of accounting. NBC will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of SunCoast. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, NBC will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. NBC will include in its results of operations the results of SunCoast’s operations only after completion of the merger.

Federal Income Tax Consequences

In the opinion of Adams and Reese LLP, NBC’s legal counsel, and Smith, Gambrell & Russell, LLP, SunCoast’s legal counsel, the following discussion addresses the material United States federal income tax consequences of the merger to a SunCoast shareholder who holds shares of SunCoast common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code”, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to SunCoast shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to SunCoast shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, SunCoast shareholders who hold their shares of SunCoast common stock as part of a hedge, straddle or conversion transaction, SunCoast shareholders who acquired their shares as compensation, and SunCoast shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

SunCoast shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The closing of the merger is conditioned upon the receipt by NBC and SunCoast of the opinions of Adams and Reese LLP, counsel to NBC, and Smith, Gambrell & Russell, LLP, counsel to SunCoast, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of SunCoast and NBC) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Code.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither SunCoast nor NBC intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the conclusions of Adams and Reese LLP and Smith, Gambrell & Russell, LLP, in their respective opinions as to the material United States federal income tax consequences of the merger to SunCoast shareholders.

A shareholder who receives in the merger only shares of NBC common stock in exchange for shares of SunCoast common stock generally will not recognize gain or loss, except with respect to any cash received in lieu of a fractional share interest in NBC common stock.

A shareholder who receives in the merger solely cash in exchange for shares of SunCoast common stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the tax basis in the shares of SunCaost common stock exchanged.

A shareholder who receives in the merger a combination of cash and shares of NBC common stock in exchange for shares of SunCoast common stock generally will recognize gain as capital gain or ordinary income (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the NBC common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of SunCoast common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the SunCoast shareholder’s holding period with respect to the SunCoast common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the SunCoast shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “The Merger—Possible treatment of cash as a dividend,” below.

The aggregate tax basis of NBC common stock received by a SunCoast shareholder pursuant to the merger (including any fractional share deemed received and redeemed) will be equal to the aggregate adjusted tax basis of the shares of SunCoast common stock surrendered, reduced by the amount of cash, if any, received by the SunCoast shareholder pursuant to the merger (other than cash received in lieu of a fractional share of NBC common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the SunCoast shareholder on the exchange. The holding period of the NBC common stock will include the holding period of the shares of SunCoast common stock surrendered. If a SunCoast shareholder has differing bases or holding periods in respect of his or her shares of

SunCoast common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of NBC common stock received in the exchange.

Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or as distribution of a dividend depends upon whether and to what extent the exchange reduces the SunCoast shareholder’s deemed percentage stock ownership of NBC. For purposes of this determination, SunCoast shareholders will be treated as if they first exchanged all of their shares of SunCoast common stock solely for NBC common stock and then NBC immediately redeemed (the “deemed redemption”) a portion of the NBC common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the SunCoast shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding NBC common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.” Gain recognized will also be capital gain to the extent the recognized gain exceeds the shareholder’s ratable share of SunCoast accumulated earnings and profits.

The deemed redemption generally will be “substantially disproportionate” with respect to a SunCoast shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a SunCoast shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of NBC. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of NBC that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of NBC that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a SunCoast shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons and certain entities in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a SunCoast shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

Cash received in lieu of a fractional share. Cash received by a SunCoast shareholder in lieu of a fractional share of NBC common stock generally will be treated as received in redemption of the fractional share, and gain generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of SunCoast common stock surrendered that is allocable to the fractional share. The gain generally will be long-term capital gain if the holding period for the shares of SunCoast common stock is more than one year.

Backup Withholding. To the extent that a SunCoast shareholder receives cash in exchange for surrendering shares of SunCoast common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a SunCoast shareholder’s individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a SunCoast shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of NBC common stock received by you in the merger.

Resale of NBC Common Stock

You may freely transfer the NBC common stock issued in the merger under the Securities Act, unless you are deemed to be:

•	An “affiliate” of SunCoast for purposes of Rule 145 of the Securities Act; or

•	An “affiliate” of NBC for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with (1) NBC or SunCoast at the time of the SunCoast special meeting, or (2) NBC, at or after the effective date of the merger.

Rule 144 and 145 will restrict the sale of shares of NBC common stock received in the merger by affiliates and certain of their family members and related interests.

SunCoast affiliates:

•	Generally, during the year following the effective date of the merger, those persons who are affiliates of SunCoast at the time of the SunCoast special meeting, provided they are not affiliates of NBC at or following the merger’s effective date, may publicly resell any shares of NBC common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of NBC common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about NBC.

•	After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to NBC as required by Rule 144.

This proxy statement/prospectus does not cover any resales of shares of NBC common stock received by persons who may be deemed to be affiliates of NBC or SunCoast. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the applicable rules and regulations.

Each SunCoast director, as an affiliate of SunCoast, has agreed with NBC not to transfer any shares of NBC common stock received in the merger except in compliance with the Securities Act.

Material Contracts

On April 26, 2006, SunCoast issued a certificate of deposit to Cadence Bank for $4.0 million at SunCoast’s posted rate of interest of 3.78%, and which matures on July 14, 2006. Other than this transaction, there have been no material contacts or other transactions between SunCoast and NBC since the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between SunCoast and NBC during the past five years, other than in connection with the merger agreement as described in this document.

No Fractional Shares

No fractional shares of NBC common stock shall be issued in the merger. Instead of fractional shares and subject to certain restrictions, SunCoast shareholders will receive an amount of cash based on the average closing price of NBC common stock over the ten full trading days prior to the date the merger is completed.

DESCRIPTION OF NBC CAPITAL CORPORATION CAPITAL STOCK

In this section, we describe the material features and rights of NBC’s capital stock. This summary does not purport to be complete and is qualified in its entirety by reference to applicable Mississippi law, NBC’s article of incorporation, and NBC’s bylaws, as described below. See “Where You Can Find More Information” beginning on page     .

General

NBC is currently authorized to issue 50,000,000 shares of common stock having a par value of $1.00 per share. Each share of NBC common stock has the same relative rights as, and is identical in all respects to, each other share of NBC common stock.

As of May 15, 2006, there were 10,946,724 shares of NBC common stock outstanding, and 822,390 of NBC common stock reserved for issuance pursuant to various employee incentive, compensation and option plans. After giving effect to the merger on a pro forma basis, approximately 11,855,450 million shares of NBC common stock will be outstanding.

Common Stock

Distributions. Subject to certain regulatory restrictions, NBC can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. NBC is a holding company, and NBC’s primary source for the payment of dividends is dividends from its subsidiaries. The payment of dividends by NBC is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of NBC are entitled to receive and share equally in dividends declared by the board of directors of NBC out of funds legally available therefor.

Voting Rights. The holders of common stock of NBC possess exclusive voting rights in NBC. They elect the NBC board of directors and act on such other matters as are required to be presented to them under Mississippi law, the rules promulgated by the American Stock Exchange or NBC’s articles of incorporation and bylaws or as are otherwise presented to them by the board of directors. Each holder of NBC common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Certain matters require a 75% shareholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of Cadence Bank, NBC, as holder of Cadence Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Cadence Bank (including all deposit accounts and accrued interest thereon), all assets of Cadence Bank available for distribution. In the event of liquidation, dissolution or winding up of NBC, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of NBC available for distribution.

Preemptive Rights. Holders of NBC common stock do not have preemptive rights with respect to any shares that may be issued. The NBC common stock is not subject to redemption.

Anti-takeover Provisions. See “Certain Anti-takeover Provisions” for a description of anti-takeover provisions in NBC’s articles of incorporation and bylaws.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

NBC and SunCoast are incorporated under the laws of the States of Mississippi and Florida, respectively. As a result of the merger, SunCoast shareholders will become shareholders of NBC. Thus, following the merger, the rights of SunCoast shareholders who become NBC shareholders in the merger will be governed by the laws of the State of Mississippi, as opposed to Florida, and will also then be governed by the NBC’s articles of incorporation and the bylaws. The NBC articles of incorporation and bylaws will be unaltered by the merger. As more fully described below, NBC and SunCoast’s respective articles of incorporation and bylaws are substantially similar in many material respects.

Authorized Capital

NBC. The authorized capital stock of NBC consists of:

•	50,000,000 shares of common stock, par value $1.00 per share.

SunCoast. The authorized capital stock of SunCoast consists of:

•	10,000,000 shares of SunCoast common stock, par value $0.01 per share; and

•	3,000,000 shares of SunCoast preferred stock, par value $0.01 per share.

Number and Election of Directors

NBC. The board of directors of NBC currently has 19 members. The NBC’s articles of incorporation provide that the NBC board of directors will consist of no more than 25 directors. The board of directors may be expanded by NBC with the affirmative vote of the holders of 75% of the outstanding common stock of NBC. The number of directors within the stated limitation is fixed from time to time by the board of directors by a resolution duly adopted by the board. With the exception of the addition of H. Ronald Foxworthy, the board of directors of NBC will remain unchanged.

NBC’s articles of incorporation provide that the members of the NBC board of directors each serve one year terms and are elected annually by the NBC shareholders.

SunCoast. The board of directors of SunCoast currently has 8 members. The SunCoast bylaws provide that the SunCoast board of directors will consist of a number of directors to be fixed from time to time by a vote of a majority of the SunCoast board of directors.

Voting Rights

In the case of SunCoast, the affirmative vote of a majority of the then outstanding shares of common stock is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities. In the case of NBC, the affirmative vote of 75% of the then outstanding shares of common stock is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities. The vote of NBC shareholders is not necessary to approve this merger transaction.

Under Mississippi and Florida law, shareholders do not have cumulative voting rights in the election of directors unless the articles of incorporation so provide. Neither NBC’s nor SunCoast’s articles of incorporation provides for cumulative voting.

In the case of both NBC and SunCoast, the presence in person or by proxy of shares representing a majority of shares entitled to vote at the meeting is considered a quorum.

Vacancies and Removal

In the case of both NBC and SunCoast, vacancies and newly created directorships are filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office for the unexpired term of the director which that person succeeds.

NBC’s articles of incorporation provide that a director may be removed from office for cause by the affirmative vote of a majority of the entire board of directors or by the affirmative vote of the shareholders of NBC representing the majority of the shares of outstanding NBC common stock.

SunCoast’s bylaws provide that the shareholders of SunCoast may remove a director with or without cause by the affirmative vote of a majority vote of the SunCoast shareholders.

Indemnification of Directors and Officers

Under Florida law, SunCoast is required to indemnify an officer or director who has been successful, on the merits or otherwise, in defense of any proceeding or in defense of any claim, issue, or matter therein, by reason of the fact that he or she is or was a director or officer, against expenses actually and reasonably incurred in connection therewith. Florida law also contains detailed and comprehensive provisions regarding when SunCoast is permitted, although not required, to indemnify its officers and directors against expenses, judgments, fines and other expenses in connection with litigation.

Under Mississippi law, NBC must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of NBC against reasonable expenses incurred by him in connection with the proceeding. Mississippi law also contains detailed and comprehensive provisions regarding when NBC is permitted, although not required, to indemnify its officers and directors against expenses, judgments, fines and other expenses in connection with litigation.

In the case of both NBC and SunCoast, the articles of incorporation and bylaws provide that NBC and SunCoast will indemnify their directors, officers, employees, and agents to the fullest extent authorized by Mississippi and Florida law, respectively, against all expense, liability and loss reasonably incurred or suffered. Both NBC’s and SunCoast’s articles of incorporation and bylaws further permit NBC and SunCoast to maintain insurance on behalf of any director, officer, employee, or agent of the NBC or SunCoast.

Ability to Call Special Meetings and Act by Written Consent

In the case of both NBC and SunCoast, except as otherwise required by law, special meetings of shareholders may be called by a majority vote of the board of directors. Under the bylaws of SunCoast, one third (1/3) of the shareholders of SunCoast entitled to vote on any issue at the proposed special meeting may call a special meeting by written request to the board of directors. Pursuant to the bylaws of NBC, a special meeting may be called by the holders of twenty percent (20%) of the outstanding common stock of NBC.

Under both the articles of incorporation and bylaws of NBC and SunCoast, the board or directors may take any action without a meeting if the action is taken by all members of the board and is evidenced by a written consent signed by each director.

Under Florida law, the shareholders of SunCoast may take action without a meeting if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted and such action is evidenced by a writing signed by each shareholder.

Under Mississippi law, the shareholders of NBC may take action without a meeting if the action is taken by all shareholders eligible to vote and is evidenced by a signed written consent of all the shareholders.

Preemptive Rights

Neither NBC’s nor SunCoast’s articles of incorporation provides for preemptive rights for its shareholders.

CERTAIN ANTI-TAKEOVER PROVISIONS

General

Provisions of the NBC’s articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of NBC without negotiation with the NBC board of directors. The effect of these provisions is discussed briefly below. All of the provisions discussed below are currently contained in NBC’s articles of incorporation and bylaws. SunCoast’s articles of incorporation and bylaws also contain similar provisions, although SunCoast’s articles of incorporation also provide for the issuance of preferred stock, which may have an anti-takeover effect.

Classification of Board of Directors; No Cumulative Voting

NBC’s articles of incorporation and bylaws provide that the board of directors of NBC is to be re-elected annually. NBC’s articles of incorporation also do not and will not, after the merger, authorize cumulative voting for the election of directors of NBC. The absence of cumulative voting makes it more difficult for a person owning a minority interest to exercise control over the board of directors.

Size of Board; Vacancies; Removal of Directors

The provisions of NBC’s articles of incorporation and bylaws giving the NBC board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions, and allowing removal of directors only for cause upon a majority vote of shareholders, are intended to insure that the classified board provisions discussed above are not circumvented by the removal of incumbent directors.

Amendment of Certificate of Incorporation and Bylaws.

The requirements in NBC’s articles of incorporation for a 75% shareholder vote for the amendment of certain provisions of NBC’s articles of incorporation are intended to prevent a shareholder who controls a majority of the NBC common stock from avoiding the requirements of important provisions of NBC’s articles of incorporation simply by amending or repealing them. Thus, the holders of a minority of the shares of NBC’s common stock could block the future repeal or modification of NBC’s articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of the NBC common stock.

Business Combination Statutes and Provisions

Pursuant to the Mississippi Business Corporation Act (“MBCA”), in the case of a merger or share exchange, with some exceptions, NBC’s Board of Directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

The MBCA also provides that a sale, lease, exchange or other disposition of assets, subject to certain exceptions, requires approval of NBC’s shareholders if NBC would leave the corporation without a significant continuing business activity. If NBC retains a business activity that represented at least 25% of total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations for that fiscal year, in each case of NBC and its subsidiaries on a consolidated basis, NBC will conclusively be deemed to have retained a “significant continuing business activity.” The board of directors of NBC must submit the proposed disposition to the shareholders for their approval and the approval of a disposition by the shareholders shall require the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the disposition exists.

The MBCA also provides that a NBC director, in determining what he reasonably believes to be in the best interests of NBC, shall consider the interests of NBC’s shareholders and, in his discretion, may consider the interests of NBC’s employees, suppliers, creditors and customers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of NBC and its shareholders, including the possibility that such interests may be best served by the continued independence of NBC.

The articles of incorporation of NBC also provide for certain super-majority requirements to approve a merger of NBC. Under the articles of incorporation, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding common stock of NBC is required to authorize (a) a merger or consolidation of NBC with, or (b) a sale, exchange or lease of twenty-five percent (25%) or more of the assets of NBC to, any person or entity unless approval of such proposed transaction is recommended by at least a majority of the entire board of directors NBC.

Additionally, NBC’s articles of incorporation provide that the affirmative vote of the shareholders of not less than seventy-five percent (75%) of the common stock and the affirmative vote of the shareholders of not less than sixty-seven percent (67%) of the outstanding shares of NBC common stock held by the shareholders other than by a controlling party (as hereafter defined) shall be required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of twenty-five percent (25%) or more of the assets of NBC or its common stock. “Controlling Party” is defined by the articles of incorporation as any shareholder or other person who owns or controls twenty percent (20%) or more of NBC’s common stock at the time of the proposed transaction. However, this supermajority requirement shall not apply to any transaction that has been approved by a majority of the Continuing Directors. The term “Continuing Director” is defined as any incumbent director who is not a controlling party or in any manner affiliated or associated with or a representative of a Controlling Party and such person’s nomination for election was recommended or approved by the Nominating and Corporate Governance Committee of NBC and a majority of the incumbent directors at the time of such nomination.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of NBC and SunCoast may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at December 31, 2005 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2005 gives effect to the merger as if the merger had been completed on January 1, 2005. The unaudited pro forma combined financial information shows the impact of the merger on NBC’s and SunCoast’s combined financial position and results of operations under the purchase method of accounting with NBC treated as the acquiror. Under this method of accounting, NBC will be required to record the assets and liabilities of SunCoast at their estimated fair market values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of NBC that are incorporated into this document by reference and of SunCoast that are included as a part of this document. See “Where You Can Find More Information” on page      and “Index to SunCoast’s Financial Statements” beginning on page F-1.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

NBC CAPITAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

	NBC Capital Corp. (8)	Offering Adjustments (1)(9)(10)	Pro Forma Post Offering	SunCoast (10)	Adjustments		Pro Forma NBC Post Offering SunCoast (10)
	(In thousands, except share data)
Assets:
Cash and Cash Equivalents	$43,122	$50,291	$93,413	$4,623	$(16,488	)(11)	$81,548
Available-For-Sale Securities	418,685	—	418,685	9,603	—		428,288
Held-To-Maturity Securities and other	23,755	—	23,755	620	—		24,375

Total Securities	442,440	—	442,440	10,223	—		452,663
Loans	860,644	—	860,644	114,171	(113	)(12)	974,702
Less: Reserve For Loan Losses	(9,312)	—	(9,312)	(1,194)	—		(10,506)

Net Loans	851,332	—	851,332	112,977	(113)		964,196
Bank Premises and Equipment (Net)	19,243	—	19,243	3,067			22,310
Goodwill	36,556	—	36,556	—	20,511	(6)	57,067
Core Deposit Premium	3,098	—	3,098	—	1,488	(6)	4,586
Other Assets	50,326	—	50,326	1,034	—		51,360

TOTAL ASSETS	$1,446,117	$50,291	$1,496,408	$131,924	$5,398		$1,633,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-Interest Bearing Deposits	$167,023	$—	$167,023	$11,880	$—		$178,903
Interest-Bearing Deposits	954,661	—	954,661	104,955	—		1,059,616

Total Deposits	1,121,684	—	1,121,684	116,835	—		1,238,519
Other Borrowed Funds	193,507	—	193,507	—	—		193,507
Other Liabilities	13,942	—	13,942	388	1,143		15,473

TOTAL LIABILITIES	1,329,133	—	1,329,133	117,223	1,143		1,447,499

Preferred Stock	—	—	—	5	(5)
Common Equity	9,616	1,331	10,947	11	(11)
					909		11,856
Surplus and Undivided Profits	143,265	21,223	164,488	14,870	(14,870)
					18,047		182,535
Accumulated Other Comprehensive Income	(8,160)	—	(8,160)	(185)	185		(8,160)
Treasury Stock at Cost	(27,737)	27,737	—	—	—		—

TOTAL SHAREHOLDERS’ EQUITY	116,984	50,291	167,275	14,701	4,255	(7)	186,231

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,446,117	$50,291	$1,496,408	$131,924	$5,398		$1,633,730

YEAR END NUMBER OF SHARES O/S	8,174	10,934	—	11,843	—		11,843
BOOK VALUE PER SHARE	$14.31	$4.60	$15.30	$1.24	$0.36		$15.73

NBC CAPITAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

	NBC Capital Corp. (8)	Offering Adjustments (1)(9)(10)	NBC Post Offering	SunCoast (10)	Adjustments		Pro Forma NBC Post Offering SunCoast (10)
	(In thousand, except share data)
INTEREST INCOME:
Interest and fees on loans	$53,035	$—	$53,035	$6,414	$29	(2)	$59,478
Interest and dividends on securities	19,480	—	19,480	376	46	(2)	19,902
Other	669	—	669	246	—		915

Total interest income	73,184	—	73,184	7,036	75		80,295

INTEREST EXPENSE:
Interest on deposit	20,327	—	20,327	2,736	—		23,063
Interest on borrowed funds	7,643	—	7,643	5	—		7,648

Total interest expense	27,970	—	27,970	2,741	—		30,711

Net interest income	45,214	—	45,214	4,295	75		49,584

Provision for loan losses	2,128	—	2,128	330	—		2,458

Net interest income after provision for loan losses	43,086	—	43,086	3,965	75		47,126

OTHER INCOME:
Service charges on deposit accounts	7,952	—	7,952	37	—		7,989
Insurance commission, fees and premiums	4,578	—	4,578	—	—		4,578
Other income	7,405	—	7,405	70	—		7,475

Total other income	19,935	—	19,935	107	—		20,042

OTHER EXPENSES:
Salaries and employee benefits	24,934	—	24,934	1,433	—		26,367
Net premises and fixed asset expense	6,172	—	6,172	427	—		6,599
Other expenses	13,639	—	13,639	735	319	(3)	14,693

Total other expenses	44,745	—	44,745	2,595	319		47,659

Income before income taxes	18,276	—	18,276	1,477	(244)		19,509

Income Taxes	4,522	—	4,522	561	(93	)(4)	4,990

Net Income	13,754	—	13,754	916	(151)		14,519

Earning per share:
Basic:	$1.68	$—	$1.26	$0.08	$(0.01)		$1.23
Diluted:	1.68	—	1.26	0.08	(0.01)		1.23

Average Common Shares—Basic	8,166	2,760	10,926	—	909		11,835

Average Common Shares—Diluted	8,182	2,760	10,942	—	909		11,851

(1)	Represents the net proceeds from the sale of 2,760,000 shares in the recent offering, after deducting underwriting discounts and other estimated offering expenses. Adjustments to record interest income to be earned on net proceeds of the closing will be recorded as incurred and are not reflected in the calculations of pro forma income.

(2)	To reflect the accretion of fair market value adjustment to the target’s loan and securities portfolios.
(3)	To record amortization expense associated with the recognition of the core deposit intangible. The amortization expense is recognized on an accelerated basis over an estimated useful life of 7 years.
(4)	Reflects the tax impacts associated with the accretion of fair market value adjustments referred to in footnote 2 and amortization expense referred to in footnote 3 assuming a 38.25% tax rate.
(5)	Reflects the shares issued as consideration to target shareholders.
(6)	To record the estimated core deposit intangible and goodwill.
(7)	Reflects the issuance of common equity consideration to target shareholders.
(8)	Reflects 8,173,711 shares outstanding as of December 31, 2005.
(9)	As adjusted, 10,934,000 shares outstanding after the completion of this offering.
(10)	As adjusted, represents 11,843,000 shares outstanding upon the completion of this offering, and the completion of the acquisition of SunCoast.
(11)	Reflects estimated fair value adjustments net of cash paid.
(12)	Adjustments to reduce loans to estimated fair value.

NBC CAPITAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2006

	NBC Capital Corp. (8)	Offering Adjustments (1)(9)(10)	Pro Forma Post Offering	SunCoast (10)	Adjustments		Pro Forma NBC Post Offering SunCoast (10)
	(In thousands, except share data)
Assets:
Cash and Cash Equivalents	$57,786	$50,291	$108,077	$2,965	$(16,488	)(11)	$94,554
Available-For-Sale Securities	427,730	—	427,730	9,226	—		436,956
Held-To-Maturity Securities and other	23,758	—	23,758	682	—		24,440

Total Securities	451,488	—	451,488	9,908	—		461,396
Loans	862,239	—	862,239	118,376	(113	)(12)	985,502
Less: Reserve For Loan Losses	(9,501)	—	(9,501)	(1,272)	—		(10,773)

Net Loans	852,738	—	852,738	117,104	(113)		969,729
Bank Premises and Equipment (Net)	20,867	—	20,867	3,811	—		24,678
Goodwill	36,566	—	36,566	—	20,406	(6)	56,972
Core Deposit Premium	2,792	—	2,792	—	1,488	(6)	4,280
Other Assets	51,931	—	51,931	1,262	—		53,193

TOTAL ASSETS	$1,474,168	$50,291	$1,524,459	$135,050	$5,293		$1,664,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-Interest Bearing Deposits	$159,783	$—	$159,783	$10,367	$—		$170,150
Interest-Bearing Deposits	984,548	—	984,548	108,316	—		1,092,864

Total Deposits	1,144,331	—	1,144,331	118,683	—		1,263,014
Other Borrowed Funds	196,911	—	196,911	1,046	—		197,957
Other Liabilities	14,689	—	14,689	515	1,143		16,347

TOTAL LIABILITIES	1,355,931	—	1,355,931	120,244	1,143		1,477,318

Preferred Stock				5	(5)
Common Equity	9,616	1,331	10,947	11	(11)
					909		11,856
Surplus and Undivided Profits	144,412	21,496	165,908	15,000	(15,000)
					18,047		183,955
Accumulated Other Comprehensive Income	(8,327)	—	(8,327)	(210)	210		(8,327)
Treasury Stock at Cost	(27,464)	27,464	—	—	—		—

TOTAL SHAREHOLDERS’ EQUITY	118,237	50,291	168,528	14,806	4,150	(7)	187,484

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,474,168	$50,291	$1,524,459	$135,050	$5,293		$1,664,802

QUARTER END NUMBER OF SHARES O/S	8,187	10,947	—	11,856	—		11,856
BOOK VALUE PER SHARE	$14.44	$4.59	$15.39	$1.25	$0.35		$15.81

NBC CAPITAL CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

MARCH 31, 2006

	NBC Capital Corp. (8)	Offering Adjustments (1)(9)(10)	NBC Post Offering	SunCoast (10)	Adjustments		Pro Forma NBC Post Offering SunCoast (10)
	(In thousand, except share data)
INTEREST INCOME:
Interest and fees on loans	$15,423	$—	$15,423	$1,995	$7	(2)	$17,425
Interest and dividends on securities	5,019	—	5,019	108	12	(2)	5,139
Other	169	—	169	30	—		199

Total interest income	20,611	—	20,611	2,133	19		22,763

INTEREST EXPENSE:
Interest on deposit	6,613	—	6,613	945	—		7,558
Interest on borrowed funds	2,256	—	2,256	7	—		2,263

Total interest expense	8,869	—	8,869	952	—		9,821

Net interest income	11,742	—	11,742	1,181	19		12,942
Provision for loan losses	401	—	401	78	—		479

Net interest income after provision for loan losses	11,341	—	11,341	1,103	19		12,463

OTHER INCOME:
Service charges on deposit accounts	1,985	—	1,985	8	—		1,993
Insurance commission, fees and premiums	1,125	—	1,125	—	—		1,125
Other income	1,635	—	1,635	22	—		1,657

Total other income	4,745	—	4,745	30	—		4,775

OTHER EXPENSES:
Salaries and employee benefits	6,792	—	6,792	443	—		7,235
Net premises and fixed asset expense	1,576	—	1,576	132	—		1,708
Other expenses	3,266	—	3,266	235	80	(3)	3,581

Total other expenses	11,634	—	11,634	810	80		12,524
Income before income taxes	4,452	—	4,452	323	(61)		4,714
Income Taxes	1,202	—	1,202	123	(23	)(4)	1,302

Net Income	3,250	—	3,250	200	(38)		3,412

Earning per share:
Basic:	$0.40	$—	$0.30	$0.02	$—		$0.29
Diluted:	0.40	—	0.30	0.02	—		0.29
Average Common Shares—Basic	8,186	2,760	10,946	—	909		11,855
Average Common Shares—Diluted	8,199	2,760	10,959	—	909		11,868

(1)	Represents the net proceeds from the sale of 2,760,000 shares in the recent offering, after deducting underwriting discounts and other estimated offering expenses. Adjustments to record interest income to be earned on net proceeds of the offering will be recorded as incurred and are not reflected in the calculations of pro forma income.
(2)	To reflect the accretion of fair market value adjustments to the target’s loan and securities portfolios.
(3)	To record amortization expense associated with the recognition of the core deposit intangible. The amortization expense is recognized on an accelerated basis over an estimated useful life of 7 years.
(4)	Reflects the tax impacts associated with the accretion of fair market value adjustments referred to in footnote 2 and amortization expense referred to in footnote 3 assuming a 38.25% tax rate.

(5)	Reflects the shares issued as consideration to target shareholders.
(6)	To record the estimated core deposit intangible and goodwill.
(7)	Reflects the issuance of common equity consideration to target shareholders.
(8)	Reflects 8,186,724 shares outstanding as of March 31, 2006.
(9)	As adjusted, 10,947,000 shares outstanding after the completion of this offering.
(10)	As adjusted, represents 11,856,000 shares outstanding upon the completion of this offering, and the completion of the acquisition of SunCoast.
(11)	Reflects estimated fair value adjustments net of cash paid.
(12)	Adjustments to reduce loans to estimated fair value.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of and for the year ended December 31, 2005 and the three months ended March 31, 2006. However, in the presentation provided herein, no significant reclassifications were made.

The pro forma adjustments consist entirely of the expected purchase price adjustments necessary to combine NBC and SunCoast. Under the terms of the merger agreement, SunCoast shareholders may elect to receive, for each share of SunCoast common stock owned, either NBC common stock equal to $20.50 divided by the average closing price of NBC common stock for the full ten trading days prior to the closing of the merger or $20.50. The SunCoast shareholders may elect to receive all cash, all NBC common stock, or a combination of cash and NBC common stock. However, the elections are subject to the requirement that the total merger consideration paid by NBC will be in the aggregate 45% cash and 55% NBC common stock.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $1.0 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $35.4 million.

The merger will be accounted for using the purchase method of accounting for business combinations, which requires that the assets and liabilities of SunCoast be adjusted to fair value as of the date of the merger.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of SunCoast at their respective fair values and represents managements’ best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of SunCoast’s tangible and identifiable intangible assets and liabilities as of the closing date of the merger. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

EXPERTS

The consolidated financial statements of NBC appearing in NBC’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by T. E. Lott & Company, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Hacker, Johnson & Smith, PA, independent registered public accounting firm, have audited SunCoast’s consolidated financial statements as of December 31, 2005 and 2004, and for the years then ended, appearing elsewhere in this proxy statement prospectus, as set forth in their report, appearing elsewhere herein. Such consolidated financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of NBC common stock to be issued in the merger will be passed upon for NBC by Adams and Reese LLP. Adams and Reese LLP and Smith, Gambrel and Russell, LLP will deliver their opinions to NBC and SunCoast, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Federal Income Tax Consequences” beginning on page     .

OTHER MATTERS

2007 Annual Meeting Shareholder Proposals

If the merger is not consummated, proposals of SunCoast shareholders intended to be presented at SunCoast’s 2007 annual meeting of shareholders must be received by the company, at 8592 Potter Park Drive, Suite 200, Sarasota, Florida 34238, no later than December 16, 2006, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Both NBC and SunCoast are subject to the informational requirements of the Exchange Act, and file reports and other information about the respective companies, including annual, quarterly and current reports, and proxy statements with the SEC. You may read and copy any document filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, NBC and SunCoast maintain websites at http://cadencebanking.com and http://www.suncoastbank.com and make available free of charge on these websites our annual reports on Form 10-K/10-KSB, quarterly reports on Form 10-Q/10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on the above-referenced websites does not constitute part of this proxy statement/prospectus.

NBC filed a registration statement on Form S-4 on May     , 2006 to register with the SEC its shares of common stock to be issued to SunCoast shareholders in this merger. This document is part of that registration statement and constitutes a prospectus of NBC in addition to being a proxy statement of SunCoast for the special meeting. As permitted by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You can obtain a copy of the full registration statement from the SEC as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference contains important information about NBC’s finances, and is considered to be part of this prospectus, and later information that NBC files with the SEC will automatically update and supersede this information. Absent unusual circumstances, NBC will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. The information included elsewhere in this prospectus and the following information incorporated by reference is considered to be a part of this prospectus:

(1) NBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 14, 2006;

(2) NBC’s Current Reports on Form 8-K filed with the SEC on March 17, 2006, March 22, 2006 and April 13, 2006;

(3) NBC’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 9, 2006;

(4) The description of NBC’s common stock, par value $1.00 per share, contained in Form 8-A (Commission File No. 001-15773) filed with the SEC on March 29, 2000, including all amendments and reports filed for purposes of updating such description;

(5) NBC’s registration statement on Form S-3, as amended, filed with the SEC on April 20, 2006; and

(6) NBC’s proxy statement filed with the SEC on April 28, 2006 for the NBC 2006 Annual Meeting of Shareholders to be held on June 20, 2006.

We are also incorporating by reference into this prospectus any filings made by NBC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, the information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Richard T. Haston, NBC Plaza, 301 East Main Street, Starkville, MS 39759, (662) 343-1341 or William F. Gnerre, 8592 Potter Park Drive, Suite 200, Sarasota, Florida 34238, (941) 923-0500. The information relating to NBC and SunCoast contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information.”

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

SunCoast Bancorp, Inc.

Sarasota, Florida:

We have audited the accompanying consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HACKER, JOHNSON & SMITH PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 17, 2006, except for Note 18, as to which the date is March 20, 2006

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except share amounts)

	At December 31,
	2005	2004
Assets
Cash and due from banks	$2,378	$3,427
Interest-bearing deposits with banks	30	58
Federal funds sold	2,215	3,393

Total cash and cash equivalents	4,623	6,878

Securities available for sale	9,603	9,446
Loans, net of allowance for loan losses of $1,194 and $864	112,977	81,442
Premises and equipment, net	3,067	1,871
Federal Reserve Bank stock, at cost	418	225
Federal Home Loan Bank stock, at cost	202	166
Deferred tax assets	315	398
Accrued interest receivable	443	315
Other assets	276	152

Total assets	$131,924	$100,893

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	11,880	8,883
Savings and NOW deposits	9,109	7,699
Money-market deposits	29,708	32,908
Time deposits	66,138	35,346

Total deposits	116,835	84,836
Federal funds purchased	—	1,987
Other liabilities	388	277

Total liabilities	117,223	87,100

Commitments and contingencies (Notes 4 and 7)

Stockholders’ equity:
Preferred stock, par value $.01 per share, 3,000,000 shares authorized, of which 780,000 designated as mandatorily convertible preferred stock $10 and $12.50 liquidation value, of which 511,384 and 720,975 shares issued and outstanding as of December 31, 2005 and 2004	5	7
Common stock par value $0.1 per share, 10,000,000 shares authorized; 1,053,476 and 734,981 shares issued and outstanding as of December 31, 2005 and 2004	11	7
Additional paid-in capital	15,709	15,109
Accumulated deficit	(839)	(1,294)
Accumulated other comprehensive loss	(185)	(36)

Total stockholders’ equity	14,701	13,793

Total liabilities and stockholders’ equity	$131,924	$100,893

See Accompanying Notes to Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands, except share amounts)

	Years Ended December 31,
	2005	2004
Interest income:
Loans	$6,414	$4,172
Securities	376	379
Other	246	107

Total interest income	7,036	4,658

Interest expense:
Deposits	2,736	1,649
Other borrowings	5	2

Total interest expense	2,741	1,651

Net interest income	4,295	3,007

Provision for loan losses	330	210

Net interest income after provision for loan losses	3,965	2,797

Noninterest income:
Service charges on deposit accounts	37	46
Other service charges and fees	67	59
Other	3	3

Total noninterest income	107	108

Noninterest expense:
Salaries and employee benefits	1,433	1,246
Occupancy and equipment	427	389
Professional fees	224	169
Data processing	165	140
Stationery and supplies	102	91
Other	244	157

Total noninterest expense	2,595	2,192

Earnings before income taxes	1,477	713

Income taxes	561	271

Net earnings	916	442

Preferred stock dividends	(461)	(175)

Net earnings available to common stockholders	$455	$267

Earnings per share, basic	$.56	$.36

Earnings per share, diluted	$.54	$.27

See Accompanying Notes to Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2005 and 2004

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at December 31, 2003	$2	$7	$8,611	$(1,125)	$(43)	$7,452

Comprehensive income:
Net earnings	—	—	—	442	—	442
Net change in unrealized loss on securities available for sale net of taxes	—	—	—	—	7	7

Comprehensive income	—	—	—	—	—	449

Common stock dividend	—	—	436	(436)	—	—
Sale of preferred stock, net of issuance costs of $87	5	—	5,907	—	—	5,912
Preferred stock dividend	—	—	155	(175)	—	(20)

Balance at December 31, 2004	7	7	15,109	(1,294)	(36)	13,793

Comprehensive income:
Net earnings	—	—	—	916	—	916
Net change in unrealized loss on securities available for sale net of taxes	—	—	—	—	(149)	(149)

Comprehensive income	—	—	—	—	—	767

Common stock grant	—	—	75	—	—	75
Series 2003 preferred stock conversion to common	(2)	4	(2)	—	—	—
Preferred stock dividend	—	—	527	(461)	—	66

Balance at December 31, 2005	$5	$11	$15,709	$(839)	$(185)	$14,701

See Accompanying Notes to Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$916	$442
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	117	137
Provision for loan losses	330	210
Net amortization of loan fees	33	27
Deferred income taxes	173	271
Increase in accrued interest receivable	(128)	(65)
Increase in other assets	(124)	(29)
Increase in other liabilities	252	121

Net cash provided by operating activities	1,569	1,114

Cash flows from investing activities:
Purchase of securities available for sale	(1,958)	(1,979)
Proceeds from sale of securities available for sale	—	1,000
Principal repayments of securities available for sale	1,562	1,677
Net increase in loans	(31,898)	(21,219)
Purchase of premises and equipment	(1,313)	(1,664)
Purchase of Federal Home Loan Bank stock	(36)	(15)
Purchase of Federal Reserve Bank stock	(193)	(6)

Net cash used in investing activities	(33,836)	(22,206)

Cash flows from financing activities:
Net increase in deposits	31,999	10,159
Issuance of preferred stock, net	—	5,912
Net (decrease) increase in federal funds purchased	(1,987)	1,486

Net cash provided by financing activities	30,012	17,557

Net decrease in cash and cash equivalents	(2,255)	(3,535)
Cash and cash equivalents at beginning of year	6,878	10,413

Cash and cash equivalents at end of year	$4,623	$6,878

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,728	$1,618

Income taxes	$270	$—

Noncash transactions:
Accumulated other comprehensive loss, net change in unrealized loss on securities available for sale, net of tax	$(149)	$7

Preferred stock dividends payable	$—	$(66)

Preferred stock dividends accrued, beginning of period	$66	$—

Common stock granted as payment for services	$75	$—

See Accompanying Notes to Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2005 and 2004 and for the Years then Ended

(1) Summary of Significant Accounting Policies

Organization. SunCoast Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of SunCoast Bank (the “Bank”) (collectively the “Company”). The Holding Company’s only business is the ownership and operation of the Bank. The Bank was incorporated under the laws of the United States and is a state (Florida) chartered commercial bank. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides a variety of community banking services to businesses and individuals through its two banking offices located in Sarasota County, Florida.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all with maturities of less than ninety days.

Banks are required to maintain cash reserves in the form of vault cash or in a noninterest-earning account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks based on the balances of their transaction deposit accounts. The Company’s reserve requirement at December 31, 2005 and 2004 were met by its cash on hand.

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive loss. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical industry loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment. Land is stated at cost. Furniture, fixtures, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock.

The Company accounts for its stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. All per share amounts reflect the 5% stock dividend declared on August 10, 2004. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).

	Year Ended December 31,
	2005		2004
Net earnings available to common stockholders	$455		$267
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	140		25

Proforma net earnings available to common stockholders	$315		$242

Earnings per share basic as reported	$.56		$.36

Proforma earnings per share	$.39		$.33

Net earnings	$455	*	$442
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	140		25

Proforma net earnings	$315		$417

Earnings per share diluted:
As reported	$.54		$.27

Proforma	$.37		$.26

*	For the year ended December 31, 2005 the outstanding convertible preferred stock is not considered dilutive.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Stock Compensation Plans, Continued. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31,
	2005	2004
Weighted-average risk-free interest rate	4.39%	4.52%
Dividend yield	—%	—%
Volatility	7%	30%
Expected life in years	5	10
Weighted-average grant date fair value of options granted during the year	$3.96	$5.76

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive income. The components of comprehensive income and related tax effects are as follows (in thousands):

	Years Ended December 31,
	2005	2004
Unrealized holding (losses) gains on available-for-sale securities	$(239)	$11
Reclassification adjustment for losses realized in operations	—	—

Net unrealized gains (losses)	(239)	11
Tax effect	(90)	4

Net-of-tax amount	$(149)	$7

Earnings Per Share. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method and convertible preferred stock using the if converted method in 2004. In 2005 the convertible preferred stock is not considered dilutive. All per share amounts reflect the 5% common stock dividend declared August 10, 2004.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Securities. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Reserve Bank stock and Federal Home Loan Bank stock approximates fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest Receivable. Book value approximates fair value.

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Funds Purchased. The carrying amounts of other federal funds purchased approximate their fair values.

Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Advertising. The Company expenses all advertising as incurred.

Recent Accounting Pronouncements. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received. The SOP also prohibits carrying over or creation of valuation allowances in the initial accounting for these loans. The SOP was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not impact the Company’s consolidated financial position or results of operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”). This Statement replaces SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes APB No. 25. SFAS No. 123(R) clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for nonsubstantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated. Effective January 1, 2006, the Company will begin expensing the fair value of stock options as they vest.

In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28. SFAS 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(2) Securities Available for Sale

Securities have been classified according to management’s intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2005:
U.S. Government agency securities	$1,998	$—	$(36)	$1,962
Mortgage-backed securities	7,904	1	(271)	7,634
Equity securities	—	7	—	7

	$9,902	$8	$(307)	$9,603

At December 31, 2004:
U.S. Government agency securities	2,000	6	—	2,006
Mortgage-backed securities	7,506	14	(86)	7,434
Equity securities	—	6	—	6

	$9,506	$26	$(86)	$9,446

There were no securities sold during 2005. Securities sold during 2004 are as follows (in thousands):

Year Ended December 31, 2004
Gross proceeds	$1,000

Gross gains	—
Gross losses	—

Net loss	$—

The scheduled maturities of securities at December 31, 2005 are as follows (in thousands):

	Amortized Cost	Fair Value
Due from one to five years	$1,000	$976
Due from five to ten years	998	986
Mortgage-backed securities	7,904	7,634
Equity securities	—	7

	$9,902	$9,603

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. government agency securities	$(12)	$986	$(24)	$976
Mortgage-backed securities	(60)	2,799	(211)	4,564

	$(72)	$3,785	$(235)	$5,540

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on investment securities available for sale were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2005	2004
Commercial	$7,357	$4,425
Commercial real estate	84,754	57,436
Residential real estate	19,746	18,050
Consumer	2,308	2,356

	114,165	82,267

Add (subtract):
Net deferred loan costs	6	39
Allowance for loan losses	(1,194)	(864)

Loans, net	$112,977	$81,442

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

An analysis of the change in the allowance for loan losses follows (in thousands):

	Years Ended December 31,
	2005	2004
Beginning balance	$864	$654
Provision for loan losses	330	210

Ending balance	$1,194	$864

There are no impaired loans as of December 31, 2005 and 2004.

Nonaccrual and accruing past due loans were as follows (in thousands):

	Years Ended December 31,
	2005	2004
Total nonaccrual loans	$—	$302
Total loans past due ninety days or more and still accruing	—	—

Total	$—	$302

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2005	2004
Land	$1,493	$1,493
Building	121	—
Leasehold improvements	288	288
Furniture, fixtures and equipment	827	675
Automobiles	38	—
Construction in progress	1,018	16

Total, at cost	3,785	2,472
Less accumulated depreciation and amortization	(718)	(601)

Premises and equipment, net	$3,067	$1,871

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

The Company leases its main office facility under an operating lease. The term of the lease is for five years with two-five year renewable options. The Company also leases its branch office. The lease term is for ten years and contains one-five year renewal option. In addition, the Company leases space as an operations center which opened in February, 2004. The lease term is for three years and contains one-three year renewal option. All leases contain escalation clauses over the terms of the leases. Rent expense under operating leases during the years ended December 31, 2005 and 2004 was approximately $168,000 and $149,000, respectively. Future rentals over the remaining noncancellable lease terms are approximately as follows (in thousands):

Year Ending December 31,	Amount
2006	$161
2007	157
2008	160
2009	113
2010	44
Thereafter	4

Total minimum lease payments	$639

On November 4, 2004 the Bank purchased land on State Road 64 in Bradenton, Florida for a future branch site. The Bank opened a modular branch on this site in the fourth quarter of 2005. Construction on the branch is expected to be complete in the first quarter of 2006. The Bank expects to spend $778,000 to complete the construction of the branch site.

During the year ended December 31, 2005 the Company capitalized $28,000 in interest expense.

(5) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $44,629,000 and $20,065,000 at December 31, 2005 and 2004, respectively.

A schedule of maturities of time deposits at December 31, 2005 is as follows (in thousands):

Year Ending December 31,	Amount
2006	$34,006
2007 and 2008	18,394
2009 and later	13,738

$66,138

(6) Repurchase Agreement Program

The Company is an agent for a customer and acts on behalf of the customer in investing the customer’s funds in a tri-party repurchase agreement program administered by another financial institution. At December 31, 2005 and 2004, the balance in the account was approximately $515,000 and $504,000, respectively. This is an off-balance sheet item.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(7) Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party, and to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments and as December 31, 2005 such collateral amounted to $2,439,000.

Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments, with off-balance-sheet risk at December 31, 2005 follows (in thousands):

Contract Amount
Unused lines of credit	$31,668

Commitments to extend credit	$2,435

Standby letters of credit	$878

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(8) Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$4,623	$4,623	$6,878	$6,878
Securities available for sale	9,603	9,603	9,446	9,446
Loans, net	112,977	112,864	81,442	81,053
Accrued interest receivable	443	443	315	315
Federal Reserve Bank stock	418	418	225	225
Federal Home Loan Bank stock	202	202	166	166

Financial liabilities:
Deposit liabilities	116,835	116,443	84,836	84,726
Federal funds purchased	—	—	1,987	1,987

Off-balance sheet financial instruments	—	—	—	—

(9) Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2005	2004
Current:
Federal	$331	$—
State	57	—

Total current	388	—

Deferred:
Federal	148	231
State	25	40

Total deferred	173	271

Income taxes	$561	$271

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2005		2004
	Amount	%	Amount	%
Income taxes at statutory rate	$502	34.0%	$242	34.0%
Increase resulting from:
State income taxes, net of Federal tax benefit	54	3.7	26	3.7
Other	5.3		3.4

Income taxes	$561	38.0%	$271	38.1%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	At December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$376	$252
Net operating loss carryforwards	—	264
Unrealized loss on securities available for sale	114	24

Gross deferred tax assets	490	540

Deferred tax liabilities:
Accrual to cash conversion	(74)	(77)
Depreciation	(29)	(3)
Deferred loan costs	(72)	(62)

Gross deferred tax liabilities	(175)	(142)

Net deferred tax asset	$315	$398

(10) Related Party Transactions

In the ordinary course of business, the Company makes loans at terms and rates prevailing at the time to officers, directors and their affiliates. At December 31, 2005 and 2004, the total balance of loans to such related parties was approximately $4,681,000 and $4,953,000, respectively. As of the same date, these individuals and entities had approximately $7,087,000 and $5,319,000, respectively of funds on deposit with the Company.

(11) Credit Risk

The Company grants the majority of its loans to borrowers throughout Sarasota and Manatee Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Sarasota and Manatee Counties in Florida.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(12) Earnings Per Share

Earnings per share (“EPS”) of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. Outstanding common stock options are considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. The outstanding convertible preferred stock is not considered dilutive for the year ended December 31, 2005, for the year ended December 31, 2004 the convertible preferred stock is considered dilutive using the if converted method. All per share amounts reflect the 5% stock dividend declared on August 10, 2004. The following table presents the calculations of the weighted-average number of shares for diluted EPS ($ in thousands, except share amounts):

	Earnings	Weighted- Average Shares	Per Share Amount
Year Ended December 31, 2005:
Basic EPS:
Net earnings available to common stockholders	$455	817,296	$.56

Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	27,008

Diluted EPS:
Net earnings available to common stockholders and assumed conversions	$455	844,304	$.54

Year Ended December 31, 2004:
Basic EPS:
Net earnings available to common stockholders	$267	734,981	$.36

Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	13,097
Incremental shares from assumed conversion of preferred stock	175	868,929

Diluted EPS:
Net earnings available to common stockholders and assumed conversions	$442	1,617,007	$.27

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(13) Stock Options

The Company has both an Employee and Director Stock Option Plan. Under the Employee Stock Option Plan, the exercise price of the stock options must at least equal the fair market value of the common stock on the date of grant. Options granted under this plan are exercisable for ten years from date of grant and vest in increments of 20% per year commencing one year from grant date. A total of 58,800 shares of common stock have been reserved under this Plan. At December 31, 2005, no stock options remain available for grant.

Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock on the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 44,100 shares of common stock have been reserved under this Plan. At December 31, 2005, all stock options have been granted under this plan. All per share amounts reflect the 5% stock dividend declared on August 10, 2004 ($ in thousands, except per share information).

	Number of Shares	Range of Per Share Option Price	Weighted- Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2003	71,400	$9.52	9.52	680
Granted	18,900	11.38 - 11.90	11.45	216

Outstanding at December 31, 2004	90,300	9.52 - 11.90	9.93	896
Granted	14,700	15.00 - 17.00	16.20	238
Forfeited	(2,100)	11.90	11.90	(25)

Outstanding at December 31, 2005	102,900	$9.52 - 17.00	10.78	1,109

The weighted-average remaining contractual life of the outstanding stock options at December 31, 2005 and 2004 was 5.3 years and 5.7 years, respectively. The Company accelerated the vesting of all unvested options in 2005, primarily to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years due to the adoption of SFAS No. 123(R) in January 2006. At December 31, 2005, all options are exercisable.

(14) Dividend Restrictions

The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(15) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2005:
Total capital to Risk- Weighted Assets	$15,547	11.74%	$10,592	8.00%	$13,240	10.00%
Tier I Capital to Risk- Weighted Assets	14,353	10.84	5,296	4.00	7,944	6.00
Tier I Capital to Average Assets	14,353	11.10	5,173	4.00	6,467	5.00

As of December 31, 2004:
Total capital to Risk- Weighted Assets	14,269	15.28	7,471	8.00	9,339	10.00
Tier I Capital to Risk- Weighted Assets	13,405	14.35	3,736	4.00	5,604	6.00
Tier I Capital to Average Assets	13,405	13.32	4,027	4.00	5,033	5.00

(16) Sale of Preferred Stock

In 2004, the Company sold 480,000 shares of cumulative convertible preferred stock for proceeds of $5,912,000, net of issuance cost of approximately $87,000. Dividends are cumulative and will accrue from the original issue date whether or not declared by the Board of Directors. The cumulative convertible preferred stock is mandatorily convertible into common stock at a conversion price of $10.50 per share (subject to antidilution adjustments) on the earlier of December 31, 2006 or a change of control of the Company. In addition, per share cumulative dividends of shares of preferred stock computed at 6% per annum will be paid on December 31, 2005 and 2006. On December 31, 2005, the Company issued 31,384.5 shares of preferred stock as dividends.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

In 2003, the Company sold 225,400 shares of cumulative convertible preferred stock for proceeds of $2,219,000, net of issuance cost of approximately $35,000. Preferred stock dividends were cumulative and accrued from the original issue date whether or not declared by the Board of Directors. The Company issued 15,575 shares of preferred stock as dividends on September 30, 2004. The cumulative convertible preferred stock was mandatorily converted into common stock at a conversion price of $8.10 per share on September 30, 2005. On September 30, 2005, 254,499 shares of preferred stock were converted to 314,270 shares of common stock of the Company.

(17) Stock Dividend

On August 10, 2004 the Board of Directors declared a 5% stock dividend to all common shareholders of record September 20, 2004. The dividend was paid on September 30, 2004.

(18) Pending Acquisition

On March 20, 2006, the Company entered into an agreement to merge with NBC Capital Corporation (“NBC”). As a result of the merger, each share of common stock of the Company will be converted into the right to receive the merger consideration equal to $20.50, subject to certain potential adjustments. The aggregate merger consideration is approximately $34.8 million. Holders of the Companies common stock may elect to receive their pro rata share of the merger consideration in cash, shares of the common stock of NBC, or a combination of cash and stock; provided, however, that, notwithstanding any elections, in the aggregate, 45% of the merger consideration paid by NBC in connection with the merger will be paid in cash. In addition, each option to purchase the Companies common stock will be converted into cash in the amount of $20.50 less the exercise price of each such option. This agreement is subject to shareholder and regulatory approval.

(19) Parent Company Only Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2005	2004
Assets
Cash	$454	$507
Investment in subsidiary	14,168	13,369
Other assets	79	58

Total assets	$14,701	$13,934

Liabilities and Stockholders’ Equity
Other liabilities	—	141
Stockholders’ equity	14,701	13,793

Total liabilities and stockholders’ equity	$14,701	$13,934

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

Condensed Statements of Earnings

	Years Ended December 31,
	2005	2004
Revenues	$11	$1
Expenses	(43)	(32)

Loss before earnings of subsidiary	(32)	(31)
Earnings of subsidiary	948	473

Net earnings	$916	$442

Condensed Statements of Cash Flows

	Years Ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$916	$442
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary	(948)	(473)
Net increase in other assets	(21)	(19)
Net increase in other liabilities	—	75

Net cash (used in) provided by operating activities	(53)	25

Cash flows from investing activity—Investment in subsidiary	—	(5,500)

Cash flows from financing activity—Issuance of preferred stock, net	—	5,912

Net (decrease) increase in cash	(53)	437
Cash at beginning of the year	507	70

Cash at end of year	$454	$507

Supplemental disclosure of cash flow information—Noncash transactions:
Change in investment in subsidiary due to change in accumulated other comprehensive loss, net of tax	$(149)	$7

Preferred stock dividends payable	$—	$(66)

Common stock granted as payment for services	$75	$—

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

(20) Selected Quarterly Results (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31, 2005 and 2004 are as follows. All per share amounts reflect the 5% stock dividend declared on August 10, 2004 (in thousands, except share amounts):

	2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$2,057	$1,865	$1,651	$1,463
Interest expense	875	730	640	496

Net interest income	1,182	1,135	1,011	967
Provision for loan losses	95	55	60	120

Net interest income after provision for loan losses	1,087	1,080	951	847

Noninterest income	26	31	25	25
Noninterest expense	700	666	625	604

Earnings before income taxes	413	445	351	268
Income tax provision	157	169	133	102

Net earnings	256	276	218	166

Preferred stock dividends	(90)	(123)	(125)	(123)

Net earnings applicable to common stockholders	$166	$153	$93	$43

Basic earnings per common share	$.16	$.21	$.13	$.06

Diluted earnings per common share	$.15	$.17	$.12	$.06

	2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$1,310	$1,219	$1,106	$1,023
Interest expense	452	432	403	364

Net interest income	858	787	703	659
Provision for loan losses	51	37	81	41

Net interest income after provision for loan losses	807	750	622	618

Noninterest income	24	29	27	28
Noninterest expense	528	571	537	556

Earnings before income taxes	303	208	112	90
Income tax provision	115	79	43	34

Net earnings	188	129	69	56

Preferred stock dividends	(65)	(34)	(34)	(42)

Net earnings applicable to common stockholders	$123	$95	$35	$14

Basic earnings per common share	$.17	$.13	$.05	$.02

Diluted earnings per common share	$.08	$.12	$.05	$.02

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

($ in thousands, except per share amounts)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Cash and due from banks	$2,880	$2,378
Interest-bearing deposits with banks	10	30
Federal funds sold	75	2,215

Total cash and cash equivalents	2,965	4,623

Securities available for sale	9,226	9,603
Loans, net of allowance for loan losses of $1,272 and $1,194	117,104	112,977
Premises and equipment, net	3,811	3,067
Federal Reserve Bank stock, at cost	418	418
Federal Home Loan Bank stock, at cost	264	202
Deferred tax assets	330	315
Accrued interest receivable	484	443
Other assets	448	276

Total assets	$135,050	$131,924

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	10,367	11,880
Savings and NOW deposits	8,678	9,109
Money-market deposits	25,079	29,708
Time deposits	74,559	66,138

Total deposits	118,683	116,835

Federal funds purchased	1,046	—
Other liabilities	515	388

Total liabilities	120,244	117,223

Stockholders’ equity:
Preferred stock, par value $.01 per share, 3,000,000 shares authorized, of which 780,000 designated as mandatorily convertible preferred stock $12.50 liquidation value, of which 511,384 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	5	5
Common stock par value $0.01 per share, 10,000,000 shares authorized; 1,055,576 and 1,053,476 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	11	11
Additional paid-in capital	15,729	15,709
Accumulated deficit	(729)	(839)
Accumulated other comprehensive loss	(210)	(185)

Total stockholders’ equity	14,806	14,701

Total liabilities and stockholders’ equity	$135,050	$131,924

See Accompanying Notes to Condensed Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Interest income:
Loans	$1,995	$1,352
Securities	108	90
Other interest-earning assets	30	21

Total interest income	2,133	1,463

Interest expense:
Deposits	945	494
Other borrowings	7	2

Total interest expense	952	496

Net interest income	1,181	967

Provision for loan losses	78	120

Net interest income after provision for loan losses	1,103	847

Noninterest income:
Service charges on deposit accounts	8	10
Other service charges and fees	18	14
Other	4	1

Total noninterest income	30	25

Noninterest expense:
Salaries and employee benefits	443	327
Occupancy and equipment	132	101
Professional fees	82	56
Data processing	47	43
Stationery and supplies	34	20
Other	72	57

Total noninterest expense	810	604

Earnings before income taxes	323	268

Income taxes	123	102

Net earnings	200	166

Preferred stock dividend	(90)	(123)

Net earnings available to common stockholders	$110	$43

Earnings per share, basic and diluted	$.10	$.06

Dividends per common share	—	—

See Accompanying Notes to Condensed Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

For the Three Months Ended March 31, 2006 and 2005

(In thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at December 31, 2004	$7	$7	$15,109	$(1,294)	$(36)	$13,793

Comprehensive income:
Net earnings (unaudited)	—	—	—	166	—	166

Net change in unrealized loss on securities available for sale, net of taxes (unaudited)	—	—	—	—	(90)	(90)

Comprehensive income (unaudited)						76

Preferred stock dividend (unaudited)	—	—	—	(123)	—	(123)

Balance at March 31, 2005 (unaudited)	$7	$7	$15,109	$(1,251)	$(126)	$13,746

Balance at December 31, 2005	5	11	15,709	(839)	(185)	14,701

Comprehensive income:
Net earnings (unaudited)	—	—	—	200	—	200

Net change in unrealized loss on securities available for sale, net of taxes (unaudited)	—	—	—	—	(25)	(25)

Comprehensive income (unaudited)						175

Common stock options exercised (unaudited)	—	—	20	—	—	20
Preferred stock dividend (unaudited)	—	—	—	(90)	—	(90)

Balance at March 31, 2006 (unaudited)	$5	$11	$15,729	$(729)	$(210)	$14,806

See Accompanying Notes to Condensed Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$200	$166
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	43	31
Provision for loan losses	78	120
Net amortization of loan (costs) fees	(4)	17
Deferred income taxes (benefit)	—	102
Increase in accrued interest receivable	(41)	(43)
Increase in other assets	(172)	(48)
Increase in other liabilities	37	32

Net cash provided by operating activities	141	377

Cash flows from investing activities:
Repayment of securities available for sale	337	418
Purchase of Federal Home Loan Bank stock	(62)	(36)
Purchase of Federal Reserve Bank stock	—	(176)
Net increase in loans	(4,201)	(9,349)
Purchase of premises and equipment	(787)	(137)

Net cash used in investing activities	(4,713)	(9,280)

Cash flows from financing activities:
Net increase in deposits	1,848	8,953
Net increase (decrease) in federal funds purchased	1,046	(91)
Proceeds from common stock options exercised	20	—

Net cash provided by financing activities	2,914	8,862

Net decrease in cash and cash equivalents	(1,658)	(41)

Cash and cash equivalents at beginning of period	4,623	6,878

Cash and cash equivalents at end of period	$2,965	$6,837

Supplemental disclosure of cash flow information:
Cash paid during the period for—
Interest	$951	$475

Income taxes	$175	$—

Noncash transactions:
Accumulated other comprehensive income (loss), net change in unrealized loss on securities available for sale, net of tax	$(25)	$(90)

Preferred stock dividends payable	$90	$123

See Accompanying Notes to Condensed Consolidated Financial Statements.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)

(1) Description of Business and Basis of Presentation

SunCoast Bancorp, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of SunCoast Bank (the “Bank”) (collectively the “Company”). The Holding Company’s only business is the ownership and operation of the Bank. The Bank is a state (Florida) chartered commercial bank providing a variety of community banking services to businesses and individuals through its three banking offices located in Sarasota and Manatee Counties, Florida.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2006 and the results of operations and cash flows for the three-month periods ended March 31, 2006 and 2005. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

(2) Loan Impairment and Loan Losses

No loans were identified as impaired at or during the three months ended March 31, 2006 and 2005. The activity in the allowance for loan losses is as follows (in thousands):

	Three Months Ended March 31,
	2006	2005
Balance at beginning of period	$1,194	$864
Provision charged to earnings	78	120

Balance at end of period	$1,272	$984

There were no nonaccrual loans or loans past due ninety days or more, but still accruing, at March 31, 2006 or 2005.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

(3) Earnings Per Share

Earnings per share (“EPS”) of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. In 2006 and 2005, outstanding common stock options were considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. The preferred stock is antidilutive. The following table presents the calculations of the weighted-average number of shares for diluted EPS (dollars in thousands, except share amounts):

	Earnings	Weighted- Average Shares	Per Share Amount
Three Months Ended March 31, 2006:
Basic EPS:
Net earnings available to common stockholders	$110	1,054,013	$.10

Effect of dilutive securities—
Incremental shares from assumed conversion of options	—	30,972

Diluted EPS:
Net earnings available to common stockholders and assumed conversions	$110	1,084,985	$.10

Three Months Ended March 31, 2005:
Basic EPS:
Net earnings available to common stockholders	$43	734,981	$.06

Effect of dilutive securities—
Incremental shares from assumed conversion of options	—	25,670

Diluted EPS:
Net earnings available to common stockholders and assumed conversions	$43	760,651	$.06

(4) Stock Options

The Company has both an Employee and Director Stock Option Plan. Under the Employee Stock Option Plan, the exercise price of the common stock options must at least equal the fair market value of the common stock at the date of grant. Options granted under this plan are exercisable for 10 years from date of grant and vest in increments of 20% per year commencing one year from grant date. In December 2005, the Company’s Board of Directors approved the acceleration of vesting of all outstanding stock options. A total of 58,800 shares of common stock have been reserved under this Plan. At March 31, 2006, no options remain available for grant.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Under the Director Stock Option Plan, the exercise price of the stock options is the fair market value of the common stock at the date of grant. The options have a ten year term. These options vest in increments of 20% per year commencing one year from grant date. A total of 44,100 shares of common stock have been reserved under this Plan. In December 2005, the Company’s Board of Directors approved the acceleration of vesting of all outstanding stock options. At March 31, 2006, no options remain available for grant ($ in thousands, except per share information).

	Number of Shares	Range of Per Share Option Price	Weighted- Average Per Share Price	Aggregate Option Price
Outstanding at December 31, 2005	102,900	$9.52 - 17.00	$10.78	$1,109
Options exercised	(2,100)	9.52	9.52	(20)
Options granted	—	—	—	—

Outstanding at March 31, 2006	100,800	$9.52 - 17.00	$10.80	$1,089

(5) Share-Based Compensation

Prior to January 1, 2006, the Company’s stock option plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (as amended by SFAS N. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company’s Statement of Earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair vale recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123R), using the modified-perspective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). As of December 31, 2005, all stock options were fully vested.

In December 2005, the Company’s Board of Directors approved the acceleration of vesting of all outstanding stock options (the “Acceleration”). In accordance with SFAS 123, in 2005 the Company expensed the remaining unrecognized compensation cost associated with the options with accelerated vesting in the proforma disclosure. These actions were taken in order to avoid expense recognition in future financial statements upon adoption of SFAS 123(R).

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation (in thousands, except per share amounts).

Three Months Ended March 31, 2005
Net earnings applicable to common stockholders, as reported	$43
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax effect	(10)

Proforma net earnings applicable to common stockholders	$33

Earnings per share, basic and diluted	$.06

Proforma earnings per share, basic and diluted	$.04

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions; there were no options granted during the three months ended March 31, 2006.

Three Months Ended March 31, 2005
Weighted-average risk-free interest rate	4.51%
Dividend yield	—%
Volatility	7%
Expected life in years	7.5

Weighted-average grant date fair value of options issued during the period	$4.27

(6) Regulatory Capital

The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 2006 of the regulatory capital requirements and the Bank’s actual capital on a percentage basis:

	Actual	Regulatory Requirement For Well- Capitalized Banks
Total capital to risk-weighted assets	11.61%	10.00%
Tier I capital to risk-weighted assets	10.68%	6.00%
Tier I capital to total assets—leverage ratio	10.89%	5.00%

At March 31, 2006, management believes the Bank is adequately capitalized.

SUNCOAST BANCORP, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

(7) Preferred Stock

In 2004, the Company sold 480,000 shares of cumulative convertible preferred stock for proceeds of $5,913,000, net of issuance costs of approximately $87,000. The cumulative convertible preferred stock is mandatorily convertible into common stock at a conversion price of $10.50 per share (subject to antidilution adjustments) on the earlier of December 31, 2006 or a change of control of the Company. In addition, per share cumulative dividends of shares of preferred stock computed at 6% per annum are payable on December 31, 2005 and 2006. On December 31, 2005, the Company issued 31,384 shares of preferred stock as dividends.

In 2003, the Company sold 225,400 shares of cumulative convertible preferred stock for proceeds of $2,219,000, net of issuance costs of approximately $35,000. The cumulative convertible preferred stock was mandatorily convertible into common stock at a conversion price of $8.10 per share (subject to antidilution adjustments) on September 30, 2005. The Company issued 13,524 and 15,575 shares of preferred stock as dividends on September 30, 2005 and September 30, 2004, respectively. On September 30, 2005, 254,499 shares of preferred stock were converted to 314,270 shares of common stock of the Company.

Cumulative accrued dividends on all preferred stock totaled approximately $90,000 at March 31, 2006.

(8) Pending Acquisition

On March 16, 2006, the Company entered into an agreement to merge with NBC Capital Corporation (“NBC”). As a result of the merger, each share of common stock of the Company will be converted into the right to receive the merger consideration equal to $20.50, subject to certain potential adjustments. The aggregate merger consideration is approximately $34.8 million. Holders of the Companies common stock may elect to receive their pro rata share of the merger consideration in cash, shares of the common stock of NBC, or a combination of cash and stock; provided, however, that, notwithstanding any elections, in the aggregate, 45% of the merger consideration paid by NBC in connection with the merger will be paid in cash. In addition, each option to purchase the Company’s common stock will be converted into cash in the amount of $20.50 less the exercise price of each such option. This agreement is subject to shareholder and regulatory approval.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NBC CAPITAL CORPORATION

AND

SUNCOAST BANCORP, INC.

DATED AS OF MARCH 16, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”), executed this 16th day of March 2006 by and between NBC CAPITAL CORPORATION, a Mississippi corporation (“NBC”), and SUNCOAST BANCORP, INC., a Florida corporation (“SunCoast”).

WHEREAS, the respective Boards of Directors of each of NBC and SunCoast have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which SunCoast would merge with and into NBC (the “Merger”), and simultaneously therewith SunCoast Bank (“SunCoast Bank”), a Florida state-chartered bank and wholly owned subsidiary of SunCoast, would be merged with and into Cadence Bank, N.A. (“Cadence”), a national bank and wholly owned subsidiary of NBC (the “National Bank Merger”); and

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereby adopt this Agreement as a plan of reorganization within the meaning of Section1.368-2(g) of the United States Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act and the Mississippi Business Corporation Act (the “FBCA” and the “MBCA,” individually, or collectively, the “Acts”), at the Effective Time (as hereinafter defined), SunCoast shall merge with and into NBC. NBC shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Company shall be NBC Capital Corporation. Upon consummation of the Merger, the separate corporate existence of SunCoast shall terminate.

1.2. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”), which shall be filed with the Secretary of State of the State of Florida and Secretary of State of the State of Mississippi on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Acts.

1.4. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). The Closing shall be held at the offices of Adams and Reese LLP, 111 East Capitol Street, Suite 350, Jackson, Mississippi 39225, unless another place is mutually agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in the City of Starkville, MS are required or authorized by law to be closed.

1.5. Articles of Incorporation. At the Effective Time, the articles of incorporation of NBC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company.

1.6. Bylaws. At the Effective Time, the bylaws of NBC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

1.7. Board of Directors. The directors of NBC immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1. Conversion of SunCoast Common Stock. The purchase price per share shall be $20.50 per share of SunCoast Common Stock, of which collectively the holders of such SunCoast Common Stock shall receive 45% cash and 55% NBC Common Stock in accordance with this Article II. Additionally, the holders of options to purchase the SunCoast Common Stock shall receive the Cash Election Price (hereinafter defined) less the exercise price as set forth in Section 2.6. For example, assuming there are 1,696,296 shares of SunCoast Common Stock outstanding (including the maximum increase in number of shares of SunCoast Common Stock due to dividends on the SunCoast Preferred Stock through December 31, 2006), the aggregate purchase price would be $34,774,068, plus the amount to be paid under Section 2.6 relating to SunCoast Stock Options (hereinafter defined). At the Effective Time, by virtue of the Merger:

(a) All shares of common stock, par value $0.01 per share, of SunCoast (the “SunCoast Common Stock”) that are owned directly by SunCoast as treasury stock shall be cancelled and retired and no shares of common stock of NBC, par value $1.00 per share (“NBC Common Stock”), or other consideration shall be delivered in exchange therefor.

(b) Each outstanding share of SunCoast Common Stock that under the terms of Section 2.3 is to be converted into the right to receive shares of NBC Common Stock shall, subject to Section 2.4, be converted into and become the right to receive a number of shares of NBC Common Stock equal to the Cash Election Price (as hereinafter defined) divided by the Average Market Price of a share of NBC Common Stock. For the purposes of this Agreement, (i) the “Average Market Price” of a share of NBC Common Stock shall mean the average of the closing prices of one share of NBC Common Stock for the 10 full trading days immediately preceding the Closing Date on the American Stock Exchange (“AMEX”) as reported by the Wall Street Journal and (ii) the “Exchange Ratio” shall be the quotient obtained (expressed to five decimal places) resulting from dividing the Cash Election Price by the Average Market Price, provided in no event shall the Average Market Price (A) be less than $20.12 (which is 85% of the “Execution Date Average Market Price” (hereinafter defined)) or (B) be greater than $27.22 (which is 115% of the Execution Date Average Market Price). For purposes of the Agreement, the “Execution Date Average Market Price” shall mean the Average Market Price of a share of NBC Common Stock for 10 full trading days immediately preceding the Execution Date on AMEX as reported by the Wall Street Journal.

(c) Each outstanding share of SunCoast Common Stock that under the terms of Section 2.3 is to be converted into the right to receive cash shall be converted into the right to receive cash consideration in the amount of $20.50 (the “Cash Election Price”).

(d) Each outstanding share of SunCoast Common Stock held by a holder who has perfected such holder’s right to dissent under the FBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of NBC Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted pursuant to the FBCA. SunCoast shall give NBC prompt notice upon receipt by SunCoast of any such demands for payment of the fair value of such shares of SunCoast Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and NBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. SunCoast shall not, except with the prior written consent of NBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the FBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of SunCoast Common Stock shall be converted into a right to receive cash or NBC Common Stock in accordance with the provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment after the Effective Time, each share of SunCoast Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or NBC Common Stock as NBC shall determine in its sole discretion.

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding SunCoast Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in SunCoast’s capitalization; provided, that any increase in the SunCoast Common Stock due to dividends on the SunCoast Preferred Stock or a conversion of the SunCoast Preferred Stock (currently outstanding) in connection with the Merger before December 31, 2006, shall not affect the Exchange Ratio.

2.2. Election Procedures.

(a) Each person who, as of three Business Days prior to the date on which the Election Form (as hereinafter defined) is mailed pursuant to Section 3.2 hereof (the “Election Form Record Date”), is a record holder of shares of SunCoast Common Stock shall have the right to submit an Election Form specifying the number of shares of SunCoast Common Stock that such person desires to have converted into the right to receive NBC Common Stock (a “Stock Election”), and the number of shares of SunCoast Common Stock that such person desires to have converted into the right to receive the Cash Election Price (a “Cash Election”). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline (as hereinafter defined) in accordance with the procedures set forth in Section 3.2 or shall have acquired shares of SunCoast Common Stock after the Secondary Election Form Record Date (defined below) shall be deemed to have made a Stock Election. Any Dissenting Shares shall be deemed SunCoast Cash Election Shares (as hereinafter defined), and with respect to such shares the holders thereof shall in no event receive consideration comprised of NBC Common Stock. Any election to receive NBC Common Stock or cash shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have actually received a properly completed Election Form by the Election Deadline, and, in accordance with Section 3.2, any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent.

(b) The Exchange Agent shall make available an additional Election Form to all persons who become record holders of SunCoast Common Stock between the Election Form Record Date and the close of business on the fifth Business Day prior to the Election Deadline (the “Secondary Election Form Record Date”).

2.3. Proration. Within five Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of SunCoast Common Stock of rights to receive NBC Common Stock or cash in the Merger in accordance with the Election Forms as follows (the consideration provided for in this Section 2.3, together with the consideration provided for in Section 2.4, is referred to as the “Merger Consideration”):

(a) In the event the aggregate number of shares of SunCoast Common Stock in respect of which Cash Elections shall have been made (the “SunCoast Cash Election Shares”) is greater than the quotient of (x) the “Cash Product” (hereinafter defined) divided by (y) the Cash Election Price (such quotient, the “Cash Conversion Shares”), then:

(i) all shares of SunCoast Common Stock in respect of which Stock Elections have been made will be converted into the right to receive NBC Common Stock in accordance with the terms of Section 2.1(b); and

(ii) all shares of SunCoast Common Stock in respect of which Cash Elections have been made will be converted into the right to receive NBC Common Stock and cash in the following manner:

(A) a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Cash Product by (y) the product of the SunCoast Cash Election Shares and the Cash Election Price;

(B) the number of SunCoast Cash Election Shares held by each holder of shares of SunCoast Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 2.1(c) shall be determined by multiplying the Cash Proration Factor by the number of SunCoast Cash Election Shares held by such holder; and

(C) all SunCoast Cash Election Shares other than those shares converted into the right to receive cash in accordance with the preceding subparagraph (B) shall be converted into the right to receive NBC Common Stock in accordance with the terms of Section 2.1(b); or

For purposes of this Section 2.3, the term “Cash Product” shall mean the product of the number of shares of SunCoast Common Stock outstanding at the Closing multiplied by the Cash Election Price then multiplied by 45%.

(b) In the event the aggregate number of SunCoast Cash Election Shares is less than the Cash Conversion Shares, then:

(i) all SunCoast Cash Election Shares (subject to the provisions of Section 2.1(d) with respect to any Dissenting Shares) will be converted into the right to receive cash in accordance with the terms of Section 2.1(c); and

(ii) all shares of SunCoast Common Stock in respect of which Stock Elections shall have been made (the “SunCoast Stock Election Shares”) will be converted into the right to receive NBC Common Stock and cash in the following manner:

(A) a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Stock Conversion Shares (defined below) by the aggregate number of SunCoast Stock Election Shares. The “Stock Conversion Shares” shall mean the difference between (x) the total number of shares of SunCoast Common Stock outstanding immediately prior to the effective Time and (y) the Cash Conversion Shares;

(B) the number of SunCoast Stock Election Shares held by each holder of shares of SunCoast Common Stock that will be converted into the right to receive shares of NBC Common Stock pursuant to the terms of Section 2.1(b) shall be determined by multiplying the Stock Proration Factor by the number of SunCoast Stock Election Shares held by such holder; and

(C) all SunCoast Stock Election Shares other than those shares converted into the right to receive NBC Common Stock in accordance with the preceding subparagraph (B) shall be converted into the right to receive cash in accordance with the terms of Section 2.1(c); or

(c) If the number of SunCoast Stock Election Shares is equal to the number of Stock Conversion Shares and the number of SunCoast Cash Election Shares is equal to the number of Cash Conversion Shares, then subparagraphs (a) and (b) of this Section 2.3 shall not apply and all SunCoast Stock Election Shares will be converted into the right to receive NBC Common Stock and all SunCoast Cash Election Shares (subject to the provisions of Section 2.1(d)) will be converted into the right to receive cash.

2.4. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NBC Common Stock shall be issued in the Merger. Each holder of SunCoast Common Stock who otherwise would have been entitled to a fraction of a share of NBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of SunCoast Common Stock owned by such holder at the Effective Time) by the Average Market Price of a share of NBC Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.5. NBC Common Stock. At and after the Effective Time, each share of NBC Common Stock outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of NBC and shall not be affected by the Merger.

2.6. Options. At the Effective Time, each option granted by SunCoast to purchase shares of SunCoast Common Stock (each, an “SunCoast Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of SunCoast Common Stock and without any further action on the part of any holder thereof, and be converted into cash for each share in the amount of the Cash Election Price less the exercise price of such SunCoast Option (the “Per Share Option Cash Amount”). Payment of the aggregate Per Share Option Cash Amount for each holder of a SunCoast Option immediately prior to the Effective Time shall be delivered to each respective holder of such SunCoast Option and shall be made by check of NBC upon the later of (i) the closing, or (ii) the delivery of a cross receipt and a release, each in a form reasonably acceptable to NBC.

2.7. Reservation of Right to Revise Structure. NBC may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of SunCoast with and into a direct wholly owned corporate subsidiary of NBC or a single member limited liability company wholly owned by NBC; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration, (B) adversely affect the anticipated tax consequences of the Merger to the holders of SunCoast Common Stock as a result of receiving the Merger Consideration, or (C) materially impede or delay consummation of the Merger. In the event NBC elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF STOCK CERTIFICATES FOR MERGER CONSIDERATION

3.1. NBC to Make Merger Consideration Available. NBC shall appoint an agent, who shall be reasonably acceptable to SunCoast (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of SunCoast Common Stock (the “Certificates”) for the Merger Consideration. At or promptly after the Effective Time, NBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of NBC Common Stock and an estimated amount of cash sufficient to make all payments pursuant to Sections 2.3 and 2.4 (such cash and certificates for shares of NBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by NBC.

3.2. Election Form. No later than fifteen Business Days prior to the expected Effective Time, the Exchange Agent shall mail to each holder of record of SunCoast Common Stock on the Election Form Record Date (or, in the case of those persons specified in Section 2.2(b), no later than the fifth Business Day prior to the Election Deadline, the Exchange Agent shall mail to each holder of record of SunCoast Common Stock on the Secondary Election Form Record Date) an election form (the “Election Form”) providing for such holders to make the Cash Election and/or the Stock Election; provided, however, that such Election Form need not be mailed prior to the receipt of the Requisite Regulatory Approvals (as hereinafter defined). Any election other than a deemed Stock Election shall be validly made only if the Exchange Agent shall have received by 5:00 p.m., Central time, on a date (the “Election Deadline”) to be decided by NBC (which date shall not be earlier than fifteen Business Days after the initial mailing of the Election Form and no later than the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereon guaranteed to the extent required by the Election Form) by such holder accompanied by such holder’s Certificates, or by an appropriate guarantee of delivery of such Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of SunCoast Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of SunCoast Common Stock may at any time prior the Election Deadline revoke such holder’s election and withdraw such holder’s Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline.

3.3. Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, and in no event more than five Business Days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate who has not previously surrendered such Certificate or Certificates with the Election Form a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certifications on the Merger Consideration payable upon the surrender of the Certificates.

(b) No dividends or other distributions with a record date after the Effective Time with respect to NBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to shares of NBC Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive NBC Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of NBC Common Stock represented by such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of SunCoast of the shares of SunCoast Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of SunCoast for six months after the Effective Time shall be paid, at the request of NBC, to NBC. Any stockholders of SunCoast who have not theretofore complied with this Article III shall thereafter look only to NBC for payment of the Merger Consideration and unpaid dividends and distributions on the NBC Common Stock deliverable in respect of each share of SunCoast Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of NBC, SunCoast, the Exchange Agent or any other person shall be liable to any former holder of shares of SunCoast Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond (in accordance with the standard operating procedure of the Transfer Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) NBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SunCoast Common Stock such amounts as NBC or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SunCoast Common Stock in respect of whom such deduction and withholding were made by NBC or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUNCOAST

As of the date hereof, SunCoast has delivered to NBC a schedule (the “SunCoast Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the SunCoast Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.2(a), and (ii) the mere inclusion of an item in the SunCoast Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SunCoast that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined) on SunCoast.

SunCoast hereby represents and warrants to NBC as follows:

4.1. Corporate Organization.

(a) SunCoast is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. SunCoast has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on SunCoast. As used in this Agreement, the term “Material Adverse Effect” means, with respect to SunCoast, NBC or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, (ii) the announcement of this Agreement or any action of either party or any Subsidiary (defined in Section 4.1(b)) thereof required to be taken by it under this Agreement or with the prior written consent of the other party, (iii) any changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, or (iv) expenses and costs incurred in connection with the transactions contemplated hereby (to the extent not materially in excess of the good faith estimate thereof provided by SunCoast to NBC prior to the date of this Agreement); provided, however, that a decrease in the trading or market prices of a party’s capital stock shall not be considered, by itself, to constitute a Material Adverse Effect. SunCoast is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). The copies of the articles of incorporation and bylaws of SunCoast which have previously been made available to NBC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of SunCoast (i) is duly organized and validly existing as a state chartered bank under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity (i) of which such person or a subsidiary of such person is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(c) Except for its ownership of SunCoast Bank, SunCoast does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

4.2. Capitalization.

(a) The authorized capital stock of SunCoast consists of 10,000,000 shares of SunCoast Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share, of SunCoast (the “SunCoast Preferred Stock”). As of the date of this Agreement, there were 1,055,576 shares of SunCoast Common Stock outstanding, 511,384.5 shares of SunCoast Preferred Stock outstanding and no shares of SunCoast Common Stock held in SunCoast’s treasury. No other shares of SunCoast Common Stock or SunCoast Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of SunCoast Common Stock or SunCoast Preferred Stock were reserved for issuance, except for an aggregate of 100,800 shares of SunCoast Common Stock reserved for issuance upon the exercise of stock options pursuant to the SunCoast Director Stock Option Plan and the SunCoast Employee Stock Option Plan (collectively, the “SunCoast

Stock Option Plans”). All of the issued and outstanding shares of SunCoast Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above or in Section 4.2(a) of the SunCoast Disclosure Schedule, SunCoast does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SunCoast Common Stock or SunCoast Preferred Stock or any other equity securities of SunCoast or any securities representing the right to purchase or otherwise receive any shares of SunCoast capital stock (including any rights plan or agreement). Section 4.2(a) of the SunCoast Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the SunCoast Stock Option Plans, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.

(b) Section 4.2(b) of the SunCoast Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of SunCoast. Except as set forth in Section 4.2(b) of the SunCoast Disclosure Schedule, SunCoast owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of SunCoast’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither SunCoast nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of SunCoast or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 4.2(c) of the SunCoast Disclosure Schedule and for the ownership of SunCoast’s Subsidiaries, neither SunCoast nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity, excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SunCoast’s stockholders may vote (“Voting Debt”) have been issued by SunCoast and are outstanding.

4.3. Authority; No Violation.

(a) SunCoast has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Required SunCoast Vote (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of SunCoast, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required SunCoast Vote, and no other corporate or stockholder proceedings on the part of SunCoast are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SunCoast and (assuming due authorization, execution and delivery by NBC) constitutes a valid and binding obligation of SunCoast, enforceable against SunCoast in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 4.3(b) of the SunCoast Disclosure Schedule, neither the execution and delivery of this Agreement by SunCoast nor the consummation by SunCoast of the transactions contemplated hereby, nor compliance by SunCoast with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of SunCoast or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SunCoast or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SunCoast or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunCoast or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on SunCoast.

4.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the Federal Reserve Board (“FRB”) under the BHCA, (B) the National Bank Merger by the Office of Comptroller of Currency (“OCC”) and the FDIC, and by the Commissioner of the Office of Financial Institutions of the State of Florida (the “Commissioner”) under the Florida banking law, (ii) approval of the quotation of the NBC Common Stock to be issued in the Merger on the AMEX, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the stockholders of SunCoast to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Mississippi pursuant to the Acts, (v) the filing of the Articles of Merger with the OCC in connection with the National Bank Merger, (vi) the adoption of this Agreement by the Required SunCoast Vote, (vii) the consents and approvals set forth in Section 4.4 of the SunCoast Disclosure Schedule, (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast or NBC, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by SunCoast of this Agreement and (B) the consummation by SunCoast of the Merger and the other transactions contemplated hereby.

4.5. SEC Documents; Other Reports; Internal Controls.

(a) SunCoast has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “SunCoast Reports”). Except as set forth in Section 4.5 of the SunCoast Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SunCoast Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SunCoast Reports, and none of the SunCoast Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SunCoast Reports. None of SunCoast’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) SunCoast and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since

December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of SunCoast and its Subsidiaries or as set forth in Section 4.5(b) of the SunCoast Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of SunCoast, threatened an investigation into the business or operations of SunCoast or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 4.5(b) of the SunCoast Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, SunCoast or any of its Subsidiaries.

(c) Except as set forth in Section 4.5(c) of the SunCoast Disclosure Schedule, the records, systems, controls, data and information of SunCoast and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SunCoast or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SunCoast Reports filed with the SEC prior to the date hereof, SunCoast and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.6. Financial Statements; Undisclosed Liabilities.

(a) Except as set forth in Section 4.6 of the SunCoast Disclosure Schedule, the financial statements of SunCoast (including any related notes thereto) included in the SunCoast Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SunCoast and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SunCoast and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of SunCoast included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither SunCoast nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

4.7. Broker’s Fees. Except as set forth in Section 4.7 of the SunCoast Disclosure Schedule, neither SunCoast nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the SunCoast Disclosure Schedule have previously been furnished to NBC.

4.8. Absence of Certain Changes or Events. Except as publicly disclosed in the SunCoast Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the SunCoast Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast and (ii) SunCoast and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

4.9. Legal Proceedings.

(a) Except as publicly disclosed in the SunCoast Reports filed with the SEC prior to the date hereof, neither SunCoast nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of SunCoast’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SunCoast or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SunCoast.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon SunCoast, any of its Subsidiaries or the assets of SunCoast or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on SunCoast or the Surviving Company.

4.10. Taxes.

(a) Except as set forth in Section 4.10(a) of the SunCoast Disclosure Schedule: (x) each of SunCoast and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it before the date hereof, and such Tax Returns were true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of SunCoast (in accordance with GAAP) for all Taxes (as hereinafter defined) due and owing, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of SunCoast or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either SunCoast or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither SunCoast nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is SunCoast) filing a consolidated tax return or (B) has any liability for Taxes of any person other than SunCoast or any of its Subsidiaries arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 4.10(c) of the SunCoast Disclosure Schedule, none of SunCoast or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) Except as set forth in Section 4.10(d) of the SunCoast Disclosure Schedule, no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to SunCoast or any of its Subsidiaries.

(e) None of SunCoast or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) Except as set forth in Section 4.10(f) of the SunCoast Disclosure Schedule, all Taxes required to be withheld, collected or deposited by or with respect to SunCoast and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Except as set forth in Section 4.10(g) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Except as set forth in Section 4.10(h) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i) [Intentionally omitted]

(j) SunCoast is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(l) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11. Employees; Employee Benefit Plans.

(a) Section 4.11 of the SunCoast Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of SunCoast or any of its Subsidiaries has any present or future right to benefits and under which SunCoast or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Plans.”

(b) With respect to each Plan, SunCoast has delivered to NBC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by SunCoast or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. If the Plan, intended to be qualified within the meaning of Code section 401(a), is in the form of a preapproved master, prototype or volume submitter plan, then the term “determination letter” includes an opinion or advisory letter issued by the Internal Revenue Service covering such Plan, provided the sponsor of such Plan is entitled to rely on such opinion or advisory letter.

(c) (i) Each Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject SunCoast or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 4.11 of the SunCoast Disclosure Schedule, no Plan provides retiree welfare benefits and neither SunCoast nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither SunCoast nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of ERISA section 3(37)) and none of SunCoast, its Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of SunCoast or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of SunCoast or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

(f) Except as set forth in Section 4.11(f) of the SunCoast Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or independent consultant of SunCoast or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of SunCoast or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 4.11(f) of the SunCoast Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of SunCoast or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Section 4.11(g) of the SunCoast Disclosure Schedule sets forth the liability of each participant under each of the deferred compensation plans sponsored or maintained by SunCoast or its Subsidiaries.

4.12. Board Approval; Stockholder Vote Required.

(a) On or prior to the date hereof, the Board of Directors of SunCoast, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held (the “SunCoast Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of SunCoast and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of SunCoast adopt this Agreement and directed that such matter be submitted for consideration by SunCoast stockholders at the SunCoast Stockholders Meeting. The SunCoast Board Approval constitutes approval of this Agreement and the Merger (x) for purposes of the Acts and (y) by at least a majority of the Board of Directors pursuant to By-laws of SunCoast. SunCoast does not have any shareholder rights plan in effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of SunCoast Common Stock to adopt this Agreement (the “Required SunCoast Vote”) is the only vote of the holders of any class or series of SunCoast capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

4.13. Compliance With Applicable Law.

(a) Except as disclosed in Section 4.13 of the SunCoast Disclosure Schedule, SunCoast and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SunCoast or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on SunCoast, and neither SunCoast nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on SunCoast.

(b) SunCoast and each of its Subsidiaries has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast. None of SunCoast, any of its Subsidiaries, or, to the knowledge of SunCoast, any director, officer or employee of SunCoast or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14. Certain Contracts.

(a) Except as publicly disclosed in the SunCoast Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement or (ii) which limits the freedom of SunCoast or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires SunCoast or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the SunCoast Reports filed prior to the date hereof or set forth in Section 4.14(a) of the SunCoast Disclosure Schedule, is referred to herein as a “SunCoast Contract.” SunCoast has made available all contracts (including all lease, rental or occupancy agreements or other contracts affecting or relating to the ownership or use of any real or personal property; all agreements for the purchase or sale of mortgage servicing rights; all agreements for the purchase or sale of mortgage loans on a wholesale or bulk basis; and all consulting agreements with outside consultants) which involved payments by SunCoast or any of its Subsidiaries in fiscal year 2005 of more than $6,000.00 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $6,000.00, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5,000.00 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

(b) Except as set forth in Section 4.14(b) of the SunCoast Disclosure Schedule, (i) each SunCoast Contract is valid and binding on SunCoast or its applicable Subsidiary and in full force and effect, and, to the knowledge of SunCoast, is valid and binding on the other parties thereto, (ii) SunCoast and each of its Subsidiaries and, to the knowledge of SunCoast, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each SunCoast Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of SunCoast or any of its Subsidiaries or, to the knowledge of SunCoast, any other party thereto, under any such SunCoast Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on SunCoast.

(c) Section 4.14(c) of the SunCoast Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes) under any employment, change-in-control, severance or similar contract with any present or former employee or directors, and identifying the types and estimated amounts of the in-kind benefits due under any Plan or SunCoast Contract (other than a tax-qualified plan) for each such person.

4.15. Agreements With Regulatory Agencies. Except as set forth in Section 4.15 of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the SunCoast Disclosure Schedule, a “SunCoast Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has SunCoast or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting SunCoast or any SunCoast Subsidiary to enter into or become bound by any SunCoast Regulatory Agreement.

4.16. SunCoast Information. The information relating to SunCoast and its Subsidiaries to be provided by SunCoast for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to NBC or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17. Title to Property.

(a) Except as disclosed in Section 4.17(a) of the SunCoast Disclosure Schedule, SunCoast and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of SunCoast and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

(b) SunCoast and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the SunCoast Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the SunCoast Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

(c) All leases of real property and all other leases material to SunCoast and its Subsidiaries under which SunCoast or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by SunCoast or such Subsidiary or, to the knowledge of SunCoast, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, SunCoast or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SunCoast.

4.18. Insurance. SunCoast and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SunCoast reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the SunCoast Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of SunCoast and its Subsidiaries (other than insurance policies under which SunCoast or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). SunCoast and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth in Section 4.18 of the SunCoast Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of SunCoast and its Subsidiaries, SunCoast or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.19. Environmental Liability. Except as set forth in Section 4.19 of the SunCoast Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on SunCoast or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of SunCoast, threatened against SunCoast or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on SunCoast. To the knowledge of SunCoast, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on SunCoast. To the knowledge of SunCoast, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on SunCoast. Neither SunCoast nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on SunCoast.

4.20. [Intentionally omitted]

4.21 Patents, Trademarks, Etc. SunCoast and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 4.21 of the SunCoast Disclosure Schedule, neither SunCoast nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither SunCoast nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

4.22. Loan Matters.

(a) (i) Section 4.22(a) of the SunCoast Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) by SunCoast and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O (“Regulation O”) of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 215)) of SunCoast or any of its Subsidiaries (“Regulation O Loans”); (ii) there are no employee, officer, director or other affiliate Regulation O Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or, except for Regulation O Loans made by SunCoast and its Subsidiaries to its employees in accordance with its policies as disclosed in Section 4.22(c) of the SunCoast Disclosure Schedule, on which the borrower is paying a rate which was below market at the time such Regulation O Loan was made; and (iii) except as listed in Section 4.22(a) of the SunCoast Disclosure Schedule, all such Regulation O Loans are and were made in compliance in all material respects with all applicable laws and regulations.

(b) Each outstanding loan (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, SunCoast’s underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(c) Except as set forth in Section 4.22(c) of the SunCoast Disclosure Schedule, none of the agreements pursuant to which SunCoast or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Except as set forth in Section 4.22(e) of the SunCoast Disclosure Schedule, none of SunCoast or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. SunCoast has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of SunCoast and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of SunCoast and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

4.23. Community Reinvestment Act Compliance. SunCoast Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of satisfactory from the FDIC in its most recently completed exam.

4.24. Labor Matters. Neither SunCoast nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SunCoast or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SunCoast or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to SunCoast’s knowledge, threatened, nor is SunCoast aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.25. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on SunCoast, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of SunCoast or any of its Subsidiaries or for the account of a customer of SunCoast or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of SunCoast or one of its Subsidiaries and, to the knowledge of SunCoast, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) SunCoast or its Subsidiaries and, to the knowledge of SunCoast, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to SunCoast’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NBC

As of the date hereof, NBC has delivered to SunCoast a schedule (the “NBC Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more covenants contained in Article VI; provided, however, that (i) no such item is required to be set forth in the NBC Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 8.3(a), and (ii) the mere inclusion of an item in the NBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBC that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect on NBC.

NBC hereby represents and warrants to SunCoast as follows:

5.1. Corporate Organization.

(a) NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. NBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on NBC. NBC is duly registered as a financial holding company under the BHCA. The copies of the certificate of incorporation and bylaws of NBC which have previously been made available to SunCoast are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of NBC (i) is duly organized and validly existing as a national bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of 8,062 shares of common stock of First Commercial Bancshares, Inc., NBC does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).

5.2. Capitalization.

(a) The authorized capital stock of NBC consists of 50,000,000 shares of NBC Common Stock. As of the date of this Agreement, there were 9,615,806 shares of NBC Common Stock outstanding and 1,429,082 shares of NBC Common Stock held in NBC’s treasury. As of the date of this Agreement, no shares of NBC Common Stock were reserved for issuance, except for an aggregate of 783,287 shares of NBC Common Stock reserved for issuance upon the exercise of stock options under the (i) 2001 Long-Term Incentive Compensation Plan, (ii) 2003 Long-Term Incentive Compensation Plan and (iii) Enterprise Bancshare, Inc. Incentive Plan of 1997 Stock Option. All of the issued and outstanding shares of NBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of NBC Common Stock to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the NBC Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of NBC. Except as set forth in Section 5.2(b) of the NBC Disclosure Schedule, NBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of NBC’s Subsidiaries, free and clear of any Liens whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With the exception of the incentive plans listed in Section 5.2, NBC and any Subsidiary thereof have not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of NBC or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) Except as disclosed in Section 5.2(c) of the NBC Disclosure Schedule and for the ownership of NBC’s Subsidiaries, neither NBC nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity excluding any investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in respect of debts previously contracted.

5.3. Authority; No Violation.

(a) NBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate and stockholder action of NBC and no other corporate or stockholder proceedings on the part of NBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBC and (assuming due authorization, execution and delivery by SunCoast) constitutes a valid and binding obligation of NBC, enforceable against NBC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 5.3(b) of the NBC Disclosure Schedule, neither the execution and delivery of this Agreement by NBC, nor the consummation by NBC of the transactions contemplated hereby, nor compliance by NBC with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of NBC or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on NBC.

5.4. Consents and Approvals. Except for (i) the approvals of (A) the Merger by the FRB under the BHCA, (B) the National Bank Merger by the OCC and the FDIC under the Federal Deposit Insurance Corporation Act and by the Commissioner under the Florida banking law and (ii) approval of the listing of the NBC Common Stock to be issued in the Merger on the American Stock Exchange, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Florida and Mississippi pursuant to the Acts, (v) the adoption of this Agreement by the Required SunCoast Vote, (vi) the consents and approvals set forth in Section 5.4 of the NBC Disclosure Schedule, (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NBC, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by NBC of this Agreement and (B) the consummation by NBC of the Merger and the other transactions contemplated hereby.

5.5. SEC Documents; Other Reports; Internal Controls.

(a) NBC has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “NBC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the NBC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NBC Reports, and none of the NBC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NBC Reports. None of NBC’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) NBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of NBC and its Subsidiaries or as set forth in Section 5.5(b) of the NBC Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of NBC, threatened an investigation into the business or operations of NBC or any of its Subsidiaries since December 31, 2000. Except as set forth in Section 5.5(b) of the NBC Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, NBC or any of its Subsidiaries.

(c) The records, systems, controls, data and information of NBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the NBC Reports filed with the SEC prior to the date hereof, NBC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

5.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of NBC (including any related notes thereto) included in the NBC Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of NBC and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of NBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of NBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC or (ii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, neither NBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on NBC.

5.7. Broker’s Fees. Except as set forth in Section 5.7 of the NBC Disclosure Schedule, neither NBC nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8. Absence of Certain Changes or Events. Except as publicly disclosed in the NBC Reports filed prior to the date hereof or as set forth in Section 5.8 of the NBC Disclosure Schedule, since September 30, 2005, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC and (ii) NBC and its Subsidiaries have not taken any action that would have been prohibited by Section 6.3 if taken after the date of this Agreement.

5.9. Legal Proceedings.

(a) Neither NBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NBC’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBC or any of its Subsidiaries (including under the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discriminatory banking practices or the Bank Secrecy Act) or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NBC, any of its Subsidiaries or the assets of NBC or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on NBC.

5.10. Taxes.

(a) Except as set forth in Section 5.10(a) of the NBC Disclosure Schedule: (x) each of NBC and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of NBC (in accordance with GAAP) for all Taxes, whether or not shown as due on such Tax Returns; (y) no material deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of NBC or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either NBC or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Neither NBC nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is NBC) filing a consolidated tax return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 5.10(c) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to NBC or any of its Subsidiaries.

(e) None of NBC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All Taxes required to be withheld, collected or deposited by or with respect to NBC and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(g) Neither NBC nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither NBC nor any of its Subsidiaries filed a consent prior to January 1, 2006 to the application of Section 341(f) of the Code.

5.11. Employees; Employee Benefit Plans.

(a) Section 5.11 of the NBC Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, restricted stock severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of NBC or any of its Subsidiaries has any present or future right to benefits and under which NBC or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “NBC Plans.” With respect to each NBC Plan, NBC has delivered to SunCoast a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by NBC or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (b) audited financial statements and (C) actual valuation reports.

(b) (i) Each NBC Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each NBC Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject NBC or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no “reportable event” (as such term is defined in ERISA section 4043), “prohibited transaction” (as such term is defined in ERISA section 406 and Code section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Plan; (v) except as set forth in Section 5.11 of the NBC Disclosure Schedule, no Plan provides retiree welfare benefits and neither NBC nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (vi) neither NBC nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(c) With respect to any NBC Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of NBC or any of its Subsidiaries, threatened, (ii) no facts or circumstances exist to the knowledge of NBC or any of its Subsidiaries that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any NBC Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including any routine requests for information from the PBGC).

5.12. Board Approval; Stockholder Vote Required. The Board of Directors of NBC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “NBC Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of NBC and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger. The approval of the stockholders of NBC is not required by its articles of incorporation, bylaws or AMEX.

5.13. Compliance With Applicable Law. Except as disclosed in Section 5.13 of the NBC Disclosure Schedule, NBC and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NBC or any of its Subsidiaries (including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NBC, and neither NBC nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on NBC.

5.14. Agreements With Regulatory Agencies. Except as set forth in Section 5.14 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.14 of the NBC Disclosure Schedule, an “NBC Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or its business, nor has NBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any NBC Regulatory Agreement.

5.15. NBC Information. The information relating to NBC and its Subsidiaries to be provided by NBC to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to SunCoast or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.16. Title to Property.

(a) Except as disclosed in Section 5.16(a) of the NBC Disclosure Schedule, NBC and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of NBC and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(b) NBC and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them, free and clear of all Liens except as publicly disclosed in the NBC Reports filed prior to the date hereof or as disclosed in Section 5.16(b) of the NBC Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

(c) All leases of real property and all other leases material to NBC and its Subsidiaries under which NBC or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by NBC or such Subsidiary or, to the knowledge of NBC, any other party thereto, or any event which with notice or lapse of time would constitute such a default, and, in the case of leased premises, NBC or such Subsidiary quietly enjoys the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC.

5.17. Environmental Liability. Except as set forth in Section 5.17 of the NBC Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on NBC or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any the Environmental Laws, pending or, to the knowledge of NBC, threatened against NBC or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on NBC. To the knowledge of NBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on NBC. To the knowledge of NBC, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on NBC. Neither NBC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on NBC.

5.18. Patents, Trademarks, Etc. NBC and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all proprietary rights, including all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed in Section 5.18 of the NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither NBC nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

5.19. Loan Matters.

(a) Each outstanding loan held by NBC (including loans held for resale to investors) has been solicited and originated and is administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant loan documents, NBC’s underwriting standards (and, in the case of NBC loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(b) Except as set forth in Section 5.19(b) of the NBC Disclosure Schedule, none of the agreements pursuant to which NBC or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(c) Each of NBC and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multi-family mortgage loans and (v) as a delegated underwriting and servicing lender by Fannie Mae.

(d) Except as set forth in Section 5.19(d) of the NBC Disclosure Schedule, none of NBC or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, HUD, Ginnie Mae, the VA, Fannie Mae, Freddie Mac or other investor, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer loans. NBC has not received any notice, nor does it have any reason to believe, that Fannie Mae or Freddie Mac propose to limit or terminate the underwriting authority of NBC and its Subsidiaries or to increase the guarantee fees payable to such investor.

(e) Each of NBC and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all HUD, Ginnie Mae, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

5.20. Community Reinvestment Act Compliance. Cadence is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of satisfactory from the in its most recently completed exams.

5.21. Interest Rate Risk Management Instruments. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NBC or any of its Subsidiaries or for the account of a customer of NBC or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NBC or one of its Subsidiaries and, to the knowledge of NBC, each of the counterparties thereto, and are enforceable in accordance with their terms, and are in full force and effect, (ii) NBC or its Subsidiaries and, to the knowledge of NBC, the counterparties thereto, have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to NBC’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of NBC, during the period from the date of this Agreement to the Effective Time, SunCoast shall, and shall cause each of its Subsidiaries to use its best efforts to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

6.2. SunCoast Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the SunCoast Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, SunCoast shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NBC, which shall not be unreasonably withheld or delayed:

(a) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or stock appreciation rights or grant any person any right to acquire any shares of its capital stock, other than (A) regular dividends on the SunCoast Preferred Stock with record and payment dates consistent with past practices, and (B) dividends paid by any of the Subsidiaries of SunCoast so long as such dividends are only paid to SunCoast or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause SunCoast Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. Section 565.4); (iii) or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof and disclosed in Section 4.2(a) of the SunCoast Disclosure Schedule), Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;

(b) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by law or by policies imposed by a Governmental Entity;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), except (i) sales of loans in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the SunCoast Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(d) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets, of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of, which would be material, individually or in the aggregate, to SunCoast, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(e) enter into, renew or terminate any contract, lease or agreement, other than loans to their customers in the ordinary course of business consistent with past practice, that calls for aggregate annual payments of $20,000 or more; or make any material change in any of such contracts, leases or agreements, other than renewals of such contracts or leases for a term of one year or less without material changes to the terms thereof;

(f) (i) increase the compensation or fringe benefits of any present or former director, officer or employee of SunCoast or its Subsidiaries (except for increases in salary or wages of non-executive officers or employees in the ordinary course of business consistent with past practice), except as may be required pursuant to the terms of any plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SunCoast Disclosure Schedule; (ii) grant any severance or termination pay to any present or former director, officer or employee of SunCoast or its Subsidiaries except pursuant to the terms of any Plan or agreement in effect on the date of this Agreement and disclosed in Section 4.11 of the SunCoast Disclosure Schedule; (iii) loan or advance any money or other property to any present or former director, officer or employee of SunCoast or its Subsidiaries, except for loans made in accordance with SunCoast Bank’s loan policy in effect on the date hereof and in compliance with Regulation O; (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (vi) grant any equity or equity-based awards; or (v) increase the funding obligation or contribution rate of any Plan;

(g) other than expenditures budgeted in the capital expenditure budget and as set forth in Section 6.2(g) of the SunCoast Disclosure Schedule, make any capital expenditures in excess of (A) $10,000 per project or related series of projects or (B) $30,000 in the aggregate;

(h) except as set forth in Section 6.2(h) of the SunCoast Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility;

(i) except for loans or commitments for loans that have previously been approved by SunCoast prior to the date of this Agreement, (A) make or acquire any Loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice and with a principal balance of not greater than $2,000,000 (in each case or in the aggregate to borrower and its affiliates, provided that such loans are made in accordance with the policies and procedures at SunCoast and its Subsidiaries); (B) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any Loan or commitment for any Loan with a principal balance in excess of $2,000,000; (C) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practices; or (D) guarantee or agree to guarantee, or endorse or assume responsibility for, the obligations of any person other than any wholly owned Subsidiary of SunCoast (other than the endorsement of checks and other negotiable instruments in the normal process of collection);

(j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(k) settle any claim, action or proceeding involving monetary damages in excess of $10,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(l) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of SunCoast), or a letter of intent or agreement in principle with respect thereto;

(m) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

(o) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Sections 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c);

(p) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by SunCoast’s independent public accountants;

(q) issue any mortgage-backed securities with respect to any loans or create any special purpose funding or variable interest entity;

(r) make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of SunCoast or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of SunCoast or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, which would have the effect of increasing the Tax liability of SunCoast or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of SunCoast or any of its Subsidiaries existing on the Closing Date;

(s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3. NBC Forbearances. Except as expressly provided in this Agreement or with the prior written consent of SunCoast, during the period from the date of this Agreement to the Effective Time, NBC shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees, and (ii) take no action which would reasonably be expected to materially adversely affect the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby or delay the receipt of such approvals subsequent to the date set forth in Section 9.1(c).

Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, as set forth in Section 6.3 of the NBC Disclosure Schedule or as required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, NBC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SunCoast, which consent shall not be unreasonably withheld or delayed:

(a) amend its certificate of incorporation, bylaws or similar governing documents, other than to increase the authorized capital stock of NBC or to change the par value of the NBC Common Stock other than the anticipated name change of NBC and its Subsidiaries;

(b) except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other person to the extent that such material acquisition or investment has, or would reasonably be expected to have, a Material Adverse Effect on NBC;

(c) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by NBC’s independent public accountants;

(d) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or any of the conditions to the Merger set forth in Sections 8.1 and 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement; or

(e) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Regulatory Matters.

(a) NBC and SunCoast shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and NBC shall promptly prepare and file with the SEC the S-4. Each of NBC and SunCoast shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Proxy Statement/Prospectus to their respective stockholders.

(b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c) NBC and SunCoast shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of NBC, SunCoast or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) SunCoast acknowledges and agrees that NBC intends to cause SunCoast Bank to be merged with and into Cadence at or immediately following the Effective Time. SunCoast agrees that its obligations pursuant to this Section 7.1 include an obligation to use its reasonable best efforts to take all actions necessary to cause the National Bank Merger to be consummated at such time.

7.2. Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, SunCoast shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of NBC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of SunCoast and its Subsidiaries, and, during such period, SunCoast shall, and shall cause its Subsidiaries to, make available to NBC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which SunCoast is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as NBC may reasonably request. Neither SunCoast nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule or regulation applicable to the institution in possession or control of such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) NBC shall hold all information furnished by SunCoast or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between NBC and SunCoast (the “Confidentiality Agreement”).

(c) No investigation by NBC or its respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of SunCoast set forth herein.

7.3. Stockholder Approval. SunCoast shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “SunCoast Stockholders Meeting”) for the purpose of obtaining the Required SunCoast Vote and, except as provided hereby, shall take all lawful action to solicit the unanimous adoption of this Agreement by such stockholders. The Board of Directors of SunCoast shall recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of SunCoast (the “SunCoast Recommendation”); provided, however, that the Board of Directors of SunCoast may (x) withdraw, modify, qualify in any manner adverse to NBC, condition or refuse to make such recommendation or (y) take any other action or make any other public statement in connection with the SunCoast Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in SunCoast Recommendation”) if the Board of Directors of SunCoast determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the stockholders of SunCoast at the SunCoast Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve SunCoast of such obligation.

7.4. Acquisition Proposals.

(a) SunCoast agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as hereinafter defined), other than any such transaction permitted by Section 6.2, or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that subject to compliance with Subsection (c) below and after the Board of Directors of SunCoast concludes in good faith based on a written opinion of its outside counsel attesting that the foregoing restriction in 7.4(a) constitutes a breach of the SunCoast Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, SunCoast may, and may permit is Subsidiaries and its and their representatives to, in response to an unsolicited Acquisition Proposal, furnish or cause to be furnished confidential information or data and participate in negotiations or discussions regarding such Acquisition Proposal; and provided further that, prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to such party than the Confidentiality Agreement. The term “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1-02 of Regulation S-X.

(b) Except as set forth herein, SunCoast agrees that neither it nor any of its officers or directors shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Notwithstanding the foregoing, in the event that, prior to the date of its SunCoast Stockholders Meeting, if SunCoast receives an unsolicited bona fide Acquisition Proposal and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined), SunCoast may, to the extent that its Board of Directors concludes in good faith based on the written opinion its outside legal counsel attesting that the foregoing restriction in 7.4(b) constitutes a breach of the SunCoast Board of Director’s statutory and common law obligations to its stockholders and that failure to take such actions would result in a violation of its fiduciary duties under applicable law, approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal to acquire, directly or indirectly, a majority of the total voting power of the capital stock of SunCoast or any of its Significant Subsidiaries, or all or substantially all of the assets of SunCoast or any of its Significant Subsidiaries, which the Board of Directors of SunCoast concludes, in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of SunCoast, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

(c) SunCoast agrees that it will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons with respect to any Acquisition Proposal, except those contemplated by this Agreement. SunCoast will (i) promptly (within two Business Days) following the receipt of any Acquisition Proposal, or of any inquiry which could reasonably be expected to lead to an Acquisition Proposal, advise NBC of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep NBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis and (ii) in the event of a person making a Superior Proposal, furnish NBC a copy of the relevant proposed transaction agreements with such person making such Superior Proposal and other material documents.

7.5. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of NBC and SunCoast shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SunCoast or NBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of NBC and SunCoast agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which NBC or SunCoast is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

7.6. Affiliates. SunCoast shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of SunCoast to deliver to NBC, as soon as practicable after the date of this Agreement, and in any event prior to the date of the SunCoast Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to NBC, relating to required transfer restrictions on the NBC Common Stock received by them in the Merger pursuant to Rule 145.

7.7. Employees; Employee Benefit Plans.

(a) As of or as soon as practicable following the Effective Time, the employees of SunCoast and its Subsidiaries (the “SunCoast Employees”) shall become employees of NBC or a Subsidiary thereof and shall be eligible to participate in the NBC Plans in which similarly situated employees of NBC or Cadence participate, to the same extent as similarly situated employees of NBC or Cadence (it being understood that inclusion of SunCoast Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require NBC or any of its Subsidiaries to make any grants to any SunCoast Employee under the NBC Stock Option Plans, it being understood that any such grants are completely discretionary, (ii) nothing contained herein shall require NBC or any of its Subsidiaries to permit a SunCoast Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with SunCoast or any of its Subsidiaries to participate in any severance or change in control of agreement or plan offered by NBC or any of its Subsidiaries, (iii) nothing contained herein shall require a SunCoast Employee’s participation in the NBC defined benefit pension or NBC Stock Ownership Plan.

(b) With respect to each NBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for participation or accrual of benefits under any NBC defined benefit pension plan), service with SunCoast or any Subsidiary shall be treated as service with NBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding the foregoing, existing vacation entitlements of current

SunCoast officers and employees shall be the same as set forth in SunCoast’s written vacation policy in effect immediately prior to the effective date of this Agreement, provided that, any incremental entitlements shall be awarded by qualifying for such increments under the vacation policy of NBC. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any NBC Plan (as may be required or governed by the Health Insurance Portability and Accountability Act of 1996). Each NBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable SunCoast Plan to the extent information is provided by the employee, third-party administrator or insurance carrier. SunCoast Employees shall be given full credit for amounts paid under a corresponding SunCoast or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the NBC Plan during the applicable plan year.

(c) Concurrently with the execution of this Agreement by the parties hereto, (i) each of John S. Wilks, William F. Gnerre, and Kerry J. Ward shall enter into a Termination and Release Agreement substantially in the form of Exhibit A hereto, and (ii) John S. Wilks, William F. Gnerre, and Kerry J. Ward shall enter into an employment agreement substantially in the form of Exhibit B hereto.

(d) Immediately prior to the Effective Time, each SunCoast Employee who is a participant in the SunCoast Employee 401(k) Plan (the “SunCoast Employee 401(k) Plan”) shall become fully vested in his or her employer matching account balance in the SunCoast Employee 401(k) Plan. Immediately prior to the Effective Time, the SunCoast Employee 401(k) Plan shall be terminated by the current trustee of the SunCoast Employee 401(k) Plan and the SunCoast employees who are then participating in the SunCoast Employee 401(k) Plan shall become participants in the NBC Employee 401(k) Plan.

(e) Any person who is serving as an employee of either SunCoast or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by NBC or any of its Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from NBC or its Subsidiary equal in amount to two week’s base pay for each full year such employee was employed by SunCoast or a SunCoast Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance; provided that the benefits payable pursuant to this Section 7.7(e) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to SunCoast’s written severance policy described in Section 4.11(a) of the SunCoast Disclosure Schedule and subject to the terms and conditions set forth therein. For purposes of this Section 7.7(e), “Cause” shall mean termination because of the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

(f) Section 7.7(f) of the SunCoast Disclosure Schedule sets forth the earned but untaken vacation for employees of SunCoast and its Subsidiaries as of September 30, 2005. If the employment of any employee of SunCoast or any of its Subsidiaries identified on Section 7.7(f) of the SunCoast Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any vacation pay earned (consistent with the financial statements provided by SunCoast to NBC) based on such employee’s employment from January 1, 2006 to the Effective Time shall be paid to the employee to the extent not used prior to the termination of employment.

(g) Notwithstanding anything to the contrary contained herein, pursuant to terms and conditions mutually agreed to by NBC and SunCoast after the date hereof, SunCoast may pay cash retention bonuses to employees of SunCoast and its Subsidiaries who are selected by SunCoast and approved by NBC, such approval not to be unreasonably withheld, in order to help retain key employees (who are not otherwise covered by an employment or similar contract) through the Effective Time and for a specified period thereafter.

7.8. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of SunCoast or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SunCoast, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise (a list of which with respect to the directors and officers of SunCoast or any of its Subsidiaries as of the date of this Agreement is set forth in Section 7.8(a) of the SunCoast Disclosure Schedule) or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, NBC shall indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of SunCoast as in effect on the date of this Agreement, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by the FBCA, from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NBC thereof, provided that the failure to so notify shall not affect the obligations of NBC under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices NBC. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC; provided, however, that (A) NBC shall have the right to assume the defense thereof and upon such assumption NBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if (x) NBC elects not to assume such defense or (y) counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between NBC and the Indemnified Parties, then the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBC, and NBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) NBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel (in addition to local counsel) for any action or group of related actions for all Indemnified Parties, (C) NBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) NBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or regulation.

(b) Nothing contained in Section 7.8(a) or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of SunCoast may have under applicable law or regulation or the SunCoast’s Articles of Incorporation, Bylaws or the equivalent documents of any Subsidiary of SunCoast, as applicable, in each case as in effect on the date hereof, which NBC agrees to honor in accordance with their terms. Without limiting the foregoing, NBC also agrees that the limitations on liability existing in favor of the Indemnified Parties in SunCoast’s Articles of Incorporation or the equivalent documents of any SunCoast Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(c) NBC shall use its reasonable best efforts to cause the persons serving as officers and directors of SunCoast immediately prior to the Effective Time to be covered for a period of three years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by NBC (provided that NBC’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of SunCoast than the terms and conditions of the existing directors’ and officers’ liability insurance policy of SunCoast, and provided further that in no event will NBC be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by SunCoast for the insurance covering the officers and directors of SunCoast (the “Insurance Amount”), and provided, further, that if NBC is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding proviso, NBC shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(e) If NBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBC shall assume the obligations set forth in this Section 7.8.

7.9. Advise of Changes. NBC and SunCoast shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

7.10. Subsequent Interim and Annual Financial Statements. As soon as reasonably practicable after they become available after the end of each calendar quarter ending after the date of this Agreement, each party hereto shall furnish to the other party (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders’ equity) of SunCoast and each of its Subsidiaries or of NBC and each of its Subsidiaries, as the case may be, as of and for such month then ended and (ii) any internal management reports relating to the foregoing. All information furnished by a party hereto pursuant to this Section 7.10 shall be held in confidence by the other party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

7.11. Reorganization; Certain Modifications.

(a) Neither NBC nor SunCoast shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) At or before the Effective Time, upon the request of NBC, SunCoast shall, consistent with GAAP, modify and change its employee benefits, loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of NBC; provided, however, that SunCoast shall not be required to take such action (x) more than five Business Days prior to the Effective Time, and (y) unless NBC agrees in writing that all conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date; and provided further that no party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any such actions which may be undertaken on account of this Section 7.11(b).

7.12. Exemption From Liability Under Section 16(b). Assuming that SunCoast delivers to NBC the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of NBC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the SunCoast Insiders (as defined below) of NBC Common Stock in exchange for shares of SunCoast Common Stock in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by SunCoast to NBC prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the SunCoast Insiders, the number of shares of SunCoast Common Stock held by each such SunCoast Insider and the number and description of the SunCoast Options held by each such SunCoast Insider. “SunCoast Insiders” shall mean those officers and directors of SunCoast who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.13. Stock Exchange Listing. NBC shall use its reasonable best efforts to cause the shares of NBC Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time.

7.14. Board of Directors and Officers of Surviving Company. Following the date of this Agreement, the board of directors of NBC immediately prior to the Effective Time, shall be the board of directors of the Surviving Entity (except as set forth below). In connection with the authorization of the execution of this Agreement, the Board of Directors approved the appointment of H. Ronald Foxworthy, the chairman of the board of SunCoast, to fill a vacancy on the NBC Board of Directors effective on the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) SunCoast shall have obtained the Required SunCoast Vote in connection with the adoption of this Agreement and NBC shall have obtained the Required NBC Vote in connection with the adoption of this Agreement.

(b) The shares of NBC Common Stock to be issued to the holders of SunCoast Common Stock upon consummation of the Merger shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

(c) All regulatory approvals required to consummate the transactions contemplated hereby (including the approval of the Merger by the FRB under BHCA; the approval of the National Bank Merger by the OCC and FDIC and by the Commissioner under the Florida banking law) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f) Prior to the filing of Proxy Statement/Prospectus, SunCoast will have received from an investment banker engaged by SunCoast, an opinion, to the effect that, as of the Execution Date, the consideration to be paid to the stockholders of SunCoast in the Merger is fair from a financial point of view to such holders of SunCoast Common Stock, a signed copy of which shall have been delivered to NBC.

8.2. Conditions to Obligations of NBC. The obligations of NBC to effect the Merger are also subject to the satisfaction or waiver by NBC at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of SunCoast set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.8(i)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and Section 4.8(i)) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on SunCoast. NBC shall have received a certificate signed on behalf of SunCoast by the Chief Executive Officer and Chief Financial Officer of SunCoast to the foregoing effect.

(b) SunCoast shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBC shall have received a certificate signed on behalf of SunCoast by the Chief Executive Officer and the Chief Financial Officer of SunCoast to such effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company.

(d) NBC shall have received an opinion of Adams and Reese, LLP, counsel to NBC, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Adams and Reese, LLP may require and rely upon written representations from SunCoast, NBC and others.

8.3. Conditions To Obligations Of SunCoast. The obligation of SunCoast to effect the Merger is also subject to the satisfaction or waiver by SunCoast at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of NBC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on NBC. SunCoast shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to the foregoing effect.

(b) NBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SunCoast shall have received a certificate signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to such effect.

(c) SunCoast shall have received an opinion Smith, Gambrell and Russell, LLP, counsel to SunCoast, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from SunCoast, NBC and others.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of NBC and SunCoast in a written instrument, if the Board of Directors of each of NBC and SunCoast so determines;

(b) by either NBC or SunCoast if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either NBC or SunCoast if the Effective Time shall not have occurred on or before December 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either NBC or SunCoast in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(c), provided that the failure to consummate the Merger is not caused by the party seeking to terminate pursuant to this Section 9.1(d).

(e) by either NBC or SunCoast (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(f) by either NBC or SunCoast if the Required SunCoast Vote shall not have been obtained at the SunCoast Stockholders Meeting or at any adjournment or postponement thereof;

(g) by NBC, if (i) the Board of Directors of SunCoast shall have failed to unanimously recommend adoption of this Agreement by the stockholders of SunCoast or shall have effected a Change in SunCoast Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) SunCoast shall have breached the terms of Section 7.4 hereof in any respect materially adverse to NBC;

(h) by NBC if a tender offer or exchange offer for 10% or more of the outstanding shares of SunCoast Common Stock is commenced (other than by NBC or a Subsidiary thereof), and the Board of Directors of SunCoast recommends that the stockholders of SunCoast tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

(i) by SunCoast in connection with entering into a definitive agreement in accordance with Section 7.4(b); or

(j) SunCoast shall have the right to terminate this Agreement, through a resolution adopted by a majority of the entire Board of Directors, if both of the following conditions are satisfied:

(A) the Average Market Price shall be less than the product of .80 and the Execution Date Average Market Price; and

(B) the quotient obtained by dividing the Average Market Price by the Execution Date Average Market Price (“Price Ratio”) shall be less than the quotient obtained by dividing the “Index Price” (hereinafter defined) on the Closing Date by the Index Price on the Execution Date and subtracting .20 from such quotient (such number being referred to herein as the “Index Ratio”).

For purposes of this provision, the “Index Price” on a given date shall mean the closing price of the NASDAQ Bank Index as reported by Bloomberg LP (symbol: CBNK). If SunCoast elects to exercise its termination right pursuant to the provision (j) above, it shall give prompt written notice thereof to NBC at any time during the five business day period commencing on the business day preceding the day before the proposed Closing Date provided that such election to terminate may be withdrawn at any time within the aforementioned five business day period. During the five business day period following the day on which NBC receives such notice, NBC shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the product of .80, the Execution Date Average Market Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Market Price and (ii) a number equal to a quotient (rounded to the nearest four decimal places), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Price Ratio. If NBC makes this election within such five business day period, it shall give prompt written notice to SunCoast of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(j), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 9.1(j). If the Closing Date would naturally occur during NBC’s five business day option period pursuant to the terms of this Agreement, the Closing Date shall be extended until a date selected by NBC no more than ten (10) business days following close of such five-day period (unless NBC does not exercise its option and the Agreement is thereby terminated).

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either NBC or SunCoast as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of NBC, SunCoast, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NBC nor SunCoast shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) SunCoast shall pay NBC, by wire transfer of immediately available funds, the sum of $1,500,000 (the “Termination Fee”) if this Agreement is terminated by NBC pursuant to Sections 9.1(g) and (h), or by SunCoast pursuant to 9.1(h) and (i), then SunCoast shall pay the Termination Fee on the second business day following termination.

9.3. Amendment. Subject to compliance with applicable law and the provisions of Section 2.7 hereof, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of SunCoast or of NBC; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to NBC, to:	NBC Capital Corp.
NBC Plaza
P.O. Box 1187
Starkville, Mississippi 39760
Facsimile: (662) 323-1341
Attention: Lewis F. Mallory, Jr.

	with a copy to:	Adams and Reese LLP
One Houston Center
1221 McKinney
Houston, Texas 77010
Facsimile: (713) 652-5152
Attention: Mark L. Jones

(b)	if to SunCoast, to:	SunCoast Bancorp, Inc.
8592 Potter Park Drive, Suite 200
Sarasota, FL 34238
Facsimile: (941) 924-5525
Attention: President

	with a copy to:	Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, GA 30309-3592
Facsimile: (404) 685-7058
Attention: Robert C. Schwartz, Esq.

10.4. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require SunCoast, NBC or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

10.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

10.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi (except to the extent that mandatory provisions of federal law or the FBCA are applicable).

10.8. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9. Publicity. NBC and SunCoast shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the OTC (in the case of such a release or statement by SunCoast) or the American Stock Exchange (in the case of such a release or statement by NBC). Without limiting the reach of the preceding sentence, NBC and SunCoast shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, SunCoast and its Subsidiaries shall (a) consult with NBC regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide NBC with stockholder lists of SunCoast and (c) allow and facilitate NBC contact with stockholders of SunCoast and other prospective investors.

10.10. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided for herein (including Section 7.8 hereof), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, NBC and SunCoast have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NBC:

NBC CAPITAL CORPORATION, a Mississippi corporation

By:	/s/ LEWIS F. MALLORY, JR.
Name:	Lewis F. Mallory, Jr.
Title:	Chairman and CEO

SUNCOAST:

SUNCOAST BANCORP, INC., a Florida corporation

By:	/s/ JOHN T. STAFFORD
Name:	John T. Stafford
Title:	President and CEO

APPENDIX B

FLORIDA RIGHT OF SHAREHOLDERS TO APPRAISAL

FLORIDA BUSINESS CORPORATION ACT

607.1301. APPRAISAL RIGHTS; DEFINITIONS.

The following definitions apply to Sections 607.1302—607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of Section 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in Sections 607.1302—607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. RIGHT OF SHAREHOLDERS TO APPRAISAL.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to Section 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under Sections 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under Section 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by Section 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to Section 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in Section 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in Section 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. NOTICE OF APPRAISAL RIGHTS.

(1) If proposed corporate action described in Section 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of Sections 607.1302—607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to Section 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in Section 607.1322.

(3) If the proposed corporate action described in Section 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to Section 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in Section 607.1322.

607.1321. NOTICE OF INTENT TO DEMAND PAYMENT.

(1) If proposed corporate action requiring appraisal rights under Section 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under Section 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to Section 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. APPRAISAL NOTICE AND FORM.

(1) If proposed corporate action requiring appraisal rights under Section 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of Section 607.1321. In the case of a merger under Section 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under Section 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of Sections 607.1302—607.1333

607.1323. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to Section 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to Section 607.1322(2)(b) 2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to Section 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. SHAREHOLDER’S ACCEPTANCE OF CORPORATION’S OFFER.

(1) If the shareholder states on the form provided in Section 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH OFFER.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to Section 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to Section 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in Section 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to Section 607.1322(2)(b)4.

607.1330. COURT ACTION.

(1) If a shareholder makes demand for payment under Section 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to Section 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. COURT COSTS AND COUNSEL FEES.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with Sections 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to Section 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. DISPOSITION OF ACQUIRED SHARES.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. LIMITATION ON CORPORATE PAYMENT.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of Section 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

APPENDIX C

May 12, 2006

Board of Directors

SunCoast Bancorp, Inc.

8592 Potter Park Drive, Suite 200

Sarasota, Florida 34238

Members of the Board:

We understand that SunCoast Bancorp, Inc. and its wholly-owned subsidiary SunCoast Bank (collectively the “Company”) have entered into an Agreement and Plan of Merger dated March 16, 2006 (the “Agreement”) with NBC Capital Corporation (“NBC”) (the “Merger”). Under the terms of the Agreement, the purchase price per share for each share of Company’s common stock will be $20.50 per share in the form of cash, NBC common stock, or a combination of cash and NBC common stock (the “Consideration”). You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be received by the Company’s shareholders under the terms of the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. We have been retained by the Company in a financial advisory capacity solely to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of NBC and the Company. We have reviewed: (i) the Agreement; (ii) audited financial statements of NBC for the five years ended December 31, 2005; (iii) audited financial statements of the Company for five year period ended December 31, 2005; (iv) unaudited financial statements of NBC for the three months ended March 31, 2006; (v) unaudited financial statements of the Company for the three months ended March 31, 2006; and (vi) certain other financial and operating information with respect to the business, operations and prospects of NBC and the Company. We also: (a) held discussions with members of managements of both NBC and the Company regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of both NBC and the Company and compared that to similar data of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of NBC and the Company with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of the Company. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of SunCoast Bancorp, Inc.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (“MBCA”) contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and stockholders whom they serve. Article 8, Sub-article E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations.

MBCA Section 79-4-2.02(b)(5) permits the corporation to include an obligatory indemnification for directors in its Articles of Incorporation for all acts other than: (i) distributions made in excess of standards established by Mississippi law or in the corporation’s articles of incorporation, for which Section 79-4-8.33 imposes personal liability on directors to the corporation; and (ii) circumstances where, in his performance as a director, a director has received a financial benefit to which he is not entitled, he intentionally inflicts harm on the corporation or its stockholders or he intentionally violates any criminal law.

Article 11 of our articles of incorporation complies with the permitted indemnification provision of Section 79-4-2.02(b)(5). The personal liability of a director is eliminated unless he breaches his duty of loyalty to the corporation or its stockholders, commits acts or omissions not in good faith, or which involve intentional misconduct or knowing violation of law, permits unlawful distributions or receives an improper personal benefit from any transaction. Article 11 further permits us to advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. The MBCA specifically provides in Section 79-4-8.53 that such advances are allowed by Mississippi law. Such advances may be made under the MBCA only after a determination that the director met all relevant standards of conduct.

Section 79-4-8.56 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as to a director. Article VI of our by-laws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons. Indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.

Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI, Section 4 of our by-laws permits us to obtain such insurance. We carry director and officer insurance as permitted under our by-laws and the MBCA.

The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits:

2.1	Agreement and Plan of Merger by and between NBC Capital Corporation and SunCoast Bancorp, Inc., dated as of March 16, 2006 (included as Appendix A to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

2.2	Agreement and Plan of Merger by and between NBC Capital Corporation and Seasons Bancshares, Inc., dated as of March 21, 2006 (included as Exhibit 99.1 of Form 8-K filed on March 22, 2006 and incorporated herein by reference).

3.1	Articles of Incorporation of NBC Capital Corporation (included as Exhibit 3(i) to Form 10-Q dated August 8, 2005 and incorporated herein by reference).

3.2	By-laws of NBC Capital Corporation (included as Exhibit 3(b) to NBC Capital Corporation’s Registration Statement on Form S-4A, filed with the Commission on November 4, 1998, Commission File No. 333-65545, which Exhibit 3(b) is incorporated herein by reference).

4.1	Indenture Agreement of NBC Capital Corporation dated as of December 30, 2003, for $30,928,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2033, with U. S. Bank National Association, as Trustee (included as Exhibit 4 to Form 10-K for the year ended December 31, 2003, dated March 9, 2004 and incorporated herein by reference).

4.2	Indenture Agreement dated as of December 19, 2002, between Enterprise Bancshares, Inc. and State Street Bank and Trust Company of Connecticut, National Association, as trustee (included as Exhibit 4.1 to Form 8-K, dated April 1, 2004 and incorporated herein by reference).

4.3	Supplemental Indenture dated March 31, 2004, between NBC Capital Corporation (as successor by merger to Enterprise Bancshares, Inc.) and U. S. Bank National Association (successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as trustee (included as Exhibit 4.2 to Form 8-K, dated April 1, 2004 and incorporated herein by reference).

*5.1	Legal Opinion of Adams and Reese LLP regarding legality of securities being registered.

*8.1	Legal Opinion of Adams and Reese LLP regarding certain tax matters.

*8.2	Legal Opinion of Smith, Gambrell & Russell, LLP regarding certain tax matters.

10.1	2001 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 4 of Form S-8 filed August 8, 2001 and incorporated herein by reference).

10.2	Salary Reduction Thrift Plan (incorporated by reference to Exhibit 4.3 of Form S-8 filed December 13, 2001 and incorporated herein by reference).

10.3	2003 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 4 of Form S-8 filed June 24, 2003 and incorporated herein by reference).

10.4	Employment Agreement Dated May 16, 2003, by and between NBC Capital Corporation and Richard T. Haston (incorporated by reference to Exhibit 10.3 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.5	Employment Agreement Dated June 4, 2003, by and Between NBC Capital Corporation and Mark A. Abernathy (incorporated by reference to Exhibit 10.2 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.6	Employment Agreement Dated June 18 2003, by and Between NBC Capital Corporation and Lewis F. Mallory, Jr. (incorporated by reference to Exhibit 10.1 of Form 10-Q filed August 11, 2003 and incorporated herein by reference).

10.7	NBC Capital Corporation 2005 Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of Form 8-K filed December 7, 2004 and incorporated herein by reference).

10.8	Revolving Credit Agreement dated December 16, 2005, between NBC Capital Corporation, as borrower, and SunTrust Bank, as lender (included as Exhibit 99.1 to Form 8-K, dated December 19, 2005 and incorporated herein by reference).

10.9	Pledge Agreement dated as of December 16, 2005, between NBC Capital Corporation, as pledgor, and SunTrust Bank, as secured party (included as Exhibit 99.2 to Form 8-K, dated December 19, 2005 and incorporated herein by reference).

21.1	Subsidiaries of the Corporation (included as Exhibit 21.1 of Form 10-K filed on March 14, 2006 and incorporated herein by reference).

23.1	Consent of T.E. Lott, Independent Registered Public Accounting Firm.

23.2	Consent of Hacker, Johnson & Smith, PA.

23.3	Consent of The Carson Medlin Company.

*23.4	Consent of Adams and Reese LLP (included in Exhibit 5.1).

*23.5	Consent of Smith, Gambrell & Russell LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*99.1	Form of Proxy of SunCoast Bancorp, Inc.

*	To be filed by amendment.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Starkville, State of Mississippi, on May 17, 2006.

NBC CAPITAL CORPORATION

By	/s/ L. F. MALLORY, JR.
L. F. Mallory, Jr. Chairman of Board and Chief Executive Officer

By	/s/ MARK A. ABERNATHY
Mark A. Abernathy President and Chief Operating Officer

By	/s/ RICHARD T. HASTON
Richard T. Haston Executive Vice President and Chief Financial Officer

By	/s/ J. AUBREY ADAIR
J. Aubrey Adair Vice President and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard T. Haston his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ GREGORY M. DUCKETT Gregory M. Duckett Director	By:	/s/ HARRY STOKES SMITH Harry Stokes Smith Director
Date:	May 17, 2006	Date:	May 17, 2006

By:	/s/ ROBERT L. CALVERT, III Robert L. Calvert, III Director	By:	/s/ JAMES D. GRAHAM James D. Graham Director
Date:	May 17, 2006	Date:	May 17, 2006

By:	/s/ JAMES C. GALLOWAY, JR. James C. Galloway, Jr. Director	By:	/s/ ROBERT S. CALDWELL, JR. Robert S. Caldwell, Jr. Director
Date:	May 17, 2006	Date:	May 17, 2006

By:	/s/ J. NUTIE DOWDLE J. Nutie Dowdle Director	By:	/s/ ROBERT A. CUNNINGHAM Robert A. Cunningham Director
Date:	May 17, 2006	Date:	May 17, 2006

By:	/s/ SAMMY J. SMITH Sammy J. Smith Director	By:	/s/ CLIFTON S. HUNT Clifton S. Hunt Director
Date:	May 17, 2006	Date:	May 17, 2006

By:	/s/ ROBERT S. JONES Robert S. Jones Director
Date:	May 17, 2006